      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1994


                                                       REGISTRATION NO. 33-52833
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                             ---------------------
                                SPX CORPORATION
               (Exact name of registrant as specified in charter)

                   Delaware                                         38-1016240
        (State or other jurisdiction of                          (I.R.S. Employer
        incorporation or organization)                          Identification No.)

                            700 Terrace Point Drive
                            Muskegon, Michigan 49443
                                 (616) 724-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               James M. Sheridan
               Vice President, Administration and General Counsel
                            700 Terrace Point Drive
                            Muskegon, Michigan 49443
                                 (616) 724-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   Copies to:

               George C. McKann                                  William R. Kunkel
           Gardner, Carton & Douglas                   Skadden, Arps, Slate, Meagher & Flom
            321 North Clark Street                             333 West Wacker Drive
            Chicago, Illinois 60610                           Chicago, Illinois 60606
                (312) 644-3000                                    (312) 407-0700

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

[LOGO]                            $260,000,000

                                SPX CORPORATION


                   11 3/4% SENIOR SUBORDINATED NOTES DUE 2002

                            ------------------------


     Interest on the 11 3/4% Senior Subordinated Notes due 2002 (the "Notes") of SPX Corporation ("SPX" or the "Company") is payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1994. The Notes will mature on June 1, 2002. The Notes will be subject to redemption at the option of the Company, in whole or in part, at any time on or after June 1, 1998 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Prior to June 1, 1996, up to 30% of the aggregate principal amount of the Notes outstanding on the date of the Indenture (as defined herein) will be redeemable at the option of the Company from the net proceeds of a Public Equity Offering (as defined herein) at 110.75% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein),
(i) the Company will have the option to redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, plus the Applicable Premium (as defined herein) and (ii) subject to certain conditions, the Company will be required to make an offer to purchase each holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds to satisfy its repurchase obligations upon a Change of Control. Under certain circumstances, the Company may become obligated to offer to repurchase the Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase with the net proceeds of certain Asset Sales (as defined herein). See "Description of the Notes."



     The Notes will be unsecured senior subordinated obligations of the Company, senior in right of payment to Subordinated Indebtedness (as defined herein) of the Company and subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Company conducts a significant portion of its operations through subsidiaries, and the Notes will be effectively subordinated to all liabilities of these subsidiaries, including trade payables. As of March 31, 1994, on a pro forma basis after giving effect to the Refinancing (as defined herein), including the sale of the Notes offered hereby (the "Offering") and the application of the estimated net proceeds therefrom, the aggregate principal amount of Senior Indebtedness outstanding of the Company and indebtedness and trade payables of the Company's subsidiaries that effectively rank senior to the Notes would have been approximately $190 million. The Indenture will limit, but not prohibit, the incurrence by the Company of additional Senior Indebtedness or Pari Passu Indebtedness (as defined herein).


     SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                             PRICE TO           UNDERWRITING          PROCEEDS TO
                                            PUBLIC (1)          DISCOUNT (2)        COMPANY (1)(3)
- ------------------------------------------------------------------------------------------------------
Per Note...............................         100%                2.75%               97.25%
- ------------------------------------------------------------------------------------------------------
Total..................................     $260,000,000         $7,150,000          $252,850,000
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------



(1) Plus accrued interest, if any, from June 6, 1994.


(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $991,156.
                            ------------------------


     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about June 6, 1994.

                            ------------------------

MERRILL LYNCH & CO.
                     DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                                         WERTHEIM SCHRODER & CO.
                                                         INCORPORATED
                            ------------------------


                  The date of this Prospectus is May 27, 1994.

                               [Insert Pictures]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. An investment in the Notes involves certain risks which should be considered by prospective purchasers. See "Investment Considerations." Prospective purchasers are urged to read this Prospectus in its entirety. Unless the context otherwise requires, the terms "SPX" and the "Company" refer to SPX Corporation and its consolidated subsidiaries. References herein to "pro forma" information reflect adjustments giving effect to the 1993 Transactions and the Refinancing (as such terms are defined herein), except that references herein to "pro forma" information as of March 31, 1994 and for the three months ended March 31, 1994 reflect adjustments giving effect only to the Refinancing.

                                  THE COMPANY


     The Company designs, manufactures and markets specialty service tools for the franchised dealers of vehicle manufacturers and piston rings and automatic transmission filters for original equipment manufacturers ("OEMs"). The Company also is a designer, manufacturer and marketer of electronic engine diagnostic equipment, emission testing equipment, wheel service equipment and other specialty service tools for independent vehicle aftermarket users in North America and Europe. The Company also provides numerous other original equipment components, including cylinder sleeves, die cast parts, valve train components and solenoid valves, to OEMs, and specialty service tools to other non-vehicle markets. In 1993, on a pro forma basis, the Company sold approximately one-third of its products to new vehicle manufacturers, and substantially all of the balance to the vehicle aftermarket.


     The Company operates in two principal business segments: specialty service tools and original equipment components. The specialty service tools segment designs, manufactures and markets a wide range of specialty service tools and diagnostic equipment through widely recognized brand names, such as Allen Testproducts, Bear(R), Kent-Moore(R), Lowener, Miller Special Tools, OTC(R), Power Team(R), Robinair(R) and V.L. Churchill. These products include specialty hand-held mechanical tools, gauges, hand-held electronic diagnostic instruments, wheel service equipment, performance test equipment, emission testing equipment, refrigerant recovery and recycling equipment, battery testing equipment, high-pressure hydraulics, engine coolant recovery and recycling systems and air conditioning and refrigeration service equipment. The Company's specialty service tools are primarily sold to the vehicle maintenance and repair market and are used primarily by the OEMs' franchised dealers and other independent service technicians to diagnose and service a wide range of vehicle systems and equipment. The Company's sales of specialty service tools represented approximately 52% of its total sales in 1993, on a pro forma basis.

     The original equipment components segment designs, manufactures and markets component parts for vehicles. These parts primarily fall into five product lines: (i) piston and transmission rings, cylinder sleeves and other castings,
(ii) precision die castings, (iii) tappets, valve guides and roller rocker arms,
(iv) automatic transmission fluid filters and other filter products and (v) solenoid valves. The Company sells these products to OEMs directly and to the replacement parts market ("aftermarket") through private brand organizations, which include the service divisions of OEMs. The Company's sales of original equipment components represented approximately 46% of its total sales in 1993, on a pro forma basis.

     The Company believes that it is a technological leader in the design and manufacture of its principal products and that it is one of the highest quality manufacturers of specialty service tools and original equipment components in its markets. The Company is a "Tier 1" supplier to many OEMs and has received numerous quality awards and certifications from General Motors, Ford, Chrysler and other OEM customers. Suppliers that design, engineer, manufacture and conduct quality control testing are generally referred to as "Tier 1" suppliers.

     The Company believes that the markets it serves offer significant growth opportunities for its businesses. The Company's business strategy is to focus on and invest in these core markets for specialty service tools and original equipment components and to expand its leading market positions. The key elements of this strategy include: (i) implementation of structural changes to operations, (ii) operational improvements, (iii) increased specialty service tool offerings and (iv) leveraging of long-term relationships with existing customers.

     Implementation of Structural Changes to Operations. In 1993, the Company completed several transactions which increased the Company's revenues by approximately 25% from approximately $801 million in 1992 to $1.0 billion on a pro forma basis in 1993. These transactions, described below, were completed in order to increase the Company's product offerings, strengthen its sales and service capabilities and better position the Company to capitalize on prevailing market and industry trends and opportunities.

     - Created the Automotive Diagnostics division through the acquisition of Allen Testproducts and its combination with the Company's Bear Automotive business. This new division will enhance the Company's electronic engine diagnostics, emission testing and wheel service equipment capabilities and is expected to result in annualized cost savings to the Company, through consolidation of operations and work force reductions, in excess of $20 million.

     - Created SPX Credit Corporation through the acquisition of the leasing company affiliated with Allen Testproducts and its combination with the Company's existing leasing operations. This business supports the Automotive Diagnostics division by providing customers with a leasing option when purchasing the division's products.

     - Divested the Company's aftermarket parts distribution business and the Company's window and door hardware manufacturing business. These divestitures generated approximately $189 million in net cash proceeds which the Company used to reduce indebtedness and to further invest in its core businesses.

     - Acquired the 49% interest in Sealed Power Technologies Limited Partnership ("SPT") held by Riken Corporation ("Riken"), a Japanese corporation (the "SPT Purchase"). SPT represents substantially all of the Company's original equipment components segment.

     The foregoing transactions, together with the consolidation of Sealed Power Technologies (Europe) Limited Partnership ("SP Europe") into the Company's financial statements, are referred to herein as the "1993 Transactions."

     Operational Improvements. The Company continually explores ways to increase its operational efficiency while maintaining its reputation as a manufacturer of high-quality products. Ongoing programs to meet this objective include the addition of new machinery, consolidation of facilities and other productivity improvements.

     Increased Specialty Service Tool Offerings. The market for the Company's specialty service tools has increased as a result of several recent trends: (i) the increase in the frequency of new model introductions by OEMs, (ii) the advance in the engineering, computerization and technological complexity of these new introductions and (iii) the increase in service dollars spent at franchise dealers as a result of extended new vehicle warranty periods. By continuing to strengthen its involvement in the design phase of OEM product development and identifying applications for new and existing specialty service tools, the Company believes it can capitalize on these trends. In addition, the growing number of environmental laws and regulations have created a demand for new technologies and products, including the Company's refrigerant recycling systems and vehicle exhaust emission testing equipment. The Company will continue to aggressively pursue this market by continuing to develop new products and technologies.

     Leveraging of Long-Term Relationships With Existing Customers. The trend of OEMs to contract sourcing of components to fewer outside suppliers favors larger, more efficient suppliers with high-quality products. The Company historically has had strong relationships, some of which date back 80 years, with major OEMs, including General Motors, Ford and Chrysler. In addition, the Company believes that its status as a Tier 1 supplier to many OEMs, which permits the Company to assume primary responsibility for the design, engineering, manufacturing and quality control of certain product or product assembly programs, will continue to provide the Company with opportunities to offer products to its customers at a lower cost and afford the Company a competitive advantage in securing new business for both of its business segments.

     The Company has international operations located in Australia, Brazil, Canada, France, Germany, Italy, The Netherlands, Singapore, Spain, Switzerland and the United Kingdom. It also has a 70% interest in SP Europe, which has operations in France, Germany and Spain, a 50% interest in two Japanese corporations, a 50% interest in a German corporation and a 40% interest in a Mexican corporation. See "Business--International Operations." In addition, the Company is involved in a joint venture located in the United States and will continue to pursue other joint venture and investment relationships as opportunities inside and outside the United States arise.

                                THE REFINANCING

     The Offering is part of a refinancing plan (the "Refinancing") designed to provide the Company with additional financial and operating flexibility and better position the Company to implement its business strategy. The Refinancing will increase the Company's available cash flow by reducing scheduled principal amortization payments. The Company believes the Refinancing will increase its operating flexibility by, among other things, permitting the Company to capitalize on internal and external growth opportunities. The Refinancing consists of the:

     (i) execution of a new credit agreement (the "Bank Credit Agreement") in March 1994 which provides the Company with a $250 million revolving credit facility (the "Revolving Credit Facility") which, upon consummation of the Offering, will be reduced to provide the Company with up to $225 million of borrowing capacity;


     (ii) borrowing of approximately $166 million under the Revolving Credit Facility which, in combination with $39 million in cash, will be used to repay approximately $205 million of the Company's outstanding indebtedness, and the use of approximately $57 million of cash to consummate the SPT Purchase for $39 million and pay prepayment and other fees and expenses relating to these transactions aggregating approximately $18 million; and



     (iii) sale of $260 million aggregate principal amount of the Notes offered hereby and the application of the net proceeds therefrom (estimated to be $252 million) to (a) reduce the outstanding borrowings under the Revolving Credit Facility from approximately $166 million to approximately $131 million, (b) repay all outstanding indebtedness of SPT, aggregating approximately $208 million, and (c) pay approximately $9 million of certain prepayment fees related to these transactions.



Upon completion of the Refinancing, the Company expects to have approximately $94 million of remaining borrowing capacity under the Revolving Credit Facility. See "Use of Proceeds."


     The following table sets forth the sources and uses of funds in the Refinancing, including the Initial Transactions (as defined herein) and the Final Transactions (as defined herein). See "Capitalization."


                                                      FIRST           SECOND
                                                     QUARTER         QUARTER
                                                     INITIAL         INITIAL          FINAL         COMPLETE
                                                   TRANSACTIONS    TRANSACTIONS    TRANSACTIONS    REFINANCING
                                                   ------------    ------------    ------------    -----------
                                                                          (in millions)
SOURCES:
  Bank Credit Agreement.........................      $ 35.0          $130.9          $(34.7)        $ 131.2
  The Notes.....................................          --              --           260.0           260.0
  Cash..........................................        94.2             2.3              --            96.5
                                                   ------------    ------------    ------------    -----------
     Total Sources..............................      $129.2          $133.2          $225.3         $ 487.7
                                                   ------------    ------------    ------------    -----------
                                                   ------------    ------------    ------------    -----------
USES:
  Existing SPX debt.............................      $ 80.1          $124.7              --         $ 204.8
  Existing SPT debt.............................          --              --           207.8           207.8
  Payment to consummate SPT Purchase............        39.0              --              --            39.0
  Payment of fees and expenses related to the
     Refinancing................................        10.1             8.5            17.5            36.1
                                                   ------------    ------------    ------------    -----------
     Total Uses.................................      $129.2          $133.2          $225.3         $ 487.7
                                                   ------------    ------------    ------------    -----------
                                                   ------------    ------------    ------------    -----------

                                  THE OFFERING


Notes Offered.................   $260,000,000 aggregate principal amount of 11 3/4% Senior
                                 Subordinated Notes due 2002.

Maturity Date.................   June 1, 2002.

Interest Payment Dates........   June 1 and December 1 of each year, commencing December 1,
                                 1994.

Mandatory Redemption..........   None.

Optional Redemption...........   The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 1998 at the redemption prices set forth herein, plus accrued and
                                 unpaid interest, if any, to the date of redemption. Prior to
                                 June 1, 1996, up to 30% of the aggregate principal amount of the Notes outstanding on the date of the Indenture will be redeemable at the option of the Company from the net
                                 proceeds of a Public Equity Offering at 110.75% of the
                                 principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption. See
                                 "Description of the Notes--Optional Redemption."

Change of Control.............   Upon a Change of Control, (i) the Company will have the
                                 option to redeem the Notes, in whole or in part, at a
                                 redemption price equal to the principal amount thereof,
                                 together with accrued and unpaid interest, if any, to the
                                 date of redemption, plus the Applicable Premium and (ii)
                                 subject to certain conditions, the Company will be required to make an offer to purchase each holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid
                                 interest, if any, to the date of repurchase. The Company
                                 will not, however, be obligated to make such an offer to
                                 purchase each holder's Notes if a third party makes such an offer in the manner, at the times and otherwise in
                                 compliance with the requirements applicable to such an offer made by the Company and purchases all Notes validly tendered and not withdrawn under such an offer. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon Change
                                 of Control," "Investment Considerations-- Substantial
                                 Indebtedness" and "Investment Considerations--Change of
                                 Control."

Ranking.......................   The Notes will be unsecured senior subordinated obligations of the Company, subordinated to all existing and future
                                 Senior Indebtedness, which includes borrowings under the
                                 Bank Credit Agreement. The Notes will rank pari passu with any existing and future senior subordinated indebtedness of the Company and will rank senior to all other Subordinated
                                 Indebtedness (as defined herein). As of March 31, 1994, on a pro forma basis, the aggregate principal amount of Senior
                                 Indebtedness outstanding of the Company and indebtedness and trade payables of the Company's subsidiaries that
                                 effectively rank senior to the Notes would have been
                                 approximately $190 million. See "Description of the
                                 Notes--Subordination."

Restrictive Covenants.........   The Indenture pursuant to which the Notes will be issued
                                 will contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i)
                                 limitation on indebtedness, (ii) limitation on dividends and other restricted payments, (iii) limitation on redemption of capital stock of the Company and of certain subordinated
                                 obligations of the Company, (iv) limitation on liens, (v)
                                 limitation on disposition of proceeds of asset sales, (vi)
                                 restriction on transfer of assets, (vii) limitation on
                                 issuance and sale of capital stock by restricted

                                 subsidiaries, (viii) limitation on transactions with
                                 affiliates, (ix) limitation on dividend and other payment
                                 restrictions affecting restricted subsidiaries, (x)
                                 limitation on guarantees by restricted subsidiaries, (xi)
                                 limitation on certain other subordinated indebtedness and
                                 (xii) restrictions on mergers, consolidations and the
                                 transfer of all or substantially all of the assets of the
                                 Company to another person. See "Description of the
                                 Notes--Certain Covenants."

Use of Proceeds...............   The net proceeds to the Company from the sale of the Notes offered hereby will be used to: (i) reduce the outstanding borrowings under the Revolving Credit Facility from
                                 approximately $166 million to approximately $131 million,
                                 (ii) repay all outstanding indebtedness under SPT's existing credit facilities, aggregating approximately $107 million, and certain other indebtedness of SPT, aggregating
                                 approximately $1 million, (iii) redeem $100 million
                                 aggregate principal amount of SPT's 14 1/2% Senior
                                 Subordinated Debentures due May 15, 1999 (the "SPT
                                 Debentures") and (iv) pay approximately $9 million of
                                 certain prepayment fees related to these transactions. See
                                 "Use of Proceeds" and "Capitalization."

Absence of Public Market......   There is no public market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on the
                                 Nasdaq Stock Market ("Nasdaq"). The Company has been advised by the Underwriters that, following the completion of the
                                 initial offering of the Notes, the Underwriters presently
                                 intend to make a market in the Notes; however, the
                                 Underwriters are under no obligation to do so and may
                                 discontinue such market-making activities at any time
                                 without notice. No assurance can be given as to the
                                 liquidity of the trading market for the Notes or that an
                                 active public market for the Notes will develop. If an
                                 active public market does not develop, the market price and liquidity of the Notes may be adversely affected.


     Prior to making an investment decision, prospective purchasers should consider all of the information set forth in this Prospectus and should evaluate the factors set forth in "Investment Considerations" herein.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary historical consolidated financial data for the periods indicated. The financial data for the five years ended December 31, 1993 have been derived from the audited Consolidated Financial Statements of the Company for such periods. The financial data for the three months ended March 31, 1994 and March 31, 1993 are unaudited, but in the opinion of the Company reflect all adjustments necessary for a fair presentation of such data. The data for the three months ended March 31, 1994 and March 31, 1993 are not necessarily indicative of results of operations for the fiscal year. The following summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere or incorporated by reference in this Prospectus.


                                                           THREE MONTHS
                                                              ENDED
                                                             MARCH 31                    YEAR ENDED DECEMBER 31
                                                         ----------------    -----------------------------------------------
                                                          1994      1993      1993       1992      1991      1990      1989
                                                         ------    ------    -------    ------    ------    ------    ------
                                                                                (dollars in millions)
OPERATING DATA:
Revenues..............................................   $277.5    $179.2    $ 756.1    $801.2    $673.5    $708.2    $632.0
Costs and expenses:
  Cost of products sold...............................    207.4     121.8      508.0     533.2     461.6     466.7     419.1
  Selling, general and administrative.................     54.2      50.8      207.6     209.9     194.0     193.9     172.1
  Other, net..........................................      0.6       1.5        7.5       6.6       3.1       1.5       1.8
  Restructuring and special charges (1)...............        -         -       27.5         -      18.2         -         -
  SPT equity losses (2)...............................        -       0.6       26.9       2.4       8.5       5.3       4.7
  SP Europe equity losses (3).........................        -         -       21.5         -         -         -         -
                                                         ------    ------    -------    ------    ------    ------    ------
Operating income (loss)...............................     15.3       4.5      (42.9)     49.1     (11.9)     40.8      34.3
  Interest expense, net...............................     10.2       3.9       17.8      15.1      16.8      17.7       9.9
  (Gain) on sale of businesses (4)....................        -         -     (105.4)        -         -         -      (8.9)
                                                         ------    ------    -------    ------    ------    ------    ------
Income (loss) before income taxes and cumulative
  effect of change in accounting methods and
  extraordinary loss..................................      5.1       0.6       44.7      34.0     (28.7)     23.1      33.3
Provision (benefit) for income taxes..................      2.0       0.2       29.5      13.4      (7.1)      8.8      12.7
                                                         ------    ------    -------    ------    ------    ------    ------
Income (loss) before cumulative effect of change in
  accounting methods and extraordinary loss...........      3.1       0.4       15.2      20.6     (21.6)     14.3      20.6
Cumulative effect of change in accounting methods,
  net of taxes (5)....................................        -     (31.8)     (31.8)     (5.7)        -         -         -
Extraordinary loss, net of taxes (6)..................        -         -      (24.0)        -         -         -         -
Discontinued operations, net of taxes.................        -         -          -         -         -         -      57.7
                                                         ------    ------    -------    ------    ------    ------    ------
Net income (loss).....................................   $  3.1    $(31.4)   $ (40.6)   $ 14.9    $(21.6)   $ 14.3    $ 78.3
                                                         ------    ------    -------    ------    ------    ------    ------
                                                         ------    ------    -------    ------    ------    ------    ------
Ratio of earnings to fixed charges (7)................     1.46x     1.24x      5.15x     2.98x        -      2.30x     4.05x
FINANCIAL RATIOS AND OTHER DATA:
EBITDA (8)............................................   $ 25.1    $ 11.5    $  57.4    $ 76.8    $ 38.6    $ 66.0    $ 58.7
Depreciation..........................................      8.1       5.2       19.1      19.6      19.4      16.0      16.2
Amortization..........................................      1.7       1.2        5.3       5.7       4.4       3.9       3.5
Capital expenditures..................................     10.3       3.9       15.1      20.4      19.4      26.7      41.0
BALANCE SHEET DATA (AT PERIOD END):
Working capital.......................................   $123.1    $207.0    $ 119.4    $182.2    $195.1    $260.7    $186.1
Property, plant and equipment, net....................    198.4     115.4      198.1     116.8     116.3     117.9     109.1
Total assets..........................................    947.9     580.5    1,024.4     560.3     579.3     624.1     574.6
Long-term debt........................................    338.5     179.4      336.2     160.3     199.7     226.2     152.7
Shareholders' equity..................................    148.0     157.3      145.4     185.5     180.7     210.6     202.1


                                                        (footnotes on next page)

(footnotes for preceding page)
- ---------------
(1) In 1993, the Company recognized a $27.5 million ($18.5 million aftertax) restructuring charge to combine its Bear Automotive operation with Allen Testproducts. In 1991, an $18.2 million ($14.7 million aftertax) special charge was recorded for organizational and facility consolidation of two operating units, the write off of certain capitalized computer software development costs, charges associated with further globalization of the Company's original equipment components affiliated businesses with an overseas partner, and charges for losses associated with certain project development investments and notes receivable related to previous sales of certain business units.

(2) Fiscal years 1989 through 1992 were restated to record the Company's previous 49% share of SPT's income or losses, the effect of amortizing the difference between its investment balance and its share of SPT's initial partnership capital deficit and an adjustment required to record the Company's previous investment in SPT at historical cost. Previously, because SPT indebtedness was non-recourse to the Company, the Company properly did not reflect its share of equity losses of SPT and did not amortize the difference between its investment balance and its share of SPT's initial partnership capital deficit. The cumulative effect of this 1989 through 1992 restatement was a pretax charge of $15.9 million (or a $10.1 million aftertax reduction) to previously reported shareholders' equity.

(3) Until December 31, 1993, the Company reported that it held a 50% interest in SP Europe. As of December 31, 1993, Riken's pending participation in SP Europe reverted to the Company in connection with the transaction to acquire Riken's 49% interest in SPT. SP Europe had not been previously consolidated due to the Company's deemed temporary control and because non-recourse (to the partners) financing was being pursued. Up to December 31, 1993, the Company carried its investment in SP Europe at zero. Due to the resulting 70% ownership, the Company is recording its share of cumulative losses since the partnership formation in mid-1991 of $21.5 million.

(4) During 1993, the Company divested its aftermarket parts distribution and window and door hardware manufacturing businesses. See "Business--Business Strategy." During 1989, the Company divested five small businesses.

(5) In the first quarter of 1993, the Company adopted new accounting methodology for its employee stock ownership plan ("ESOP") and reflected its 49% share of SPT's 1993 adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions. In 1992, the Company adopted new accounting methodology for postretirement benefits other than pensions, and income taxes.

(6) Reflects costs associated with prepayment of certain Company and SPT indebtedness.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect of change in accounting methods and extraordinary loss, plus SPT equity losses, SP Europe equity losses and fixed charges. Fixed charges consist of interest expense, net (including amortization of deferred financing costs), and that portion of rental expense estimated to be representative of the interest factor. Earnings were insufficient to cover fixed charges by $20.2 million in 1991.


(8) EBITDA represents operating income (loss) before restructuring and special charges, SPT equity losses, SP Europe equity losses, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the Company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service its indebtedness.

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table presents unaudited summary pro forma consolidated financial data for the periods indicated. The pro forma financial data are derived from the Consolidated Financial Statements included elsewhere in this Prospectus. The following pro forma information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere or incorporated by reference in this Prospectus. The unaudited pro forma operating data and financial ratios assume that (i) the Refinancing and the 1993 Transactions occurred as of April 1, 1993 and January 1, 1993 for the last twelve months ended March 31, 1994 and the year ended December 31, 1993, respectively, and (ii) the Refinancing occurred as of January 1, 1994 for the three months ended March 31, 1994. The unaudited pro forma balance sheet data assume that the Refinancing occurred as of the balance sheet dates. The unaudited pro forma information does not purport to represent what the results of operations or financial position of the Company would actually have been if the Refinancing and the 1993 Transactions had in fact occurred on such dates. For additional information, see "Pro Forma Consolidated Financial Statements."


                                                           LAST TWELVE       THREE MONTHS     YEAR ENDED
                                                           MONTHS ENDED         ENDED          DEC. 31,
                                                          MARCH 31, 1994    MARCH 31, 1994       1993
                                                          --------------    --------------    ----------
                                                                      (dollars in millions)
OPERATING DATA:
Revenues...............................................      $1,031.0           $277.5         $1,003.7
Costs and expenses:
  Cost of products sold................................         774.4            207.4            752.7
  Selling, general and administrative..................         210.4             54.2            210.7
  Other, net...........................................           4.5              0.6              4.2
  Restructuring and special charges (1)................          27.5                -             27.5
                                                          --------------       -------        ----------
Operating income.......................................          14.2             15.3              8.6
  Interest expense, net................................          41.7             10.4             41.3
                                                          --------------       -------        ----------
Income (loss) before income taxes and cumulative effect
  of change in accounting methods and extraordinary
  loss.................................................         (27.5)             4.9            (32.7)
Provision (benefit) for income taxes...................          (5.1)             1.9             (6.2)
                                                          --------------       -------        ----------
Net income (loss) (2)..................................      $  (22.4)          $  3.0         $  (26.5)
                                                          --------------       -------        ----------
                                                          --------------       -------        ----------
Ratio of earnings to fixed changes (3).................             -             1.43x               -
FINANCIAL RATIOS AND OTHER DATA:
EBITDA (4).............................................      $   82.7           $ 25.6         $   77.1
Depreciation...........................................          32.5              8.1             32.5
Amortization...........................................           8.5              2.2              8.5
Capital expenditures...................................          33.8             10.3             30.6
BALANCE SHEET DATA (AT PERIOD END):
Working capital........................................      $  182.0           $182.0         $  170.3
Property, plant and equipment, net.....................         198.4            198.4            198.1
Total assets...........................................         954.6            954.6            932.4
Long-term debt.........................................         406.4            406.4            400.2
Shareholders' equity...................................         148.0            148.0            145.4


                                                        (footnotes on next page)

(footnotes for preceding page)
- ---------------
(1) In 1993, the Company recognized a $27.5 million ($18.5 million aftertax) restructuring charge to combine its Bear Automotive operation with Allen Testproducts.

(2) Net income excludes a $31.8 million charge for the cumulative effect of change in accounting methods, net of taxes recorded in the first quarter of 1993 and a $24 million extraordinary loss, net of taxes recorded in the fourth quarter of 1993.


(3) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect of change in accounting methods and extraordinary loss, plus SPT equity losses, SP Europe equity losses and fixed charges. Fixed charges consist of interest expense, net (including amortization of deferred financing costs) and that portion of rental expense estimated to be representative of the interest factor. Earnings were insufficient to cover fixed charges by $27.5 million in pro forma last twelve months ended March 31, 1994 and by $32.7 million in pro forma year ended December 31, 1993. If the 1993 restructuring charge is excluded from pro forma last twelve months ended March 31, 1994 earnings, the pro forma ratio of earnings to fixed charges would have been 1.0x.



(4) EBITDA represents operating income (loss) before restructuring and special charges, SPT equity losses, SP Europe equity losses, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the Company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service its indebtedness.

                           INVESTMENT CONSIDERATIONS

     Prospective purchasers of the Notes should consider carefully the investment considerations set forth below as well as the other information contained in this Prospectus before purchasing the Notes.

SUBSTANTIAL INDEBTEDNESS


     The Company will have significant debt service obligations after completion of the Refinancing. On a pro forma basis, assuming that the Refinancing had occurred on March 31, 1994, the Company would have had total outstanding long-term indebtedness (including the current portion thereof) and total shareholders' equity of approximately $406 million and $148 million, respectively. See "Capitalization." The Company would have had, subject to certain conditions, up to $94 million of additional borrowing capacity under the Bank Credit Agreement as of that date.


     The Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (ii) a portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and future business opportunities, (iii) a portion of the Company's borrowings under the Bank Credit Agreement will be at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates, (iv) such indebtedness contains financial and restrictive covenants which, if violated, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company, (v) the Company may be more vulnerable to general economic and industry downturns, (vi) the Company's ability to purchase the Notes upon a Change of Control may be impaired and (vii) all of the indebtedness under the Bank Credit Agreement will become due prior to the maturity of the Notes. In addition, the Bank Credit Agreement contains certain covenants which could limit the Company's operating and financial flexibility. See "Description of the Bank Credit Agreement" and "Description of the Notes."

SUBORDINATION OF THE NOTES


     The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness, which includes indebtedness under the Bank Credit Agreement. As of March 31, 1994, on a pro forma basis, the aggregate principal amount of Senior Indebtedness outstanding of the Company and indebtedness and trade payables of the Company's subsidiaries that effectively rank senior to the Notes would have been approximately $190 million. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations in respect of the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, the Company may not pay the principal of, premium, if any, or interest on, and any other amounts owing in respect of, the Notes, or purchase, redeem or otherwise retire the Notes, if a default in payment exists with respect to Senior Indebtedness. Under certain circumstances, no payments may be made for a specific period with respect to the principal of, premium, if any, or interest on, and any other amounts owing in respect of, the Notes if a nonpayment default exists with respect to certain Senior Indebtedness, including indebtedness under the Bank Credit Agreement. See "Description of the Notes--Subordination."


     The Company conducts a substantial portion of its operations through its subsidiaries, including SPT, and depends, in significant part, on the earnings and cash flow of, and dividends from, such subsidiaries to pay its obligations, including payments of principal of, premium, if any, and interest on the Notes. Any right of the Company and its creditors (including the holders of the Notes) to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (except the Company, to the extent it may itself be a creditor of such subsidiary), including trade creditors. Accordingly, the Notes will be effectively subordinated to the claims of creditors of the Company's subsidiaries. Upon completion of the Refinancing, including the prepayment of

SPT's bank indebtedness and the SPT Debentures, the subsidiaries of the Company will not be contractually restricted from paying dividends to the Company, although the Bank Credit Agreement imposes certain limitations on such subsidiaries' ability to make advances to the Company in the form of loans.

     The indebtedness under the Revolving Credit Facility is unsecured, and the Bank Credit Agreement contains a negative covenant limiting the Company's right to grant security interests in its assets. The Notes will not be secured by any assets of the Company, and the Company will have the right under the Indenture to grant security interests in substantially all of its assets to secure Senior Indebtedness. See "Description of the Bank Credit Agreement" and "Description of the Notes."

RECENT LOSSES; FIXED CHARGE COVERAGE


     The Company reported a net loss in fiscal year 1993 of approximately $41 million. Included in this loss was a restructuring charge, and equity losses in SPT and SP Europe aggregating approximately $57 million aftertax, changes in accounting methods of approximately $32 million aftertax and an extraordinary loss of approximately $24 million (which includes costs related to the early retirement of the Company's indebtedness), offset by an aftertax gain of approximately $64 million on the sale of two businesses. On a pro forma basis, the Company would have had a net loss of approximately $27 million in 1993. There can be no assurance that the Company will not continue to have net losses in the future. The Company believes, however, that such losses will not continue and that net income and cash available to it from future operations will be sufficient to enable it to meet debt service requirements of the Notes and other indebtedness. In the quarter ended March 31, 1994, net income of the Company was $3.1 million. Operating income before restructuring and special charges, SPT equity losses, SP Europe equity losses and depreciation and amortization for the fiscal years ended December 31, 1991, 1992 and 1993 was approximately $39 million, $77 million and $57 million, respectively, and for the quarter ended March 31, 1994 was approximately $25 million. If the Company does experience additional net losses for a sustained period, it may be unable to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions.



     On a pro forma basis, the Company's earnings before fixed charges would have been inadequate to cover its fixed charges by approximately $28 million in the twelve month period ended March 31, 1994. If the 1993 restructuring charge of approximately $28 million is excluded from pro forma earnings in the twelve month period ended March 31, 1994, the pro forma ratio of earnings to fixed charges would have been 1.0x. However, there can be no assurance that the Company will have earnings before fixed charges sufficient to cover fixed charges in the future, including interest payments on the Notes.


MOTOR VEHICLE INDUSTRY CYCLICALITY

     Approximately one-third of the Company's operations are directly related to domestic and foreign motor vehicle production, which is cyclical and dependent on general economic conditions and other factors. Any significant reduction in motor vehicle production would have an adverse effect on the level of the Company's sales to OEMs and the Company's business and financial results. In addition, there is substantial and continuing pressure from the major OEMs to reduce sourcing costs, including costs associated with outside suppliers such as the Company.

RELIANCE ON MAJOR CUSTOMERS

     The Company's worldwide sales in 1993 to General Motors, Ford and Chrysler would have constituted approximately 17%, 10% and 8%, respectively, of its consolidated sales on a pro forma basis. No other customers accounted for more than 5% of the Company's consolidated sales in 1993. See "Business--Significant Customers."

     Although the Company has had long-standing relationships with General Motors, Ford and Chrysler and sells a variety of products to various divisions of each company, if the Company lost any significant portion of its sales to any of these customers, such loss would have a material adverse effect on the financial condition and results of operations of the Company.

COMPETITION

     The Company competes globally with a number of other manufacturers and distributors. Quality, technological innovation and price are the primary elements of competition. These competitors include vertically integrated units of the Company's major OEM customers, as well as a large number of independent domestic and international suppliers. A number of these companies are larger and have greater resources than the Company. A number of the Company's major OEM customers manufacture for their own use products that compete with certain of the Company's products. Although these OEM customers have indicated that they will continue to rely on outside suppliers, the OEMs could elect to manufacture such products to meet their own requirements or to compete with the Company. There can be no assurance that the Company will not be adversely affected by increased competition in the markets in which it operates. The competitive environment also has changed dramatically over the past few years as the Company's traditional U.S. OEM customers, faced with intense international competition, have expanded their worldwide sourcing of components with the stated objective of better competing with lower-cost imports. As a result, the Company has experienced competition from suppliers in other parts of the world which enjoy certain competitive advantages such as lower labor costs, lower health care costs and, in some cases, export or raw material subsidies.

ABSENCE OF PUBLIC MARKET

     There is no public market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on Nasdaq. The Company has been advised by the Underwriters that, following the completion of the initial offering of the Notes, the Underwriters presently intend to make a market in the Notes; however, the Underwriters are under no obligation to do so and may discontinue such market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

CHANGE OF CONTROL

     In the event of a Change of Control, subject to certain conditions, each holder of Notes will be entitled to require the Company to repurchase any or all of the Notes held by such holder at the prices stated herein. Prepayment of the Notes pursuant to a Change of Control, however, will constitute a default under the Bank Credit Agreement and, therefore, the lenders will have the right to require repayment in full of the borrowings under the Bank Credit Agreement. The Company's obligations under the Bank Credit Agreement are senior in right of payment to the Notes and the Bank Credit Agreement will not permit the purchase of the Notes in the event of a Change of Control absent consent of the lenders. In addition, even if the Company is permitted by such lenders to purchase the Notes in the event of a Change of Control, there can be no assurance that the Company will have available funds sufficient to purchase all of the Notes that might be delivered by holders of Notes seeking to accept the Company's offer to repurchase the Notes. See "Description of the Notes--Certain Covenants--Purchase of Notes upon Change of Control."

                              RECENT DEVELOPMENTS

     On March 17, 1994, SPX consummated the SPT Purchase by acquiring the 49% ownership interest in SPT owned by Riken for $39 million. The SPT Purchase was effective as of December 31, 1993. SPT constitutes substantially all of the Company's original equipment components segment.

                                USE OF PROCEEDS


     The proceeds to the Company from the sale of the Notes, net of the estimated discount to the Underwriters and expenses related to the Offering, are estimated to be approximately $252 million and will be used to: (i) reduce the outstanding borrowings under the Revolving Credit Facility from approximately $166 million to approximately $131 million, (ii) repay all outstanding indebtedness under SPT's existing credit facilities, aggregating approximately $107 million, and certain other indebtedness of SPT, aggregating approximately $1 million, (iii) redeem $100 million aggregate principal amount of the SPT Debentures and (iv) pay approximately $9 million of certain prepayment fees related to these transactions.


     Borrowings under the Revolving Credit Facility mature on March 15, 1999, and bear interest, at the Company's option, either at (i) the greater of (x) the rate announced as the corporate base rate of the agent bank and (y) the applicable federal funds rate plus 0.5% or (ii) a Eurodollar rate plus 1%. On March 31, 1994, the interest rate under this facility was 4.69%. The Revolving Credit Facility obligates the Company to enter into hedging arrangements which fix the interest rate of approximately $75 million of borrowings thereunder at 8% for an average weighted maturity of at least two years. As of March 31, 1994, borrowings under the Revolving Credit Facility aggregating approximately $35 million and available cash were used by the Company to repay approximately $80 million of the existing indebtedness of the Company (excluding indebtedness of SPT). In the second quarter of 1994, borrowings under the Revolving Credit Facility will be used to repay the remaining $125 million of existing indebtedness of the Company (excluding indebtedness of SPT). The indebtedness of SPT will be repaid from the proceeds of the Offering.

     The existing credit facilities of SPT being repaid consist of a term loan facility, under which approximately $74 million was outstanding as of March 31, 1994, and a revolving loan facility, under which approximately $33 million was outstanding as of such date. Both credit facilities mature on September 30, 1996 and bear interest at a rate equal to, at the option of SPT, either LIBOR (adjusted for statutory reserves) plus 2 1/4% or an alternate base rate (which approximates the prime lending rate) plus 1 1/4%, which interest rate as of March 31, 1994, was 6.0%. However, SPT has entered into hedging arrangements that fix the interest rate on approximately $70 million of these facilities, as of March 31, 1994, at 11 1/4%.

     The SPT Debentures bear interest at the rate of 14 1/2% per annum and mature on May 15, 1999. Upon consummation of the Offering, the Company will deposit sufficient funds in trust with the trustee for the SPT Debentures to redeem the SPT Debentures. Upon such deposit, the indenture relating to the SPT Debentures will be discharged.


     The Bank Credit Agreement allows the Company to borrow up to $225 million under the Revolving Credit Facility upon consummation of the Offering. At such time, the Company expects to have approximately $94 million of remaining borrowing capacity under the Revolving Credit Facility.

                                 CAPITALIZATION


     In connection with the SPT Purchase, the Company entered into the Bank Credit Agreement. The Revolving Credit Facility made available under this agreement provided the Company with borrowing availability of $250 million, the primary purpose of which was to make additional working capital available and to permit the repayment of certain indebtedness of the Company, which, as a result of the SPT Purchase, could otherwise have been accelerated by the lenders thereof. In the first quarter of 1994, the Company borrowed approximately $35 million under the Revolving Credit Facility which, together with $45 million in cash, the Company used to repay approximately $80 million of its outstanding indebtedness. In addition, the Company used approximately $49 million of cash to
(i) consummate the SPT Purchase for $39 million and (ii) pay prepayment and other fees and expenses relating to these transactions amounting to approximately $10 million. The foregoing transactions are sometimes referred to as the "First Quarter Initial Transactions." In the second quarter of 1994, the Company will borrow approximately $131 million under the Revolving Credit Facility which, together with approximately $2 million of cash, the Company will use to repay approximately $125 million of its outstanding indebtedness and to pay related prepayment fees and expenses amounting to approximately $8 million. The foregoing transactions are sometimes referred to as the "Second Quarter Initial Transactions" and, together with the First Quarter Initial Transactions, are sometimes referred to collectively as the "Initial Transactions."


     The Company will use the net proceeds from the Offering to: (i) reduce the outstanding borrowings under the Revolving Credit Facility from $166 million to $131 million, (ii) repay all outstanding indebtedness of SPT, aggregating approximately $208 million and (iii) pay approximately $9 million of certain prepayment and other fees and expenses related to these transactions. See "Use of Proceeds." The foregoing transactions are sometimes referred to as the "Final Transactions." The Initial Transactions and the Final Transactions collectively constitute the Refinancing.

     The following table sets forth the historical consolidated capitalization of the Company and as adjusted to give effect to the Second Quarter Initial Transactions as though such transactions were consummated on March 31, 1994, and as further adjusted for the Final Transactions. The table should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Selected Historical Consolidated Financial Information" included elsewhere in this Prospectus.


                                                                                           MARCH 31, 1994
                                                                   --------------------------------------------------------------
                                                                                SECOND QUARTER
                                                                                   INITIAL          AS         FINAL        PRO
                                                                   HISTORICAL    TRANSACTIONS    ADJUSTED   TRANSACTIONS   FORMA
                                                                   ----------   --------------   --------   ------------   ------
                                                                                           (in millions)
NOTES PAYABLE AND CURRENT MATURITIES OF LONG-TERM DEBT:
SPX
  Senior notes, 9.72%.........................................     $  5.0        $ (5.0)       $    -                   $   -
  Note to Allen Group, 8.0%...................................        6.6          (6.6)            -                       -
  ESOP guarantee..............................................        0.7          (0.7)            -                       -
  Other debt..................................................        3.9          (3.9)            -                       -
                                                                   ------
    Total SPX.................................................       16.2                           -                       -
                                                                   ------
SPT
  Term bank loan..............................................       26.7                        26.7      $  (26.7)        -
  Mortgage note, 9.625%.......................................        1.3                         1.3          (1.3)        -
                                                                   ------
    Total SPT.................................................       28.0                        28.0                       -
                                                                   ------
Total notes payable and current maturities of long-term debt..       44.2                        28.0
                                                                   ------
LONG-TERM DEBT:
SPX
  Bank Credit Agreement.......................................       35.0         130.9         165.9         (34.7)    131.2
  Senior notes, 9.72% and 9.58%...............................       70.0         (70.0)            -                       -
  Industrial revenue bonds....................................       15.2                        15.2                    15.2
  Note to Allen Group, 8.0%...................................       13.1         (13.1)            -                       -
  ESOP guarantee..............................................       11.9         (11.9)            -                       -
  Other debt..................................................       13.5         (13.5)            -                       -
  Notes offered hereby........................................          -                           -         260.0     260.0
                                                                   ------
    Total SPX.................................................      158.7                       181.1                   406.4
                                                                   ------
SPT
  Senior subordinated debentures, 14.5%.......................      100.0                       100.0        (100.0)        -
  Term bank loan..............................................       46.8                        46.8         (46.8)        -
  Revolving credit loans......................................       33.0                        33.0         (33.0)        -
                                                                   ------
    Total SPT.................................................      179.8                       179.8                       -
                                                                   ------
Total long-term debt..........................................      338.5                       360.9                   406.4
                                                                   ------
Total debt....................................................      382.7                       388.9                   406.4
                                                                   ------
SHAREHOLDERS' EQUITY:
  Common stock, par value $10 per share, 50,000,000 shares
    authorized; 15,555,835 shares issued......................      155.8                       155.8                   155.8
  Paid-in capital.............................................       58.6                        58.6                    58.6
  Retained earnings...........................................       22.1                        22.1                    22.1
  Other.......................................................      (88.5)                      (88.5)                  (88.5)
                                                                   ------
Total shareholders' equity....................................      148.0                       148.0                   148.0
                                                                   ------
Total capitalization..........................................     $530.7                      $536.9                  $554.4
                                                                   ------                      ------                  ------
                                                                   ------                      ------                  ------

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Pro Forma Consolidated Financial Statements of the Company are unaudited and are derived from the Consolidated Financial Statements included elsewhere in this Prospectus.

     The Unaudited Condensed Pro Forma Consolidated Statements of Operations (i) for the three months ended March 31, 1994 have been adjusted to give effect to the Refinancing as if the Refinancing had occurred on January 1, 1994 and (ii) for the year ended December 31, 1993 have been adjusted to give effect to the Refinancing and the 1993 Transactions as if such transactions had occurred on January 1, 1993. The Unaudited Condensed Pro Forma Consolidated Balance Sheet at March 31, 1994 has been adjusted to give effect to the Refinancing as if the Refinancing had occurred on March 31, 1994. The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable. The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the transactions had occurred on the dates specified or to project the Company's financial position or results of operations for any future period.

     The Pro Forma Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere or incorporated by reference in this Prospectus.

      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   THREE MONTHS ENDED MARCH 31, 1994
                                                                 --------------------------------------
                                                                                PRO FORMA
                                                                 HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                 ----------    -----------    ---------
                                                                             (in millions)
Revenues......................................................     $277.5         $   -        $ 277.5

Costs and expenses:
  Cost of products sold.......................................      207.4             -          207.4
  Selling, general and administrative.........................       54.2             -           54.2
  Other, net..................................................        0.6             -            0.6
                                                                 ----------    -----------    ---------
Operating income..............................................       15.3             -           15.3
  Interest expense, net.......................................       10.2           0.2(1)        10.4
                                                                 ----------    -----------    ---------
Income before income taxes....................................        5.1          (0.2)           4.9
Provision (benefit) for income taxes..........................        2.0          (0.1)(2)        1.9
                                                                 ----------    -----------    ---------
Net income....................................................     $  3.1         $(0.1)       $   3.0
                                                                 ----------    -----------    ---------
                                                                 ----------    -----------    ---------


- ---------------
(1) Adjustment to interest expense, net, to reflect estimated interest expense assuming that the Revolving Credit Facility and the Notes were outstanding on January 1, 1994. Pro forma adjustments also reflect amortization of deferred financing fees.

(2) Adjustment to income tax expense to reflect a consolidated effective rate of 39%.

      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          YEAR ENDED DECEMBER 31, 1993
                            ----------------------------------------------------------------------------------------
                                         ATP &                                                PRO FORMA
                            HISTORICAL  AGL (1)  SPR (2)  TRUTH (3)  SP EUROPE (4)  SPT (5)  ADJUSTMENTS   PRO FORMA
                            ----------  -------  -------  ---------  -------------  -------  -----------   ---------
                                                                 (in millions)
Revenues...................  $  756.1    $32.4   $(137.9)  $ (79.1)     $  40.6     $391.6     $     -      $1,003.7
Costs and expenses:
  Cost of products sold....     508.0     14.1    (89.5 )    (57.5)        44.6      337.8        (6.8)(1)    752.7
                                                                                                   2.0(5)
  Selling, general and
    administrative.........     207.6     20.5    (37.2 )     (7.3)         9.1       28.2       (10.2)(1)    210.7
  Other, net...............       7.5        -       .2        (.4)          .5       (2.0 )        .3(1)       4.2
                                                                                                  (4.3)(4)
                                                                                                   2.4(5)
  Restructuring charge.....      27.5        -        -          -            -          -           -         27.5
  SPT equity losses........      26.9        -        -          -            -          -       (26.9)(5)        -
  SP Europe equity
    losses.................      21.5        -        -          -            -          -       (21.5)(4)        -
                            ----------  -------  -------  ---------  -------------  -------  -----------   ---------
Operating income (loss)....     (42.9)    (2.2)   (11.4 )    (13.9)       (13.6)      27.6        65.0          8.6
  Interest expense, net....      17.8      1.6        -          -           .9       27.1        (6.1)(6)     41.3
  (Gain) on sale of
    businesses.............    (105.4)       -        -          -            -          -       105.4(7)         -
                            ----------  -------  -------  ---------  -------------  -------  -----------   ---------
Income (loss) before income
  taxes....................      44.7     (3.8)   (11.4 )    (13.9)       (14.5)        .5       (34.3)       (32.7)
Provision (benefit) for
  income taxes.............      29.5        -        -          -            -          -       (35.7)(8)     (6.2)
                            ----------  -------  -------  ---------  -------------  -------  -----------   ---------
Net income (loss) (9)......  $   15.2    $(3.8)  $(11.4 )  $ (13.9)     $ (14.5)    $   .5     $   1.4      $ (26.5)
                            ----------  -------  -------  ---------  -------------  -------  -----------   ---------
                            ----------  -------  -------  ---------  -------------  -------  -----------   ---------


- ---------------

(1) Historical results of Allen Testproducts ("ATP") and its related leasing company, Allen Group Leasing ("AGL"), through June 10, 1993, the date of acquisition. Pro forma adjustments include a $6.8 million reduction in cost of products sold resulting primarily from work force reductions; a $10.2 million reduction in selling, general and administrative resulting primarily from work force reductions; and $.3 million additional goodwill amortization.

(2) Results of the Company's aftermarket parts distribution business, Sealed Power Replacement ("SPR"), through October 22, 1993, the date of divestiture.

(3) Results of the Company's window and door hardware manufacturing business, Truth Hardware ("Truth"), through November 5, 1993, the date of divestiture.

(4) SP Europe was consolidated as of December 31, 1993. This pro forma adds the results of operations for the full year. Pro forma adjustments include the minority owner's share of losses, $4.3 million, and $21.5 million to reverse the Company's share of equity losses as SP Europe is consolidated in the pro forma.

(5) SPT was consolidated as of December 31, 1993. This pro forma adds the results of operations for the full year. Pro forma adjustments include $2.0 million of additional depreciation expense resulting from purchase accounting; $2.4 million to reflect goodwill amortization resulting from purchase accounting; and $26.9 million to reverse the Company's share of equity losses as SPT is consolidated in the pro forma.

(6) Adjustment to interest expense, net, to reflect estimated interest expense assuming that the Revolving Credit Facility and the Notes were outstanding on January 1, 1993. Pro forma adjustments also reflect amortization of deferred financing fees.

(7) Reversal of gain on the sale of SPR and Truth.

(8) Adjustment to income tax expense to reflect a consolidated effective rate of 39% which was then adjusted for the inability to derive tax benefits from SP Europe losses and the effect of the change in the U.S. federal income tax rate to 35% from 34% on deferred tax assets and liabilities.

(9) Income (loss) excludes the cumulative effect of changes in accounting methods for ESOP accounting, SPT's 1993 SFAS No. 106 adoption and the 1993 extraordinary loss recorded for the early retirement of indebtedness.

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                 MARCH 31, 1994
                                     -----------------------------------------------------------------------
                                                     SECOND QUARTER
                                                        INITIAL             AS          FINAL          PRO
                                     HISTORICAL(1)    TRANSACTIONS       ADJUSTED    TRANSACTIONS     FORMA
                                     -------------   --------------      --------    ------------     ------
                                     (in millions)
ASSETS:
Cash and temporary cash
  investments.......................    $  15.0         $   (2.3)(2)      $ 12.7                      $ 12.7
Receivables.........................      148.4                            148.4                       148.4
Inventories.........................      161.1                            161.1                       161.1
Other current assets................      114.7                            114.7                       114.7
                                     -------------                       --------                     ------
  Current assets....................      439.2                            436.9                       436.9
Property, plant and equipment,
  net...............................      198.4                            198.4                       198.4
Other long-term assets..............      310.3                            310.3       $    9.0(3)     319.3
                                     -------------                       --------                     ------
                                        $ 947.9                           $945.6                      $954.6
                                     -------------                       --------                     ------
                                     -------------                       --------                     ------
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
Notes payable and current maturities
  of long-term debt.................    $  44.2         $  (16.2)(2)      $ 28.0       $  (28.0)(4)   $  0.0
Accounts payable....................       80.1                             80.1                        80.1
Accrued liabilities.................      179.2             (8.5)(2)       170.7           (8.5)(3)    162.2
Income taxes payable................       12.6                             12.6                        12.6
                                     -------------                       --------                     ------
Current liabilities.................      316.1                            291.4                       254.9
Long-term liabilities...............      124.0                            124.0                       124.0
Deferred income taxes...............       21.3                             21.3                        21.3
Long-term debt:
  Existing debt.....................      303.5           (108.5)(2)       195.0         (179.8)(4)     15.2
  Bank Credit Agreement.............       35.0            130.9(2)        165.9          (34.7)(4)    131.2
  Notes offered hereby..............        0.0                              0.0          260.0(4)     260.0
                                     -------------                       --------                     ------
Total long-term debt................      338.5                            360.9                       406.4
Shareholders' equity:
  Common stock......................      155.8                            155.8                       155.8
  Paid-in capital...................       58.6                             58.6                        58.6
  Retained earnings.................       22.1                             22.1                        22.1
  Other.............................      (88.5)                           (88.5)                      (88.5)
                                     -------------                       --------                     ------
Total shareholders' equity..........      148.0                            148.0                       148.0
                                     -------------                       --------                     ------
                                        $ 947.9                           $945.6                      $954.6
                                     -------------                       --------                     ------
                                     -------------                       --------                     ------


- ---------------
(1) The effects of the First Quarter Initial Transactions are included in the historical data. See "Capitalization."

(2) Borrowings under the Revolving Credit Facility and use of cash to pay remaining debt extinguishment fees, bank financing fees and organizational fees and to pay existing indebtedness of the Company. As of March 31, 1994, approximately $10 million of debt extinguishment fees and bank financing fees and approximately $80 million of existing indebtedness had been paid.

(3) Payment of fees and expenses related to the Refinancing (including issuance of the Notes).

(4) Includes issuance of the Notes, payment of existing SPT indebtedness and reduction of amount outstanding under the Revolving Credit Facility.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected historical consolidated financial data for the periods indicated. The financial data for the five years ended December 31, 1993 have been derived from the audited Consolidated Financial Statements of the Company for such periods. The financial data for the three months ended March 31, 1994 and March 31, 1993 are unaudited, but in the opinion of the Company reflect all adjustments necessary for a fair presentation of such data. The data for the three months ended March 31, 1994 and March 31, 1993 are not necessarily indicative of results of operations for the fiscal year. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere or incorporated by reference in this Prospectus.


                                                   THREE MONTHS
                                                      ENDED
                                                     MARCH 31                     YEAR ENDED DECEMBER 31
                                                 ----------------    ------------------------------------------------
                                                  1994      1993       1993       1992      1991      1990      1989
                                                 ------    ------    --------    ------    ------    ------    ------
                                                                         (dollars in millions)
OPERATING DATA:
Revenues......................................   $277.5    $179.2    $  756.1    $801.2    $673.5    $708.2    $632.0
Costs and expenses:
  Cost of products sold.......................    207.4     121.8       508.0     533.2     461.6     466.7     419.1
  Selling, general, and administrative........     54.2      50.8       207.6     209.9     194.0     193.9     172.1
  Other, net..................................      0.6       1.5         7.5       6.6       3.1       1.5       1.8
  Restructuring and special charges (1).......        -         -        27.5         -      18.2         -         -
  SPT equity losses (2).......................        -       0.6        26.9       2.4       8.5       5.3       4.7
  SP Europe equity losses (3).................        -         -        21.5         -         -         -         -
                                                 ------    ------    --------    ------    ------    ------    ------
Operating income (loss).......................     15.3       4.5       (42.9)     49.1     (11.9)     40.8      34.3
  Interest expense, net.......................     10.2       3.9        17.8      15.1      16.8      17.7       9.9
  (Gain) on sale of businesses (4)............        -         -      (105.4)        -         -         -      (8.9)
                                                 ------    ------    --------    ------    ------    ------    ------
Income (loss) before income taxes and
  cumulative effect of change in accounting
  methods and extraordinary loss..............      5.1       0.6        44.7      34.0     (28.7)     23.1      33.3
Provision (benefit) for income taxes..........      2.0       0.2        29.5      13.4      (7.1)      8.8      12.7
                                                 ------    ------    --------    ------    ------    ------    ------
Income (loss) before cumulative effect of
  change in accounting methods and
  extraordinary loss..........................      3.1       0.4        15.2      20.6     (21.6)     14.3      20.6
Cumulative effect of change in accounting
  methods, net of taxes (5)...................        -     (31.8)      (31.8)     (5.7)        -         -         -
Extraordinary loss, net of taxes (6)..........        -         -       (24.0)        -         -         -         -
Discontinued operations, net of taxes.........        -         -           -         -         -         -      57.7
                                                 ------    ------    --------    ------    ------    ------    ------
Net income (loss).............................   $  3.1    $(31.4)   $  (40.6)   $ 14.9    $(21.6)   $ 14.3    $ 78.3
                                                 ------    ------    --------    ------    ------    ------    ------
                                                 ------    ------    --------    ------    ------    ------    ------
Ratio of earnings to fixed charges (7)........     1.46x     1.24x       5.15x     2.98x        -      2.30x     4.05x

FINANCIAL RATIOS AND OTHER DATA:
EBITDA (8)....................................   $ 25.1    $ 11.5    $   57.4    $ 76.8    $ 38.6    $ 66.0    $ 58.7
Depreciation..................................      8.1       5.2        19.1      19.6      19.4      16.0      16.2
Amortization..................................      1.7       1.2         5.3       5.7       4.4       3.9       3.5
Capital expenditures..........................     10.3       3.9        15.1      20.4      19.4      26.7      41.0

BALANCE SHEET DATA (AT PERIOD END):
Working capital...............................   $123.1    $207.0    $  119.4    $182.2    $195.1    $260.7    $186.1
Property, plant and equipment, net............    198.4     115.4       198.1     116.8     116.3     117.9     109.1
Total assets..................................    947.9     580.5     1,024.4     560.3     579.3     624.1     574.6
Long-term debt................................    338.5     179.4       336.2     160.3     199.7     226.2     152.7
Shareholders' equity..........................    148.0     157.3       145.4     185.5     180.7     210.6     202.1


                                                    (footnotes on the next page)

(footnotes for preceding page)
- ---------------

(1) In 1993, the Company recognized a $27.5 million ($18.5 million aftertax) restructuring charge to combine its Bear Automotive operation with Allen Testproducts. In 1991, an $18.2 million ($14.7 million aftertax) special charge was recorded for organizational and facility consolidation of two operating units, the write off of certain capitalized computer software development costs, charges associated with further globalization of the Company's original equipment components affiliated businesses with an overseas partner, and charges for possible losses associated with certain project development investments and notes receivable related to previous sales of certain business units.

(2) Fiscal years 1989 through 1992 were restated to record the Company's previous 49% share of SPT's income or losses, the effect of amortizing the difference between its investment balance and its share of SPT's initial partnership capital deficit and an adjustment required to record the Company's previous investment in SPT at historical cost. Previously, because SPT indebtedness was non-recourse to the Company, the Company properly did not reflect its share of equity losses of SPT and did not amortize the difference between its investment balance and its share of SPT's initial partnership capital deficit. The cumulative effect of this 1989 through 1992 restatement was a pretax charge of $15.9 million (or a $10.1 million aftertax reduction) to previously reported shareholders' equity.

(3) Until December 31, 1993, the Company reported that it held a 50% interest in SP Europe. As of December 31, 1993, Riken's pending participation in SP Europe reverted to the Company in connection with the transaction to acquire Riken's 49% interest in SPT. SP Europe had not been previously consolidated due to the Company's deemed temporary control and because non-recourse (to the partners) financing was being pursued. Up to December 31, 1993, the Company carried its investment in SP Europe at zero. Due to the resulting 70% ownership, the Company is recording its share of cumulative losses since the partnership formation in mid-1991 of $21.5 million.

(4) During 1993, the Company divested its aftermarket parts distribution and window and door hardware manufacturing businesses. See "Business--Business Strategy." During 1989, the Company divested five small businesses.

(5) In the first quarter of 1993, the Company adopted new accounting methodology for its ESOP and reflected its 49% share of SPT's 1993 adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions.
    In 1992, the Company adopted new accounting methodology for postretirement benefits other than pensions, and income taxes.

(6) Reflects costs associated with prepayment of certain Company and SPT indebtedness.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect of change in accounting methods and extraordinary loss, plus SPT equity losses, SP Europe equity losses and fixed charges. Fixed charges consist of interest expense, net (including amortization of deferred financing costs), and that portion of rental expense estimated to be representative of the interest factor. Earnings were insufficient to cover fixed charges by $20.2 million in 1991.

(8) EBITDA represents operating income (loss) before restructuring and special charges, SPT equity losses, SP Europe equity losses, depreciation and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the Company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service its indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1994 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
1993

     Revenues

     The following are revenues by business segment:

                                                                              UNAUDITED
                                                                     THREE MONTHS ENDED MARCH 31
                                                                   -------------------------------
                                                                      HISTORICAL         PRO FORMA
                                                                   -----------------     ---------
                                                                    1994       1993        1993
                                                                   ------     ------     ---------
                                                                            (in millions)
Specialty service tools.........................................   $139.7     $111.4      $ 126.4
Original equipment components...................................    134.4        6.1        119.6
SPX Credit Corporation..........................................      3.4        0.5          4.2
Businesses sold in 1993.........................................        -       61.2            -
                                                                   ------     ------     ---------
     Total......................................................   $277.5     $179.2      $ 250.2
                                                                   ------     ------     ---------
                                                                   ------     ------     ---------

     Total revenues for the first quarter of 1994 were up significantly over the first quarter of 1993 due to the inclusion of SPT and SP Europe revenues in 1994 (SPT and SP Europe were consolidated as of December 31, 1993). Also affecting first quarter 1994 revenues was the inclusion of the revenues of ATP and SPX Credit Corporation (formerly AGL), whereas in 1993 the revenues of ATP and SPX Credit Corporation were not included until the June 1993 acquisition. Offsetting these increases in revenues was the loss of revenues of the Sealed Power Replacement and Truth divisions, which were sold in the fourth quarter of 1993.

     Revenues of the specialty service tools segment for the first quarter of 1994 include ATP. If ATP revenues were included in the first quarter of 1993, pro forma first quarter 1993 revenues would have been $126.4 million. The remaining increase in 1994 revenues over pro forma 1993 revenues, approximately $13 million, was attributable to improved general aftermarket tool sales, strong hand-held diagnostic equipment sales, improved high pressure hydraulic sales and higher automotive related refrigerant recovery and recycling equipment sales.

     As stated above, first quarter 1994 revenues of the original equipment components segment were up significantly due to the inclusion of SPT. Pro forma first quarter 1993 revenues including SPT and SP Europe would have been $119.6 million. The remaining increase in 1994 over pro forma 1993 revenues, approximately $15 million, was attributable to strong increases in all product line sales to OEMs as production of new vehicles was up from last year. The segment's aftermarket revenues also increased.

     Revenues of SPX Credit Corporation, which was formed in June 1993, were down from pro forma 1993. SPX Credit Corporation's revenues and lease portfolio were comparable to the levels of the last half of 1993 after SPX merged its existing leasing activities with AGL in connection with the formation of SPX Credit Corporation.

     Gross Profit

     Gross profit was $70.1 million, or 25.3% of revenues, in the first quarter of 1994 compared to $57.4 million, or 32.0% of revenues, in the first quarter of 1993. Due to the significant acquisition and divestiture activity in 1993, these figures are not comparable. Pro forma first quarter 1993 gross profit would have been $64.5 million, or 25.8% of revenues.

     Selling, General and Administrative Expense

     Selling, general and administrative expense ("SG&A") was $54.2 million, or 19.5% of revenues, in the first quarter of 1994 compared to $50.8 million, or 28.3% of revenues, in the first quarter of 1993. Due to the significant acquisition and divestiture activity in 1993, these figures are not comparable. Pro forma first quarter 1993 SG&A would have been $54.5 million, or 21.8% of revenues.

     Operating Income (Loss)

     The following is operating income (loss) by business segment:

                                                                               UNAUDITED
                                                                      THREE MONTHS ENDED MARCH 31
                                                                     -----------------------------
                                                                       HISTORICAL        PRO FORMA
                                                                     ---------------     ---------
                                                                     1994      1993        1993
                                                                     -----     -----     ---------
                                                                             (in millions)
Specialty service tools...........................................   $ 6.3     $ 4.2       $ 6.6
Original equipment components.....................................    11.7      (0.5)        5.1
SPX Credit Corporation............................................     2.2       0.1         2.5
Businesses sold in 1993...........................................       -       4.6           -
General corporate expenses........................................    (4.9)     (3.9)       (4.5)
                                                                     -----     -----     ---------
     Total........................................................   $15.3     $ 4.5       $ 9.7
                                                                     -----     -----     ---------
                                                                     -----     -----     ---------

     Total operating income for the first quarter of 1994 was up significantly over the first quarter of 1993 due to the inclusion of SPT in 1994 (SPT and SP Europe were consolidated as of December 31, 1993). Also affecting first quarter 1994 operating income was the inclusion of the operating income of ATP and SPX Credit Corporation, whereas in 1993 the operating income of ATP and SPX Credit Corporation was not included until the June 1993 acquisition. Offsetting these increases in operating income was the loss of operating income of the SPR and Truth divisions, which were sold in the fourth quarter of 1993.

     First quarter 1994 operating income of the specialty service tools segment includes the results of ATP which are now included in the results of the Automotive Diagnostics division. Pro forma first quarter 1993 operating income would have been $6.6 million had it included ATP and had certain cost reductions been realized through the combination with the Bear Automotive division. While comparative first quarter revenues are up in the specialty service tools segment, the small reduction in comparative operating income reflects the continued operating loss at the Automotive Diagnostics division. Also contributing to the reduced operating income were lower margins on the refrigerant recovery and recycling systems.

     Operating income of the original equipment components segment was up significantly due to the inclusion of SPT. The increase in 1994 first quarter operating income over 1993 pro forma was attributable to continued increases in customer demand as a result of the effect of increased U.S. domestic light vehicle production, combined with an increase in demand for parts in the vehicle aftermarket.

     Operating income of SPX Credit Corporation was down from pro forma 1993. SPX Credit Corporation operating income was comparable with levels achieved in the last half of 1993 after SPX merged its existing leasing activities with AGL in connection with the formation of SPX Credit Corporation.

     Interest Expense, Net

     First quarter 1994 interest expense, net was $10.2 million compared to $3.9 million in the first quarter of 1993. The increase was attributable to higher debt levels associated with the purchase of SPT and Allen Testproducts which were partially offset by proceeds from the divestitures of the Sealed Power Replacement and Truth divisions. Additionally, the debt existing during the first quarter of 1994 was at relatively higher interest rates which contributed to the increase in interest expense.

     Provision for Income Taxes

     The first quarter 1994 effective income tax rate was approximately 39%, which reflects the Company's current estimated rate for the year.

     Cumulative Effect of Change in Accounting Methods, Net of Tax

     In the first quarter of 1993, the Company adopted new accounting for its Employee Stock Ownership Plan and adopted SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions" for its then existing 49% share of SPT, resulting in a $31.8 million aftertax charge.

FISCAL YEAR ENDED DECEMBER 31, 1993 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1992

     Revenues

     The following are revenues by business segment:

                                                                                    INCREASE
                                                              YEAR                 (DECREASE)
                                                        -----------------       -----------------
                                                         1993       1992        AMOUNT     PERCENT
                                                        ------     ------       ------     ------
                                                        (dollars in millions)
Specialty service tools.............................    $503.6     $539.6       $(36.0)      (6.7)%
Original equipment components.......................      26.6       15.2         11.4       75.0
SPX Credit Corporation..............................       9.0          -          9.0          -
Businesses sold in 1993.............................     216.9      246.4        (29.5)     (12.0)
                                                        ------     ------       ------
  Total.............................................    $756.1     $801.2       $(45.1)      (5.6)
                                                        ------     ------       ------
                                                        ------     ------       ------

     Total revenues for 1993 were lower than 1992 due primarily to lower specialty service tools segment revenues and reduced revenues from businesses which were sold in the fourth quarter of 1993. These declines in revenues were offset by increased revenues in the original equipment components segment and the inclusion of lease financing revenues since June 1993 when the SPX Credit Corporation was formed.

     Revenues of the specialty service tools segment were down $36.0 million principally from reduced sales of refrigerant recovery and recycling systems. In 1992, revenues benefited from $60.0 million of incremental sales of HFC134a refrigerant recovery and recycling systems to franchised vehicle dealers as many OEMs required their dealers to purchase this equipment. The balance of the specialty service tools segment revenues was up in 1993 due to higher essential tool programs, improved general U.S. economic conditions, increased sales of electronic hand-held diagnostic equipment and the June 1993 acquisition of ATP.

     Revenues of the original equipment components segment were up significantly from 1992 as more automatic transmissions incorporated the Company's electronic solenoid valve. Management believes that revenues from these valves will continue to increase as more automatic transmissions begin to incorporate these valves. Beginning in 1994, revenues of SPT and SP Europe will be included in this segment. In 1993 and 1992, aggregate revenues for SPT and SP Europe were $432.1 million and $404.9 million, respectively.

     Gross Profit

     Gross profit was $248.1 million, or 32.8% of revenues, in 1993 compared to $268.0 million, or 33.5% of revenues, in 1992. The decrease in gross margin in 1993 relates to the reduction in higher margin refrigerant recovery and recycling equipment sales and the related higher manufacturing volumes, certain costs and redundancies incurred during the integration of Bear Automotive and ATP and increased sales of solenoid valves which carry a lower gross margin. Inclusion of lease financing revenues increased the gross margin in 1993, as such revenues do not have a related cost of sales. In 1992, the effect of inventory reductions resulted in a $1.8 million decrease in costs related to LIFO inventory liquidations compared to $0.5 million in 1993.

     Selling, General and Administrative Expense

     SG&A was $207.6 million, or 27.5% of revenues, in 1993 compared to $209.9 million, or 26.2% of revenues, in 1992. In 1993, expense was down from 1992 primarily due to the divestitures of SPR and Truth in the fourth quarter and the impact of the new ESOP accounting method. In 1993, interest on ESOP debt was classified as "interest expense, net" ($3.9 million), whereas, in 1992, the majority of this amount was included in SG&A. Offsetting these reductions was the acquisition of ATP in June, a business with relatively high SG&A as a percentage of revenues.

     Operating Income (Loss)

     The following is operating income (loss) by business segment:

                                                                   YEAR
                                                             -----------------
                                                              1993       1992    INCREASE (DECREASE)
                                                             ------     ------   -------------------
                                                             (in millions)
Specialty service tools..................................    $(11.7)    $ 51.7         $ (63.4)
Original equipment components............................     (46.5)      (7.0)          (39.5)
SPX Credit Corporation...................................       5.5          -             5.5
Businesses sold in 1993..................................      25.2       21.5             3.7
General corporate expenses...............................     (15.4)     (17.1)            1.7
                                                             ------     ------         -------
  Total..................................................    $(42.9)    $ 49.1         $ (92.0)
                                                             ------     ------         -------
                                                             ------     ------         -------

     Overall operating income (loss) was significantly reduced by the $27.5 million restructuring charge recorded in 1993. Excluding this restructuring charge, 1993 operating loss would have been $15.4 million compared to $49.1 million of income in 1992. This decrease is associated with lower sales of refrigerant recovery and recycling systems and integration costs at Automotive Diagnostics and SPT and SP Europe equity losses.

     The specialty service tools segment incurred an $11.7 million loss in 1993, which includes a $27.5 million restructuring charge for the combination of Bear Automotive and ATP into the new Automotive Diagnostics division (see the following paragraph). Excluding the restructuring charge, 1993 operating income would have been $15.8 million compared to $51.7 million of income in 1992. This decrease is associated with lower sales of refrigerant recovery and recycling systems and other integration costs at Automotive Diagnostics.

     The $27.5 million restructuring charge to combine the businesses into the Automotive Diagnostics division was recorded in the third quarter of 1993. Of the $27.5 million restructuring charge, approximately $16.0 million relates to work force reductions and associated costs. The combined businesses started with approximately 2,200 employees. That number was reduced to 1,800 at December 31, 1993 and will be at approximately 1,700 by the end of the second quarter of 1994. The charge also included $9.3 million of facility duplication and shutdown costs, including the write down of excess assets of $4.2 million (non-cash). The balance of the reserves at December 31, 1993 was approximately $14.5 million, which is principally required for remaining work force reduction and facility closing costs.

     The original equipment components segment's 1993 operating loss includes SPT equity losses of $26.9 million and SP Europe equity losses of $21.5 million. Offsetting these losses, to some extent, were the improved results of the Company's electronic solenoid valve operation.

     Interest Expense, Net

     Interest expense, net, was $17.8 million in 1993 compared to $15.1 million in 1992. Interest costs have been decreasing since 1991 due to favorable interest rates and overall lower average borrowing levels. In 1993, interest expense increased by $3.9 million when compared to 1992 and 1991 levels as new accounting for the Company's ESOP now recognizes the interest element on the ESOP debt. Prior to 1993, this expense was classified as administrative expense. The interest element on ESOP debt in 1992 and 1991, which was included in administrative expense, was $4.1 million and $4.0 million, respectively.

     Gain on Sale of Businesses

     A $105.4 million pretax gain on the sale of SPR ($52.4 million) and Truth ($53 million) was recorded during the fourth quarter. The operating results of these units were included through their dates of divestiture, October 22, 1993 for SPR, and November 5, 1993 for Truth. The combined aftertax gain was $64.2 million.

     Provision (Benefit) for Income Taxes

     The Company's 1993 effective income tax rate for 1993 was 66.0% compared to 39.5% in 1992. The primary item affecting the 1993 rate was the inability to tax benefit the $21.5 million of SP Europe's equity losses as its foreign subsidiaries are in net operating loss carryforward positions. Also affecting the 1993 rate were certain items within the Automotive Diagnostics restructuring charge not being tax benefited and the cumulative effect of adjusting net deferred tax liabilities for the 1993 change in the U.S. federal income tax rate from 34% to 35%. The 1992 rate reflects a normal effective income tax rate.

     Cumulative Effect of Change in Accounting Methods, Net of Taxes

     In 1993 and 1992, the Company adopted three new accounting methods relating to its ESOP, postretirement benefits other than pensions, and income taxes. See
Note 2 to the Consolidated Financial Statements for a detailed explanation of these changes.

     Extraordinary Loss, Net of Taxes

     During the fourth quarter of 1993, the Company determined to refinance both SPX and SPT indebtedness. As a result, the Company recorded an extraordinary charge of $37.0 million ($24.0 million aftertax) for costs associated with the early retirement of $415.0 million (principal amount) of indebtedness expected to be refinanced. The aggregate amount to retire this indebtedness, including existing unamortized debt placement fees, will be $452.0 million.

FISCAL YEAR ENDED DECEMBER 31, 1992 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1991

     Revenues

     The following are revenues by business segment:

                                                                                   INCREASE
                                                               YEAR               (DECREASE)
                                                         ----------------      -----------------
                                                          1992      1991       AMOUNT    PERCENT
                                                         ------    ------      ------    -------
                                                                (dollars in millions)
Specialty service tools................................  $539.6    $430.1      $109.5      25.5%
Original equipment components..........................    15.2       7.8         7.4      94.9
Businesses sold in 1993................................   246.4     235.6        10.8       4.6
                                                         ------    ------      ------
  Total................................................  $801.2    $673.5      $127.7      19.0
                                                         ------    ------      ------
                                                         ------    ------      ------

     Overall revenues increased principally from increases within the specialty service tools segment.

     Revenues of specialty service tools increased over 1991 due to an increase of approximately $100 million in sales of refrigerant recovery and recycling systems. The segment also benefited from higher sales to franchised vehicle dealers, the result of new model vehicle introductions and improved general economic conditions.

     Revenues of original equipment components were up significantly from 1991 as more automatic transmissions incorporated the Company's electronic solenoid valve.

     Gross Profit

     Gross profit was $268.0 million, or 33.5% of revenues, in 1992 compared to $211.8 million, or 31.5% of revenues, in 1991. This improvement as a percentage of revenues was primarily attributable to higher production activity and related cost absorption, previous cost reduction programs (including the closure of a plant in Arkansas), and a general sales mix shift toward higher margin products than in 1991. In 1992, the effect of inventory reductions resulted in a $1.8 million decrease in costs related to LIFO inventory liquidation.

     Selling, General and Administrative Expense

     Selling, general and administrative expense was $209.9 million, or 26.2% of revenues, in 1992 compared to $194.0 million, or 28.8% of revenues, in 1991. The primary reason for the increase was the variable selling costs associated with the higher revenues. However, several other factors also contributed to the increase, including increases in health care costs, costs associated with an unsuccessful acquisition effort and the higher current year costs associated with adoption of SFAS No. 106 -- "Employers' Accounting for Postretirement Benefits Other than Pensions."

     Operating Income (Loss)

     The following is operating income (loss) by business segment:

                                                                           YEAR
                                                                     -----------------
                                                                      1992       1991    INCREASE
                                                                     ------     ------   --------
                                                                     (in millions)
Specialty service tools..........................................    $ 51.7     $  3.3    $ 48.4
Original equipment components....................................      (7.0)     (15.0)      8.0
Businesses sold in 1993..........................................      21.5       20.0       1.5
General corporate expenses.......................................     (17.1)     (20.2)      3.1
                                                                     ------     ------   --------
  Total..........................................................    $ 49.1     $(11.9)   $ 61.0
                                                                     ------     ------   --------
                                                                     ------     ------   --------

     Operating losses in 1991 were impacted by an $18.2 million special charge (discussed below). Excluding this special charge, 1991 operating income would have been $6.3 million compared to $49.1 million in 1992. The significant increase was principally due to income related to the incremental sales of refrigerant recovery and recycling systems as well as generally improved sales of specialty service tools.

     The specialty service tools segment's 1991 operating income was impacted by a special charge of $12.5 million related to organizational and facility consolidation of two operating units and the write off of certain capitalized computer software development costs due to conceptual changes in future product offerings. Without the special charge, 1991 operating income would have been $15.9 million compared to $51.7 million in 1992. In 1992, operating income increased primarily from approximately $100 million of incremental sales of refrigerant recovery and recycling systems as well as generally improved sales of specialty service tools.

     The original equipment components segment's operating losses decreased due to improvements at the Company's electronic solenoid valve operation and due to reduced SPT equity losses (a $2.4 million loss in 1992 compared to an $8.5 million loss in 1991). In addition, 1991 operating losses included a $2.6 million special charge for the start-up related reduced value of RSV, a joint venture with Riken, which produces solenoid valves for the Asia Pacific Rim market.

     General corporate expenses in 1991 included a $3.0 million special charge related to losses on certain project development investments and notes receivable related to previous business unit sales.

     Interest Expense, Net

     Interest expense, net, was $15.1 million in 1992 and $16.8 million in 1991 due primarily to lower short-term interest rates.

     Provision (Benefit) for Income Taxes

     The Company's 1992 effective income tax rate was 39.5% compared to a 25.0% benefit in 1991. The 1992 rate represents a normal effective income tax rate. The 1991 rate of benefit was the result of the Company not recognizing a deferred tax benefit on some cost elements included in the special charge recorded that year, as future tax realization was uncertain.

     Cumulative Effect of Change in Accounting Methods, Net of Taxes

     In 1992, the Company adopted two new accounting methods relating to postretirement benefits other than pensions, and income taxes. See Note 2 to the Consolidated Financial Statements for a detailed explanation of these changes.

LIQUIDITY AND FINANCIAL CONDITION

     The Company's liquidity needs arise primarily from making capital investment in new equipment, funding working capital requirements and meeting interest costs.

     As a result of the Company's acquisition activity in 1993, the Company will be more leveraged than in the past. This financial leverage will require management to focus on cash flows to meet increased interest costs and to maintain dividends. Management believes that operations and the credit arrangements established will be sufficient to supply the future funds needed by the Company.

     Management also believes that improvements in operations accomplished in 1993, coupled with completion of other cost reduction activities begun in 1993, will improve the cash flows of the Company.

     Cash Flow

                                                           THREE MONTHS
                                                              ENDED                  YEAR ENDED DECEMBER 31,
                                                            MARCH 31,      --------------------------------------------
                                                               1994            1993            1992            1991
                                                           ------------    ------------    ------------    ------------
                                                                                  (in millions)
Cash flows from operating activities....................     $    5.2         $    25.3       $    67.5       $    67.4
Cash flows from investing activities....................        (10.3)             44.3           (24.9)          (34.9)
Cash flows from financing activities....................        (97.8)             38.5           (44.0)          (33.9)
                                                           ------------    ------------    ------------    ------------
  Net cash flow.........................................     $ (102.9)        $   108.1       $    (1.4)      $    (1.4)
                                                           ------------    ------------    ------------    ------------
                                                           ------------    ------------    ------------    ------------

     Operating cash flow was significantly lower in 1993 than in 1992 due to lower operating earnings, the cash utilization of the Automotive Diagnostics division restructuring reserve, higher tax payments and increases in the amount of lease receivables. First quarter 1994 operating cash flows reflects significantly increased accounts receivable from higher revenue levels, reduced accrued liabilities primarily due to the continued utilization of the Automotive Diagnostics restructuring reserve. At March 31, 1994, the restructuring reserve was $8.9 million.

     Cash flows from investing activities in 1993 reflected the net proceeds from the divestiture of SPR and Truth of approximately $189 million and the purchase of ATP and AGL for approximately $102 million. In addition, 1993 included $19.9 million of advances to SP Europe prior to its being consolidated into the Company's balance sheet compared to $3.1 million in 1992. In 1991, the $12.1 million purchase of Miller Special Tools and $5.0 million invested in SPT are included. First quarter 1994 cash flows from investing activities represent capital expenditures reflecting the significant capital expenditure plan for 1994.

     Cash flows from financing activities reflected $37.7 million of reduction in indebtedness in 1992 compared to $44.0 million of additional borrowings in 1993. In 1991, a $24.2 million reduction in indebtedness was achieved. First quarter 1994 cash flows from financing activities reflect the $39 million payment to Riken to consummate the SPT Purchase, payment of approximately $6.0 million of debt extinguishment costs related to the partial payment of the ESOP trust's note, payment of $4.1 million of debt acquisition costs related to the Revolving Credit Facility and to pay down $47.6 million on SPX's total indebtedness.

     The resulting $108.1 million in 1993 cash flow was reflected in the year end cash and temporary cash investment balance. A significant portion of this cash balance was utilized during the first quarter of 1994 to complete the SPT Purchase and to refinance certain SPX indebtedness, as reflected in the first quarter 1994 cash flows from financing activities.

     Capitalization

                                                                    UNAUDITED
                                                                    MARCH 31,          DECEMBER 31
                                                                    ---------    -----------------------
                                                                      1994         1993          1992
                                                                    ---------    ---------     ---------
                                                                               (in millions)
Notes payable and current maturities of long-term debt..........     $  44.2      $   94.0      $   14.0
Long-term debt..................................................       338.5         336.2         160.3
                                                                    ---------    ---------     ---------
  Total debt....................................................     $ 382.7      $  430.2      $  174.3
Shareholders' equity............................................       148.0         145.4         185.5
                                                                    ---------    ---------     ---------
Total capitalization............................................     $ 530.7      $  575.6      $  359.8
                                                                    ---------    ---------     ---------
                                                                    ---------    ---------     ---------
Total debt to capitalization ratio..............................        72.1%         74.7%         48.4%

     In March 1994, the Company extinguished approximately $80 million of SPX debt by utilizing its existing cash balance and $35 million of the Revolving Credit Facility. At March 31, 1994, the Company's total debt was composed of existing SPX debt of $174.9 million and of SPT debt of $207.8 million.

     In March 1994, the Company initiated the process to issue $260 million of the Notes. The outstanding SPT debt will be extinguished from the proceeds from this Offering. The following is a reconciliation of actual cash and debt at March 31, 1994 to the unaudited pro forma balances at March 31, 1994 assuming completion of the Refinancing.


                                                                               CASH      DEBT
                                                                              ------    -------
                                                                                (in millions)
Actual at March 31, 1994...................................................   $ 15.0    $ 382.7
  Transaction and early extinguishment fees (cash and Revolving Credit
     Facility).............................................................     (2.3)       6.2
  Payment of SPX debt with Revolving Credit Facility.......................        -     (124.7)
  Borrowings under Revolving Credit Facility to pay SPX debt...............        -      124.7
                                                                              ------    -------
Pro forma March 31, 1994 before Final Transactions.........................   $ 12.7    $ 388.9
  Transaction and early extinguishment fees paid using Revolving Credit
     Facility..............................................................        -       17.5
  Payment of SPT debt......................................................        -     (207.8)
  Reduction of Revolving Credit Facility...................................        -      (52.2)
  Proceeds from sale of Notes..............................................        -      260.0
                                                                              ------    -------
Pro forma March 31, 1994 after Refinancing.................................   $ 12.7    $ 406.4
                                                                              ------    -------
                                                                              ------    -------


     On an unaudited pro forma basis, the following summarizes the debt outstanding and revolving credit availability as of March 31, 1994 after the
Refinancing:


                                                                                             REVOLVING
                                                                 TOTAL         AMOUNT          CREDIT
                                                               COMMITMENT    OUTSTANDING    AVAILABILITY
                                                               ----------    -----------    ------------
                                                                             (in millions)
Revolving Credit Facility...................................     $225.0        $ 131.2         $ 93.8
The Notes...................................................      260.0          260.0              -
Industrial Revenue Bonds....................................       15.2           15.2              -
                                                               ----------    -----------       ------
  Total.....................................................     $500.2        $ 406.4         $ 93.8
                                                               ----------    -----------       ------
                                                               ----------    -----------       ------


     After completion of the Refinancing, management believes that the additional availability of borrowings is sufficient to meet operational cash requirements, working capital requirements and capital expenditures planned for 1994. The Company has no material debt amortization requirements in the next five years.


     On a pro forma basis, the Company's earnings before fixed charges would have been inadequate to cover its fixed charges by approximately $28 million in the twelve month period ending March 31, 1994. If the 1993 restructuring charge of $28 million is excluded from pro forma earnings in the twelve month period ending March 31, 1994, the pro forma ratio of earnings to fixed charges in the twelve month period ending March 31, 1994 would have been 1.0x. In the first quarter of 1994, the actual ratio of earnings to fixed charges was 1.46x.

However, there can be no assurance that the Company will have earnings before fixed charges sufficient to cover fixed charges in the future, including interest payments on the Notes.

     Capital Expenditures

     Capital expenditures were $10.3 million in the first quarter of 1994, $15.1 million in 1993, $20.4 million in 1992 and $19.4 million in 1991. Management expects to continue to incur incremental capital expenditures to develop new products, improve product and service quality, and expand the business. With the consummation of the SPT Purchase, capital expenditures will increase due to SPT's capital intensity. SPT's capital expenditures, net, were $17.8 million in 1993, $12.9 million in 1992 and $13.1 million in 1991. Capital expenditures planned in 1994 for the Company (including SPT) are approximately $45 million. Significant projects include expanded cylinder sleeve manufacturing capabilities, an additional solenoid valve production line and a facility expansion at a major manufacturing plant. Management estimates that annual capital expenditures of approximately $15 million are required to maintain the Company's (including SPT's) current operations.

     Acquisitions and Divestitures

     After the acquisition and divestiture activity in 1993, management does not foresee any significant acquisitions or divestitures. Flexibility is available under the Bank Credit Agreement and Notes to allow for strategically oriented acquisitions that directly complement the Company's existing businesses.

SEASONALITY, WORKING CAPITAL AND CYCLICALITY

     The majority of the Company's revenues is not subject to seasonal variation. Revenues of the original equipment components segment are predominantly dependent upon domestic and foreign vehicle production, which is cyclical, and on general economic conditions and other factors. Revenues of the specialty service tools segment are dependent upon the frequency of new vehicle introductions and the general economic status of vehicle dealers and aftermarket maintenance facilities. These factors can, therefore, affect the Company's working capital requirements. However, because the Company receives production forecasts and new vehicle introduction information from OEMs, the Company is better able to anticipate and manage these requirements. See "Investment Considerations--Motor Vehicle Industry Cyclicality."

IMPACT OF INFLATION

     The Company believes that inflation has not had a significant impact on operations during the period of 1991 through 1993 in any of the countries in which the Company operates.

OTHER MATTERS

     Accounting Pronouncements. As of the beginning of 1994, the Company must adopt Statement of Financial Accounting Standards, No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires that the cost of benefits provided to former or inactive employees be recognized on the accrual basis of accounting. The Company believes that the provisions of this statement are not material to its financial position or results of operations.

     Automotive Diagnostics. At March 31, 1994, $73 million of goodwill relates to the Automotive Diagnostics division (composed of Bear Automotive and ATP, which was acquired in 1993). Automotive Diagnostics has incurred significant operating losses in 1993 and in prior years. The Company projects that, in the near future, the cost savings, market synergies and other factors which, in part, will be realized from the Bear Automotive and ATP combination will result in non-discounted operating income sufficient to exceed goodwill amortization. However, should such projections require downward revision based on changed events or circumstances, the Automotive Diagnostics division's goodwill may require write down. Although having no cash flow impact, the resulting charge, if any, could materially reduce the Company's future reported results of operations and shareholders' equity. At this time, based upon present information, projections and strategic plans, the Company has concluded that there has been no permanent impairment of the Automotive Diagnostics division's tangible or intangible assets.

     Tax Settlement. During the fourth quarter of 1993, the Company settled a dispute with the Internal Revenue Service regarding the Company's tax deferred treatment of the 1989 transaction in which several operating units of the Company were contributed to SPT. The settlement of approximately $5 million in tax eliminates the IRS contention that one-half of the 1989 transaction was currently taxable. The settlement and interest were paid during the second quarter of 1994.

     Actuarial Discount Rate. At year-end 1993, the Company (and SPT) reduced the discount rate used for computation of pension and postretirement benefits to 7.5% from the previous 8.25%. This assumption change had no effect on 1993 results of operations, but will increase expense in the future. The Company does not expect the increase to be material as certain other actuarial assumptions, including salary growth and medical trend rates, were also modified to reflect current experience. The future discount rate is subject to change as long-term interest rates and other such factors warrant.

     Environmental. The Company's operations and products are subject to federal, state and local regulatory requirements relating to environmental protection. It is the Company's policy to comply fully with all such applicable requirements. As part of its effort to comply, management has established an ongoing internal compliance auditing program which has been in place since 1989. Based on current information, management believes that the Company's operations are in substantial compliance with applicable environmental laws and regulations and the Company is not aware of any violation that could have a material adverse effect on the business, financial condition or results of operations of the Company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future. See Note 18 to the Consolidated Financial Statements for a more detailed discussion.

     Foreign Net Operating Loss Carryforwards. The Company has foreign net operating loss carryforwards ("NOLs") of approximately $32.5 million as of December 31, 1993. These NOLs are available to offset applicable future foreign taxable income and, for the most part, expire in years after 1996. These NOLs have been fully reserved through the valuation allowance due to uncertainty regarding the ability to realize these tax assets.

                                    BUSINESS

GENERAL


     The Company designs, manufactures and markets specialty service tools for the franchised dealers of vehicle manufacturers and piston rings and automatic transmission filters for OEMs. The Company also is a designer, manufacturer and marketer of electronic engine diagnostic equipment, emission testing equipment, wheel service equipment and other specialty service tools for independent vehicle aftermarket users in North America and Europe. The Company also provides numerous other original equipment components, including cylinder sleeves, die cast parts, valve train components and solenoid valves, to OEMs, and specialty service tools to other non-vehicle markets.


     The Company was organized in 1911 and was known as The Piston Ring Company until 1931, when it changed its name to Sealed Power Corporation. The name was again changed in 1988 to SPX Corporation. The Company's principal executive offices are located at 700 Terrace Point Drive, Muskegon, Michigan 49443, and its telephone number is (616) 724-5000.

INDUSTRY OVERVIEW

     The Company serves two broad markets in the vehicle industry. The Company's specialty service tools are sold to the vehicle maintenance and repair market and are used primarily by the OEMs' franchised dealers and other independent service technicians to diagnose and service a wide range of vehicle systems and equipment. As OEMs develop and manufacture new products, corresponding specialty mechanical, electronic and hydraulic tools must be developed to diagnose and service specific problems and aid in the improvement of performance. In the past decade, the vehicle maintenance and repair market increased its demand for specialty service tools as a result of several trends: (i) the increase in the frequency of new model introductions by OEMs, (ii) the advance in the engineering, computerization and technological complexity of these new introductions and (iii) the increase in service dollars spent at franchise dealers as a result of extended new vehicle warranty periods. Sales of specialty service tools which are essential to franchised dealers, the Company's largest group of customers for these products, tend to vary with changes in vehicle design and the number of dealers and are not directly dependent on the volume of vehicles that are produced by OEMs. In addition, environmental and safety regulations have become more stringent and require specially designed diagnostic and other tools to comply with such regulations.

     The other broad market served by the Company is the OEM and replacement parts market, to which the Company's original equipment components are sold. The U.S., Canadian and European OEM market is primarily composed of four classes of customers: (i) U.S. manufacturers, principally consisting of General Motors, Ford and Chrysler, but also including other vehicle manufacturers such as Navistar International and Mack Trucks, (ii) foreign companies producing vehicles in North America ("transplants"), (iii) European vehicle manufacturers sourcing the Company's products through integrated assemblies and (iv) vehicle manufacturers producing vehicles outside the United States and Canada ("imports"). OEMs are continuing to reduce the lead-time required to bring new vehicle models to the market and to reduce perceived high internal costs created by their traditional vertically integrated structures by, among other things, turning to independent suppliers for design assistance and production of parts and components. In addition, in order to improve their quality, efficiency and ability to manage their supplier network, OEMs have decreased the number of their suppliers to include those which have consistent product quality, technological expertise and competitive pricing, and are responsive to changes in the marketplace. OEMs additionally assign Tier 1 status to certain of these suppliers in order to transfer responsibility for an entire product program to a supplier. A Tier 1 supplier will often design, engineer, manufacture and conduct quality control procedures for a product or product assembly. The replacement parts market primarily consists of the service organizations of the OEMs, as well as other vehicle parts manufacturers and distributors.

     Sales of original equipment components to OEMs are affected, to a large extent, by vehicle production volume which, in turn, is dependent on general economic conditions. Vehicle production has historically been cyclical, and sales of the Company's original equipment components have increased or decreased depending on the existing economic cycle prevailing at the time. Vehicle production increased substantially in 1993 and had a favorable impact on sales of the Company's original equipment components. Replacement parts sales, on the other hand, depend on the age of vehicles in service and the need for replacement parts. Sales of original equipment components to the replacement parts market historically have been less adversely affected by general business conditions since vehicle owners are more likely to repair vehicles than purchase new ones during recessionary periods. In 1993, the Company sold approximately three-fourths of its original equipment components to OEMs and the remaining one-fourth of such components to the replacement parts market.

BUSINESS STRATEGY

     The Company believes that the markets it serves offer significant growth opportunities for its businesses. The Company's business strategy is to focus on and invest in the core markets for specialty service tools and original equipment components and to expand its leading market positions. The key elements of this strategy include: (i) implementation of structural changes to operations, (ii) operational improvements, (iii) increased specialty service tool offerings and (iv) leveraging of long-term relationships with existing customers.

     Implementation of Structural Changes to Operations. In 1993, the Company completed several transactions which increased the Company's revenues by approximately 25% from approximately $801 million in 1992 to $1.0 billion on a pro forma basis in 1993. These transactions, described below, were completed in order to increase the Company's product offerings, strengthen its sales and service capabilities and better position the Company to capitalize on prevailing market and industry trends and opportunities.

     - Created the Automotive Diagnostics division through the acquisition of ATP and its combination with the Company's Bear Automotive business. This new division will enhance the Company's electronic engine diagnostics, emission testing and wheel service equipment capabilities and is expected to result in annualized cost savings to the Company through consolidation of operations and work force reductions in excess of $20 million.

     - Created SPX Credit Corporation through the acquisition of the leasing company affiliated with Allen Testproducts and its combination with the Company's existing leasing operations. This business supports the Automotive Diagnostics division by providing customers with a leasing option when purchasing the division's products.

     - Divested the Company's aftermarket parts distribution business and the Company's window and door hardware manufacturing business. These divestitures generated approximately $189 million in net cash proceeds which the Company used to reduce indebtedness and to further invest in its core businesses.

     - Acquired the 49% interest in SPT held by Riken. SPT represents substantially all of the Company's original equipment components segment.

     Operational Improvements. The Company continually explores ways to increase its operational efficiency while maintaining its reputation as a manufacturer of high-quality products. Ongoing programs to meet this objective involve the addition of new machinery, consolidation of facilities and other productivity improvements. Examples of recent productivity improvements include the addition of a $25 million automated cylinder sleeve production system which will enable the Company to meet the increasing demand for cast iron sleeves for aluminum block engine programs, which are part of the trend toward lighter weight vehicles. In addition, the Company is consolidating its European casting facilities at a single location which employs improved casting technology. The Company expects this consolidation to enable the Company to increase production with less scrap and maintain better inventory control without any increase in the work force. Both segments of the Company's businesses have received numerous quality awards and certifications from General Motors, Ford, Chrysler and other OEM customers. Most parts supplied by the original equipment components segment to General Motors are supplier-certified, six of SPT's plants which serve Ford have achieved Ford's Q-1 rating and an SPT filter production plant is one of only seven plants worldwide to have achieved Chrysler's Pentastar ratings in every year since the award's establishment. The rating systems of General Motors, Ford and Chrysler are based on evaluations by teams of quality auditors who personally visit the manufacturing facilities in order to determine whether they meet certain standards developed by these OEMs. The standards generally involve the evaluation of quality systems control, delivery, technology, management and price.

     Increased Specialty Service Tool Offerings. The market for the Company's specialty service tools has increased as a result of several recent trends: (i) the increase in the frequency of new model introductions by

OEMs, (ii) the advance in the engineering, computerization and technological complexity of these new introductions and (iii) the increase in service dollars spent at franchise dealers as a result of extended new vehicle warranty periods. The Company considers franchised dealers and professional technicians, who benefit most from these trends, to constitute the strongest part of its customer base for specialty service tools. By continuing to strengthen its involvement in the design phase of OEM product development and identifying applications for new and existing specialty service tools, the Company believes it can capitalize on these trends. In addition, the growing number of environmental laws and regulations have created a demand for new technologies and products, including the Company's refrigerant recycling systems and vehicle exhaust emission testing equipment. The Company will continue to aggressively pursue this market by continuing to develop new products and technologies.

     Leveraging of Long-Term Relationships with Existing Customers. The trend of OEMs to contract sourcing of components to fewer outside suppliers favors larger, more efficient suppliers with high-quality products. The Company historically has had strong relationships, some of which date back 80 years, with major OEMs, including General Motors, Ford and Chrysler. In addition, because of the long lead time and the high degree of engineering interaction between the OEMs and the Company associated with the development of certain new designs and products, particularly in those cases where the Company is a Tier 1 supplier, the Company at times is the sole source to certain OEMs for engine and transmission parts for particular vehicle models. The Company is capitalizing on these relationships to become more involved in the design, engineering, manufacturing and quality control phases of product and product assembly programs of OEMs. The Company believes its Tier I status will enable it to continue to offer products to its customers at a lower cost and afford itself a competitive advantage in securing new business for both of its business segments.

BUSINESS SEGMENTS

     The Company operates in two primary business segments, specialty service tools and original equipment components for the global vehicle industry. It also operates a lease financing business for customers of its electronic engine diagnostic, emission testing and wheel service equipment. The following unaudited pro forma information (except information relating to the three months ended March 31, 1994, which is actual) summarizes the Company's revenues by business segment as if the 1993 Transactions had occurred as of January 1, 1991.



                                   THREE MONTHS
                                  ENDED MARCH 31                           YEAR ENDED DECEMBER 31
                          -------------------------------     -------------------------------------------------
                               1994             1993               1993              1992             1991
                          --------------    -------------     --------------    --------------    -------------
                                                       (dollars in millions)
Specialty Service
  Tools.................  $139.7      51%   $126.4     50%    $ 529.2     52%   $ 606.2     58%   $ 525.3    58%
Original Equipment
  Components............   134.4      48     119.6     48       458.8     46      420.0     40      366.1    40
SPX Credit
  Corporation...........     3.4       1       4.2      2        15.7      2       16.7      2       15.2     2
                          ------    ----    ------   ----     -------    ---    -------    ---    -------   ---
         Total..........  $277.5     100%   $250.2    100%    $1,003.7   100%   $1,042.9   100%   $ 906.6   100%
                          ------    ----    ------   ----     -------    ---    -------    ---    -------   ---
                          ------    ----    ------   ----     -------    ---    -------    ---    -------   ---

     Specialty Service Tools

     The Company's specialty service tools segment designs, manufactures and markets a wide range of specialty service tools and diagnostic equipment primarily for the global vehicle industry and, to some extent, to industries outside of the vehicle industry. The Company markets these products as solutions to service problems and as aids to performance improvements. The design of specialty service tools is critical to their functionality and generally requires close coordination with either the OEM or the ultimate user of the tools or instruments. A tool specially developed for a specific model vehicle often will be suitable for use with that model only, and will require modification for other or subsequently developed models. Therefore, although many of the specialty service tools designed, manufactured and marketed by the Company may perform similar tasks, the Company often redesigns each of these products as new model vehicles are introduced.

     The Company's operations which design, manufacture and market specialty service tools are oriented primarily to serve certain customer groups with which these operations have developed strong relationships. Thus, while two or more of the Company's operations may market a substantially similar specialty service tool, each operation will focus its marketing efforts on different customers. In certain circumstances, after the design of a product has been completed and a market established, the Company may outsource all or a portion of the manufacture or assembly of these products. The Company also sells a broad line of equipment of other manufacturers through franchised dealer equipment programs coordinated with certain vehicle OEMs.

     The table below identifies certain of the Company's principal specialty service tool categories, as well as the brand names under which they are marketed. Each such category, however, includes numerous variations and configurations of similar products, since the design thereof depends on customer needs and specific applications. The table does not include all of the Company's specialty service tools, and the Company is continually developing new products for specialty applications.

PRODUCT CATEGORY                               BRAND NAME
- ----------------                               ----------
Mechanical specialty service tools...........  Kent-Moore, OTC, Robinair, Miller Special
                                               Tools, Lowener, V.L. Churchill

Electronic specialty service tools...........  Allen Testproducts, Bear, Kent-Moore, OTC,
                                               Robinair, V.L. Churchill
Hydraulic specialty service tools, pumps,
  valves   and shop equipment................  OTC, Power Team

Electronic diagnostic equipment..............  Allen Testproducts, Bear, Kent-Moore, OTC,
                                               V.L. Churchill

Emission testing equipment...................  Allen Testproducts, Bear, Kent-Moore, OTC,
                                               V.L. Churchill

Engine coolant recovery and recycling
  equipment..................................  Robinair

Refrigerant recovery and recycling
  equipment..................................  Bear, Kent-Moore, OTC, Robinair

Wheel service equipment......................  Bear

Dealer equipment programs....................  Dealer Equipment & Services, Euroline

     The Company's specialty service tools segment also is increasing its emphasis on the service aspect of the specialty service tools market. The Company's Dealer Equipment and Services division administers dealer equipment programs in North America and Europe for 14 motor vehicle manufacturers, including General Motors, Hyundai, Mazda, Nissan, Opel, Saab, Saturn, Toyota and Volvo. Under the vehicle manufacturer's identity, the division supplies service equipment and technical support to franchised dealers, develops and distributes equipment catalogs and promotional materials, and helps franchised dealers design, assess and meet their service equipment needs.

     The Company markets its specialty service tools to franchised vehicle dealers and other aftermarket service and maintenance organizations or individual professional technicians. Products are sold to franchised dealers under both essential and general programs. Essential programs are those in which the OEM requires its franchised dealers to purchase and maintain the tools for warranty and service work. A portion of the Company's specialty service tools sales is to the stationary, or non-transportation, market, which includes the appliance, refrigeration and air conditioning markets. Sales of specialty service tools are made through direct sales forces and through independent distributorships (which are typically supported by the Company's technical support staff). The specialty service tools segment has manufacturing facilities in the United States and Spain, and sales and marketing operations in Australia, Brazil, Canada, France, Italy, Spain, Switzerland, The Netherlands, the United Kingdom and the United States.

     Original Equipment Components

     The Company's original equipment components segment designs, manufactures and markets component parts for vehicles. These parts primarily fall into five product lines: (i) piston and transmission rings, cylinder sleeves and other castings, (ii) precision die castings, (iii) tappets, valve guides and roller rocker arms, (iv) automatic transmission fluid filters and other filter products and (v) solenoid valves. Because of the nature of these products and the market in which they are sold, the reputation of the manufacturer and the quality and price of the products are considered significant to their marketing success.


     Rings and Sleeves. The Company manufactures piston rings and cylinder sleeves for vehicle engines. This product line has benefited from the trend in the vehicle industry to reduce the weight of vehicles in order to increase gas mileage. This trend has resulted in the development of aluminum engine blocks which require cast iron cylinder sleeves. Vehicle engine blocks made of cast iron do not require a cylinder sleeve. The Company has been successful in obtaining contracts with OEMs for these high volume vehicle cylinder sleeve applications.

     Through SP Europe, in which the Company has a 70% interest, the Company offers the European market a fully integrated supplier of vehicle piston rings and cylinder sleeves, with engineering design and testing capabilities and fully integrated manufacturing processes. SP Europe's primary European customers are VW, Federal Mogul, Mahle, Kolbenschmidt, Alcan, Audi, Volvo and Mercedes Benz. SP Europe was created by the Company in 1991 to acquire the European piston ring and cylinder sleeve manufacturing business of TRW. In October 1992, Mahle, a leading European manufacturer of pistons, contributed its Spanish piston ring operation to SP Europe in exchange for a 30% ownership interest.

     Die Castings. The Company produces precision aluminum, magnesium and zinc die cast parts for vehicle steering, air conditioning and other systems. The primary products in this line include steering column parts, rack-and-pinion housings and other castings such as components for air conditioning compressors, fuel systems, clutches and transmissions. Sales of the Company's die cast products also have benefited from the trend to decrease the weight of vehicles. The Company's magnesium steering column components, which are lighter and have a higher strength-to-weight ratio than cast iron, are used by many OEMs to accommodate air bag requirements in vehicles. In addition, through a new proprietary die casting method called "Process 2000," which increases the strength of aluminum, the Company has been successful in competing against suppliers of components, such as suspension system components, manufactured from heavier materials.

     Valve Train Products. The Company is a domestic supplier of a variety of valve train components, including tappets, lash adjusters and roller rocker arms. In addition to producing high-quality valve train products, the Company is focusing on providing higher-margin, value-added products to vehicle manufacturers, such as integrated valve train assemblies and subassemblies which reduce engine development time and improve manufacturing efficiency.


     Transmission Filters. The Company produces automatic transmission fluid filters. The Company believes its market position and automatic transmission filter technology will enable it to capitalize on the growth opportunities in the widespread use of automatic transmissions in North America and the growing acceptance of automatic transmissions in Europe and the Asia Pacific Rim Market.


     Solenoid Valves. The Company produces solenoid valves and related assemblies for major vehicle transmission manufacturers around the world. Its proprietary solenoid valve products are devices that interface between the electronic signals of a vehicle's on-board computer and the vehicle's hydraulic systems. The Company is using this technology in designing and manufacturing solenoid valves for electronically controlled automatic transmissions and believes that sales of these products will increase as OEMs increase their applications for these devices.

     The Company sells its original equipment components to the OEMs directly and to the replacement parts market primarily through a technical sales force. In order to gain entrance to certain foreign markets, the Company participates in several joint ventures located outside the United States. See "--International Operations" below. The Company also participates with Riken in a joint venture located in the United States to serve Japanese transplants. In 1993, on a pro forma basis, approximately three-fourths of the Company's original equipment components were sold to the OEMs and the remaining one-fourth was sold to the replacement parts market. The Company's original equipment components are manufactured in the United States, Germany, France and Spain.

International Operations

     In 1993, the Company's total export sales to both affiliated and unaffiliated customers, from the United States, were approximately $35 million and $74 million, respectively. SPT's export sales historically have been less than 10% of its total sales. The Company has wholly owned operations located in Australia, Brazil, Canada, France, Germany, Italy, The Netherlands, Singapore, Spain, Switzerland and the United Kingdom. The Company also has a 70% ownership in SP Europe, which is headquartered in Germany.

    Additionally, the Company has the following joint venture equity investments:

- -   JATEK (50%) -- A Japanese company that sells various products in the Asia
    Pacific Rim market, including many of the Company's specialty service tools.

- -   RSV (50%) -- A Japanese company that utilizes the Company's technology to develop and manufacture solenoid valves for the Asia Pacific Rim market.

- -   PROMEC (40%) -- A Mexican company that manufactures and distributes ring and sleeve products in Mexico.

- -   IBS Filtran (50%) -- A German company that manufactures and distributes automatic transmission filters to the European market.

     The Company also licenses its piston ring technology to a Brazilian vehicle parts manufacturer and has a cross-licensing agreement for piston rings with Riken.

SPX Credit Corporation

     SPX Credit Corporation was created through the acquisition of the leasing company affiliated with ATP and its combination with the Company's existing leasing operations. This business provides U.S. and Canadian customers of the Company's Automotive Diagnostics division with a leasing option when purchasing electronic diagnostic, emission testing and wheel service equipment. Essentially all of the direct financing leases, which are five years in length or less, are with companies or individuals operating within the vehicle repair industry.

RESEARCH AND DEVELOPMENT

     The Company is actively engaged in research and development programs designed to improve existing products and manufacturing methods and to develop new products. These engineering efforts encompass all of the Company's products with divisional engineering teams coordinating their resources.

     Particular emphasis has been placed on the development of new products that are compatible with, and build upon, the manufacturing and marketing capabilities of the Company. To assist the Company in meeting customer requirements, computer aided design (CAD) systems that provide rapid integration of computers in mechanical design, model testing and manufacturing control are used extensively.

     The Company (excluding SPT) expended $17.6 million on research activities relating to the development and improvement of its products in 1993, $14.7 million in 1992 and $13.1 million in 1991. There was no customer-sponsored research activity in these years. After the SPT Purchase, the Company's research and development expenditures will increase. SPT's research and development expenditures were $3.4 million in 1993, $3.8 million in 1992 and $3.6 million in 1991.

EMPLOYEES

     As of December 31, 1993, the Company employed approximately 8,600 persons. Approximately one-third of the Company's production and maintenance employees, who compose approximately 60% of the Company's work force, are covered by collective bargaining agreements with various unions. Management believes the Company has generally enjoyed good relations with its employees.

SIGNIFICANT CUSTOMERS

     Sales to General Motors, Ford and Chrysler and their various divisions, dealers and distributors would have accounted for approximately 17%, 10% and 8%, respectively, of the Company's 1993 consolidated net revenues (after giving pro forma effect to the 1993 Transactions). No other customer or group of customers under common control accounted for more than 5% of consolidated sales of the Company in 1993. See "Investment Considerations--Motor Vehicle Industry Cyclicality."

PROPERTIES

     United States. The principal properties used by the Company for manufacturing, administration and warehousing consist of 42 separate facilities totaling approximately 3.8 million square feet. These facilities are located in Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, Missouri, Ohio and Pennsylvania. All facilities are owned, except for 11 leased non-manufacturing facilities.

     The Company also has 33 distribution and service centers located throughout the United States for distribution and servicing of its specialty service tools. These distribution and service centers aggregate 190,000 square feet and are all leased. No single distribution and service center is material to the Company's business.

     International. The Company owns approximately 150,000 square feet and leases approximately 600,000 square feet of manufacturing, administration and distribution facilities in Australia, Brazil, Canada, France, Germany, Italy, The Netherlands, Singapore, Spain, Switzerland and the United Kingdom.

COMPETITION

     The Company competes globally with a number of other manufacturers and distributors which produce and sell similar products. Quality, technological innovation and price are the primary elements of competition. These competitors include vertically integrated units of the Company's major OEM customers, as well as a large number of independent domestic and international suppliers. Certain of these companies are larger and have greater resources than the Company.

     A number of the Company's major OEM customers manufacture for their own use products that compete with certain of the Company's products. Although these OEM customers have indicated that they will continue to rely on outside suppliers, the OEMs could elect to manufacture such products to meet their own requirements or to compete with the Company. There can be no assurance that the Company will not be adversely affected by increased competition in the markets in which it operates. The competitive environment also has changed dramatically over the past few years as the Company's traditional U.S. OEM customers, faced with intense international competition, have expanded their worldwide sourcing of components with the stated objective of better competing with lower-cost imports. As a result, the Company has experienced competition from suppliers in other parts of the world which enjoy certain competitive advantages such as lower labor costs, lower health care costs and, in some cases, export or raw material subsidies.

                    DESCRIPTION OF THE BANK CREDIT AGREEMENT

     The principal terms of the Bank Credit Agreement are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the Bank Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     On March 24, 1994, the Company entered into the Bank Credit Agreement with The First National Bank of Chicago, as agent (the "Agent") for the banks named therein, which provides for the unsecured Revolving Credit Facility and an unsecured letter of credit facility, both of which mature on March 15, 1999. The Revolving Credit Facility initially permitted the Company to borrow up to $250 million, approximately $166 million of which the Company borrowed, together with available cash, to consummate the Initial Transactions. See "Capitalization" and "Pro Forma Consolidated Financial Statements."



     Upon the consummation of the Offering, the available credit under the Revolving Credit Facility will be reduced to $225 million, which includes up to $35 million under the letter of credit facility. The amount available under the Revolving Credit Facility is reduced further by $12.5 million on each June 15 and December 15 in 1997 and 1998, as well as by the stated amount of all outstanding letters of credit issued under the letter of credit facility. In addition, the Bank Credit Agreement provides that the credit commitment available under the Revolving Credit Facility is automatically and permanently reduced by the following amounts: (i) 100% of net cash proceeds from sales or dispositions of any property or business that exceeds $1 million on an annual basis, (ii) 50% of the Company's excess cash flow (but in no event reducing the amount available to less than $150 million) and (iii) 100% of the proceeds from the sale by the Company of equity securities in excess of $25 million (but in no event reducing the amount available to less than $150 million). The Company may, at its election and at any time, permanently reduce the amount available under the Revolving Credit Facility in whole or in part and without penalty in increments of $5 million.


     At the Company's option, interest on amounts borrowed under the Revolving Credit Facility will be payable either at (i) the greater of (x) the rate announced as the corporate base rate of the Agent and (y) the applicable federal funds rate plus 0.5% or (ii) the Eurodollar rate plus 1%. The annual rate of interest under this facility on March 31, 1994 was 4.69%. The Revolving Credit Facility obligates the Company to enter into hedging arrangements which fix the interest rate of approximately $75 million of borrowings thereunder at 8% for an average weighted maturity of at least two years. In addition, the Company is required to pay a commitment fee of 3/8% per annum on the average daily unused portion of the Revolving Credit Facility, as well as certain other customary fees and commissions.

     The Bank Credit Agreement contains certain customary covenants, including without limitation reporting and other affirmative covenants of and restrictions (subject to certain exceptions) on the Company (and in most cases the Company's subsidiaries) with respect to: (i) liens and encumbrances, (ii) guarantees,
(iii) sale and leaseback transactions, (iv) certain sales of assets, (v) consolidations and mergers, (vi) investments (including investments in subsidiaries), (vii) capital expenditures, (viii) loans and advances, (ix) indebtedness and additional indebtedness, (x) compliance with pension, environmental and other laws, (xi) operating leases, (xii) transactions with subsidiaries and affiliates, (xiii) changes in lines of business, (xiv) hedging of interest rates and (xv) prepayment of other debt. The Bank Credit Agreement also provides that the payment of dividends and certain other restricted payments may be made only if the Company is not in default under the Bank Credit Agreement and, until the Company has received a credit rating of BBB or better by Standard & Poor's Corporation, such payments may not exceed 10% of the Company's consolidated EBITDA during any consecutive 12-month period; provided, however, that irrespective of such limitations, the Company may make dividend payments aggregating up to $8 million on or before June 30, 1995, and may repurchase the partnership interests of certain SPT managers in an amount not in excess of $3.0 million. Subject to satisfaction of certain conditions (including obtaining accounts receivable securitization financing and/or non-recourse financing with respect to SPX Credit Corporation in an aggregate amount of $50 million), the Company may expend up to $50 million in the aggregate for acquisitions and additional investments during the term of the Bank Credit Agreement, which $50 million amount may be replenished on a dollar-for-dollar basis in an amount equal to 50% from a portion of the Company's excess cash flow.

     The Bank Credit Agreement requires the Company to comply with certain financial covenants and contains certain customary events of default and representations and warranties.

                            DESCRIPTION OF THE NOTES


     The Notes will be issued under an indenture to be dated as of June 6, 1994 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trustee Indenture Act of 1939, as amended, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."


GENERAL


     The Notes will be unsecured senior subordinated obligations of the Company limited to $260,000,000 aggregate principal amount. The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. (Section 302) Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes initially at 101 Barclay Street, New York, New York 10286. (Section 305) In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. (Section 307) No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)


MATURITY, INTEREST AND PRINCIPAL


     The Notes will mature on June 1, 2002. Interest on the Notes will accrue at the rate of 11 3/4% per annum and will be payable semi-annually on each June 1 and December 1, commencing December 1, 1994, to the holders of record of the Notes at the close of business on the May 15 and November 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are not subject to the benefit of any sinking fund.


OPTIONAL REDEMPTION


     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 1998, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning June 1 of the years indicated below:



                                                                      REDEMPTION
             YEAR                                                       PRICE
            ------                                                  ----------------
            1998.................................................       106.250%
            1999.................................................       103.125%
            2000 and thereafter..................................       100.000%



     Upon the occurrence of a Change of Control prior to June 1, 1998, the Notes will be redeemable, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice to each holder of Notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the redemption date plus (iii) the Applicable Premium.



     In addition, up to 30% of the aggregate principal amount of the Notes outstanding on the Issue Date will be redeemable prior to June 1, 1996, at the option of the Company, within 45 days of the sale of Capital Stock in a Public Equity Offering from the net proceeds of such sale at a redemption price equal to 110.75% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, thereon to the date of redemption. (Section 1101)


     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption unless the Company defaults in the payment of the redemption price. (Sections 1104, 1105, 1107 and 1108)

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Notes will be subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full in cash, Cash Equivalents or other form of payment acceptable to the holders of Senior Indebtedness of all existing and future Senior Indebtedness of the Company, which includes, without limitation, all obligations under the Bank Credit Agreement. The Notes will be unsecured senior subordinated indebtedness of the Company, ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all future Subordinated Indebtedness of the Company. (Section 1301) The payment of the principal of, premium, if any, and interest on the Notes will be effectively subordinate to the claims of general creditors of the Company's Subsidiaries, including SPT, which are not Guarantors. See "Investment Considerations --Subordination of the Notes." On the date the Notes are issued, none of the Company's Subsidiaries will be Guarantors.


     The Indenture will provide that in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except a distribution in connection with a consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation upon the terms and conditions described below under "--Merger, Sale of Assets, Etc."), holders of all Senior Indebtedness of the Company shall be entitled to receive payment in full in cash, Cash Equivalents or other form of payment acceptable to the holders of Senior Indebtedness of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in accordance with the instrument governing such Senior Indebtedness, before the holders of the Notes are entitled to receive any payment or distribution (except for certain permitted equity or subordinated debt securities (the "Permitted Junior Securities") or payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") on account of the principal of, premium, if any, and interest on the Notes. In the event that, notwithstanding the foregoing, after an event described in clause (a), (b) or
(c), the Trustee or any holder of the Notes shall have received any payment or distribution of assets of the Company of any kind or character (excluding Permitted Junior Securities or payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture"), before all Senior Indebtedness is paid in full or payment thereof provided for in cash, Cash Equivalents or other form of payment acceptable to the holders of the Senior Indebtedness, then such payment or distribution will be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash, Cash Equivalents or other form of payment acceptable to the holders of the Senior Indebtedness. (Section 1302)

     During the continuance of any default in the payment of principal of, premium, if any, or interest on any Designated Senior Indebtedness when due (whether at final maturity, upon scheduled installment, acceleration or otherwise) (a "Payment Default"), no payment or distribution of any assets of the Company of any kind or character (other than Permitted Junior Securities or payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") shall be made on account of the principal of, premium, if any, and interest on the Notes unless and until such Payment Default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash, Cash Equivalents or other form of payment acceptable to the holders of the Senior Indebtedness. (Section 1303)

     In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default"), after receipt by the Trustee from a representative of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any assets of the Company of any kind or character (other than Permitted Junior Securities or payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") may be made by the Company on account of the principal of, premium, if any, and interest on the Notes, including for the redemption, purchase or other acquisition of Notes for the period specified below (the "Payment Blockage Period").


     The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from a representative of holders of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) more than 179 days shall have elapsed since the receipt of such notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred and is then continuing after giving effect to such cure or waiver), (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash, Cash Equivalents or other form of payment acceptable to holders of the Designated Senior Indebtedness or
(iv) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representative of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of clause (i), (ii), (iii) or (iv), whichever was earlier, the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be at least a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. (Section 1303)


     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Notes.


     As of March 31, 1994, on a pro forma basis, after giving effect to the Refinancing (including the issuance of the Notes and the application of the estimated net proceeds therefrom), the amount of outstanding Senior Indebtedness of the Company would have been approximately $146 million. Because the Company conducts a substantial portion of its operations through its subsidiaries, including SPT, the claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations do not constitute Senior Indebtedness. On a pro forma basis, the Company's subsidiaries had indebtedness for borrowed money and trade payables of approximately $44 million as of March 31, 1994. See "Description of the Bank Credit Agreement" and "Use of Proceeds." The Indenture will limit, but not prohibit, the incurrence by the Company of additional Indebtedness which is senior or pari passu in right of payment to the Notes and will prohibit the incurrence by the Company of Indebtedness which is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.

CERTAIN COVENANTS

     The Indenture will contain the following covenants, among others:


     Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any other manner become directly or indirectly liable (in each case, to "incur") for the payment of any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness); provided, however, that (i) the Company will be permitted to incur Indebtedness (including Acquired Indebtedness), contingently or otherwise, if at the time of such incurrence, and after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least equal to 2.0 to
1.0 through December 31, 1996 and 2.25 to 1 thereafter and (ii) in the case of Subordinated Indebtedness, such Indebtedness has no scheduled principal payment on or prior to the Stated Maturity for the final scheduled principal payment of the Notes.


     Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in Capital Stock (other than Redeemable Capital Stock) or rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock));

     (ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Affiliate of the Company (other than any such Capital Stock of any Wholly Owned Restricted Subsidiary of the Company);

     (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity (unless within one year of maturity), scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness;

     (iv) make any Investment (other than any Permitted Investment) in any person, including any Unrestricted Subsidiary (other than in the Company, a Wholly Owned Restricted Subsidiary of the Company or a person that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment); or


     (v) declare or pay any dividend or make any other distribution on or in respect of any Capital Stock of any Subsidiary to the direct or indirect holders (in their capacities as such) of Capital Stock of the Subsidiary (other than with respect to Capital Stock held by the Company or any of its Wholly Owned Restricted Subsidiaries) or any purchase, redemption or other acquisition or retirement for value, of any Capital Stock of any Subsidiary (other than any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary);


(such payments, dividends, distributions, purchases, defeasances, repurchases, redemptions, acquisitions, retirements or Investments described in the preceding clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than in cash, being as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (A) no Default or Event of Default shall have occurred and be continuing, (B) the aggregate amount of all Restricted Payments declared or made from and after the date immediately following the Issue Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period (treated as one accounting period) beginning on December 31, 1993 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit) plus (2) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance or sale (other than to any of its Restricted Subsidiaries) of Capital Stock (excluding Redeemable Capital Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness (to the extent such Indebtedness is originally sold for cash) or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any person (other than to a Restricted Subsidiary of the Company) (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below), plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment made pursuant to clause (v) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment and (C) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above. For purposes of the preceding clause (B)(2), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock, either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company upon the conversion, exchange or exercise thereof.

     (b) None of the foregoing provisions will prohibit: (i) the payment of any dividend within 90 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph (a); (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary of the Company in exchange for (including any such exchange pursuant to a conversion right or privilege in connection with which cash is paid in lieu of fractional shares or scrip), or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Restricted Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (B)(2) of the preceding paragraph (a); (iii) any redemption, defeasance, repurchase or other acquisition or retirement for value (each for purposes of this clause, a "refinancing") of Pari Passu Indebtedness or Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Company; provided, however, that any such net cash proceeds are excluded from clause (B)(2) of the preceding paragraph (a); or
(2) new Indebtedness of the Company so long as such Indebtedness (A) is pari passu with or expressly subordinated in right of payment to the Notes in the same manner and at least to the same extent as the Notes are subordinated to Senior Indebtedness, (B) has a principal amount that does not exceed the principal amount so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of fees and expenses of the Company incurred in connection with such refinancing; provided that for purposes of this clause, the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or if such Indebtedness provides for an amount less than the principal amount thereof upon a declaration of acceleration thereof, such lesser amount as of the date of determination, (C) has a Stated Maturity for the final scheduled principal payment of such Indebtedness on or later than the Stated Maturity for the final scheduled principal payment of the Notes and (D) has an Average Life to Stated Maturity that equals or exceeds the Average Life to Stated Maturity of the Notes; (iv) the redemption or repurchase of the limited partnership interests of SPT owned by certain employees of SPT on the Issue Date for an aggregate amount not to exceed $3,000,000; (v) so long as no Default or Event of Default shall have occurred and be continuing, the making of (x) Investments constituting Restricted Payments and (y) other Restricted Payments such that, after giving effect thereto, the sum of the aggregate outstanding amount of such Investments (valued at their cost) referred to in clause (x) made after the Issue Date and the aggregate amount of such other Restricted Payments referred to in clause (y) made after the Issue Date would not exceed $10,000,000; or (vi) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant "--Disposition of Proceeds of Asset Sales." In computing the amount of Restricted Payments for the purposes of clause (B) of the preceding paragraph, Restricted Payments made under (i) and (vi) shall be included. (Section 1011)

     Limitation on Liens. The Company will not and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, now owned or hereafter acquired, to secure any Pari Passu Indebtedness or Subordinated Indebtedness unless prior to or contemporaneously therewith the Notes are secured equally and ratably; provided that (1) if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall rank equally and ratably with the Lien securing the Notes and (2) if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes. The foregoing shall not apply to any Lien securing Acquired Indebtedness of the Company; provided that any such Lien only extends to the assets that were subject to such Lien prior to the related acquisition by the Company and was not created, incurred or assumed in contemplation of such transaction. The foregoing shall not apply to the incurrence of Indebtedness pursuant to clause (9), (12),
(13) or (14) of the definition of "Permitted Indebtedness."

     Purchase of Notes upon Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an Offer to purchase (a "Change of Control Offer") and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to make a Change of Control Offer in the event that it has exercised its right to redeem all of the Notes as described under "--Optional Redemption" within 30 days after the occurrence of such Change of Control. The Company shall, subject to the provisions described below, be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. Prior to the mailing of the notice to holders provided for below, the Company shall have (x) terminated all commitments and repaid in full all Indebtedness under the Bank Credit Agreement, or offered to terminate such commitments and repay in full such Indebtedness and have in fact terminated the commitments of and repaid all Indebtedness of any lender under the Bank Credit Agreement who accepts such offer or (y) obtained the requisite consents under the Bank Credit Agreement to permit the purchase of the Notes as provided for under this covenant. If a notice has been mailed when such condition precedent has not been satisfied, the Company shall have no obligation to (and shall not) effect the purchase of Notes until such time as such condition precedent is satisfied. Failure to mail the notice on the date specified below or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed shall in any event constitute a covenant Default under clause (iii) of "--Events of Default" herein. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the business day immediately prior to the Change of Control Purchase Date. (Section 1013)

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control

Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The occurrence of the events constituting a Change of Control under the Indenture will result in an event of default under the Bank Credit Agreement and, thereafter, the lenders will have the right to require repayment of the borrowing thereunder in full. The Company's obligations under the Bank Credit Agreement represent obligations senior in right of payment to the Notes and the Bank Credit Agreement will not permit the purchase of the Notes absent consent of the lenders thereunder in the event of a Change of Control (although the failure by the Company to comply with its obligations hereunder in the event of a Change of Control would constitute a Default under the Notes).

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The obligation of the Company to make a Change of Control Offer may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control. (Section
1013)

     The use of the term "all or substantially all" in Indenture provisions such as clause (b) of the definition of "Change of Control" and under "--Merger, Sale of Assets, Etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of the Notes.

     Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company, of the shares or assets sold or otherwise disposed of and (ii) at least 85% of such consideration consists of cash and Cash Equivalents. To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to prepay Senior Indebtedness and thereby permanently reduce the commitments or amounts available to be reborrowed under such Senior Indebtedness as required by the terms thereof, or are not so applied, the Company or a Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets other than working capital that replace the properties and assets that were the subject of such Asset Sale or in properties and assets other than working capital that will be used in the business of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets") so long as the Company or such Restricted Subsidiary has notified the Trustee in writing within 270 days of such Asset Sale that it has determined to apply the Net Cash Proceeds from such Asset Sale to an investment in such Replacement Assets. Any Net Cash Proceeds from any Asset Sale not applied as provided in the preceding two sentences within 360 days of such Asset Sale constitute "Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (i) the Company shall make an offer to purchase (an "Offer") to all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such Note Amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any (the "Offered Price"), to the date (the "Offer Date") such Offer is consummated, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, in either case constituting a "Deficiency"), the Company shall use such Deficiency in any manner. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     Whenever the Excess Proceeds received by the Company exceed $5,000,000, such Excess Proceeds shall, prior to the purchase of Notes or any Pari Passu Indebtedness described in the preceding paragraph, be set aside by the Company in a separate account pending (i) deposit with the depositary or a paying agent of the amount required to purchase the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, respectively, (ii) delivery by the Company of the Offered Price to the holders of the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, respectively and (iii) application, as set forth in the preceding paragraphs, of Excess Proceeds in the business of the Company and its Restricted Subsidiaries. Such Excess Proceeds may be invested in Cash Equivalents; provided that the maturity date of any such investment shall not be later than (A) in the event the amount of Excess Proceeds equals $7,000,000 or more, the Offer Date, or (B) in any other event, six months. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents; provided that the Company shall not be entitled to such interest, and shall not withdraw such interest from the separate account, if an Event of Default has occurred and is continuing.

     The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the Issue Date as such Indebtedness may be refinanced or replaced from time to time or (ii) any Senior Indebtedness existing on the Issue Date or thereafter; provided that such restrictions contained in such refinanced Indebtedness are no less favorable to the holders of Notes than those existing on the date of the Indenture) that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above. In the event that the Company is prohibited by provisions of applicable law from purchasing Notes from the holders thereof in an offer to purchase the Notes, the Company need not make such offer so long as such prohibition is in effect. (Section 1014)


     Restriction on Transfer of Assets. The Company will not sell, convey, transfer or otherwise dispose of its assets or property to any of its Subsidiaries, except for transactions pursuant to clause (ix), (xi) or (xii) of the definition of Permitted Investments and sales, conveyances, transfers or other dispositions (a) made in the ordinary course of business or (b) made to any Wholly Owned Restricted Subsidiary, if such Wholly Owned Restricted Subsidiary (x) simultaneously with such sale, conveyance, transfer or disposal executes and delivers a supplemental indenture to the Indenture providing for the guarantee of payment of the Notes by such Wholly Owned Restricted Subsidiary and setting forth the terms and conditions pursuant to which the Trustee shall seek payment under such a guarantee (such a guarantee shall be unconditional and shall be subordinated to any guarantee of such Wholly Owned Restricted Subsidiary of Senior Indebtedness of the Company and shall be subordinated to any other Indebtedness of such Wholly Owned Restricted Subsidiary (which is not subordinated to any other Indebtedness of such Wholly Owned Restricted Subsidiary or which is designated by such Wholly Owned Restricted Subsidiary as being senior in right of payment to such guarantee), in each case to the same extent as the Notes are subordinated to the Senior Indebtedness of the Company under the Indenture) and (y) waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any rights against the

Company or any other Subsidiary as a result of any payment by such Wholly Owned Restricted Subsidiary under its Guarantee. (Section 1019)

     Limitation on Issuance and Sale of Capital Stock by Restricted Subsidiaries. The Company (i) will not permit any of its Restricted Subsidiaries to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company) and (ii) will not permit any person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Capital Stock of any Restricted Subsidiary of the Company other than with respect to (A) the limited partnership interests of SPT owned by certain employees of SPT on the Issue Date and (B) the general and limited partnership interests of SP Europe, so long as the Company shall be a general partner and own at least 51% of the combined general and limited partnership interests thereof. (Section 1015)

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary of the Company) or any "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 10% or more of the Company's Common Stock at any time outstanding ("Interested Persons") except (i) on terms that are no less favorable to the Company, or its Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction or transactions on an arm's-length basis at such time from persons who are not Affiliates of the Company or Interested Persons, (ii) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $10,000,000, (A) such transaction or series of transactions has been approved by a majority of the disinterested members of the Board of Directors or the Company has obtained a written opinion from a nationally recognized investment banking firm stating that the terms of such transactions or series of transactions are fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view, and (B) the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or series of transactions comply with the preceding clause (i), and (iii) with respect to any transaction or series of transactions involving aggregate payments or value equal to or greater than $1,000,000 and less than $10,000,000, the Company shall have complied with the condition set forth in clause (ii)(B) above. This covenant will not restrict the Company from (i) paying reasonable and customary regular fees to directors of the Company who are not employees of the Company,
(ii) making loans or advances to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes of the Company in the ordinary course of business consistent with past practice, (iii) the payment of dividends in respect of the Company or any Restricted Subsidiary permitted under the "--Limitation on Restricted Payments" covenant, or (iv) transactions provided for under agreements in existence on the date of the Indenture and listed on a schedule thereto. (Section 1016)

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company, or
(e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, (ii) any encumbrance or restriction in the Bank Credit Agreement or any other agreement as in effect on the date of the Indenture and listed on a schedule thereto, and (iii) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement described in clause (i) and (ii) above, which is not materially more restrictive or less favorable to the holders of Notes than those existing under the agreement being extended, refinanced, renewed or replaced. (Section 1017)

     Limitation on Guarantees by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any Guarantor, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary and waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; provided, however, that in the case of any guarantee of any Guarantor with respect to Senior Indebtedness, the guarantee of the payment of the Notes by such Guarantor to be provided in accordance herewith shall be subordinated to the guarantee with respect to such Senior Indebtedness in the same manner and to the same extent as the Notes are subordinated to such Senior Indebtedness. Each guarantee created pursuant to the provisions described above is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor." (Sections 1018 and 1408)

     Notwithstanding the foregoing, in the event that a Guarantor is released from all obligations which pursuant to the first sentence of the preceding paragraph obligate it to become a Guarantor, such Guarantor shall be released from all obligations under its Guarantee (provided that the provisions of the first sentence of the preceding paragraph shall apply anew in the event that such Guarantor subsequent to being released incurs any obligations that pursuant to such sentence obligate it to become a Guarantor). In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Company or a Restricted Subsidiary of the Company to any person that is not an Affiliate of the Company or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture, such Guarantor will be deemed to be released from all obligations under its Guarantee; provided, however, that each such Guarantor is sold or disposed of in accordance with the "--Disposition of Proceeds of Asset Sales" covenant above; provided further that the foregoing proviso shall not apply to the sale or disposition of a Guarantor in a foreclosure to the extent that such proviso would be inconsistent with the requirements of the Uniform Commercial Code. (Section 1018)

     Limitation on Certain Other Subordinated Indebtedness. The Company will not issue, directly or indirectly, any Indebtedness which is subordinated or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is expressly pari passu with or subordinated in right of payment to the Notes. (Section 1020)

     Reporting Requirements. The Company will file, to the extent permitted under the Exchange Act, with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will file with the Trustee and provide to each holder of Notes copies of such reports and documents within 15 days after it files them with the Commission or, if filing such documents by the Company with the Commission is not permitted under the Exchange Act, within 15 days after it would otherwise have been required to file such reports and documents if permitted, in each case at the Company's cost. (Section
703)

MERGER, SALE OF ASSETS, ETC.

     The Indenture will provide that the Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and that the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or of the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto (i) either (A) (1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the surviving person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary of the Company, such Restricted Subsidiary shall be the surviving person and such surviving person shall be a Restricted Subsidiary of the Company or (B) (1) the person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) (x) in case of a transaction involving the Company, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect or (y) in the case of a transaction involving a Restricted Subsidiary that is a Guarantor, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Restricted Subsidiary under its Guarantee and related supplemental indenture, and in each case, such Guarantee and supplemental indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company, or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness under the "--Limitation on Indebtedness" covenant described above (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness); and (iii) immediately after giving effect to such transaction, the Surviving Entity shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company or such Restricted Subsidiary, as the case may be, immediately prior to such transaction; provided that a Wholly Owned Restricted Subsidiary may consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Company or another Wholly Owned Restricted Subsidiary. (Section 801)

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture, if any, in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, if any, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee of the Notes will apply to the obligations of the Company or the Surviving Entity under the Indenture. (Section 801)

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein. (Section
802)

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

     (i) default in the payment of the principal of, or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, required purchase or otherwise);

     (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, and such default continues for a period of 30 days;

     (iii) failure by the Company to make or consummate an offer in accordance with "Certain Covenants-- Purchase of Notes upon Change of Control" or "--Disposition of Proceeds of Asset Sales" above;


     (iv) failure by the Company or any Restricted Subsidiary to comply with its obligations under "--Merger, Sale of Assets, Etc." above;

     (v) failure by the Company or any Guarantor to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture (other than a default specified in clause (i), (ii), (iii) or (iv) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding;


     (vi) (A) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding indebtedness in excess of $10,000,000, individually or in the aggregate, and either (i) such Indebtedness is already due and payable in full or (ii) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness, or (B) failure to pay such Indebtedness beyond any applicable grace period when such Indebtedness has been required to be prepaid or repurchased (other than scheduled required prepayment) prior to the stated maturity of such Indebtedness;

     (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $10,000,000, individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not have been discharged or fully bonded, and either (1) any creditor shall have commenced an enforcement proceeding upon such judgment (other than a judgment that is stayed by pending appeal or otherwise) or (2) there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect;

     (viii) any Guarantee ceases to be in full force and effect (other than as provided in the second paragraph under the "--Limitation on Guarantees of Restricted Subsidiaries" covenant above) or is declared null and void, or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture); or

     (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company or one or more Subsidiaries of the Company which, in the aggregate, would constitute a Significant Subsidiary shall have occurred. (Section 501)


     If an Event of Default (other than as specified in clause (ix) above with respect to the Company or any Significant Subsidiary (or one or more Subsidiaries which, in the aggregate, would constitute a Significant Subsidiary)) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (ix) above with respect to the Company or any Significant Subsidiary (or one or more Subsidiaries which, in the aggregate, would constitute a Significant Subsidiary) occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)


     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which have become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected. (Section 513)

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note. (Sections 507 and 508)

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture. (Sections 602 and 512)


     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 90 days after such occurrence. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Notes. (Section 601)


     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default. (Sections 1008 and 1009)

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the then outstanding Notes, except for
(i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for receipt of payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1201, 1202 and 1203)

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity, (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as clause (ix) under the first paragraph under "Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit, (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any of the Notes, (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound, (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result,
(viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with intent of preferring the holders of the Notes or any Guarantor over the other creditors of the Company or any Guarantor with the intent of defeating, hindering or delaying or defrauding creditors of the Company, any Guarantor or others, (ix) if the Bank Credit Agreement is in effect, the Company shall have delivered to the Trustee any required consent of the lenders under the Bank Credit Agreement to such defeasance or covenant defeasance, as the case may be, and (x) no event or condition shall exist that would prevent the Company from making payments of the principal of (and premium, if any) or interest on the Notes on the date of such deposit or at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period). (Section 1204)


SATISFACTION AND DISCHARGE

     The Indenture will upon Company Request (as defined in the Indenture) be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for which payment has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust solely for the benefit of holders in an amount in U.S. dollars sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the making of such Company Request does not constitute a default under the Indenture or any other material agreement to which the Company is a party or by which it is bound, (iii) the Company has paid all other sums payable under the Indenture by the Company, and (iv) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

AMENDMENTS AND WAIVERS

     From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, complying with the Trust Indenture Act of 1939, adding any Subsidiary of the Company as a Guarantor or making any change that does not adversely affect the rights of any holder; provided, however, that the Company has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any holder of the Notes. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which the Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Notes or any Guarantee, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes,
(vi) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the Notes, (viii) modify or change any provision of the Indenture affecting the subordination of the Notes or any Guarantee in a manner adverse to the holders of the Notes, or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with other provisions of the Indenture permitting such release. (Sections 901 and 902)

THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture, the Notes and any Guarantee will be governed by the laws of the State of New York, without regard to the principles of conflicts of law. (Section 112)

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Restricted Subsidiary of any other person, other than Indebtedness incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition, as the case may be.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.


     "Applicable Premium" means, with respect to a Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of (A) the present value of the required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such Note; provided, however, that in no event will the Applicable Premium exceed the amount of the applicable redemption price upon an optional redemption less 100%, at any time on or after June 1, 1998.


     "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or
(b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person or any division or line of business of such person.


     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) to any person other than the Company or a Wholly Owned Restricted Subsidiary of the Company (which is subject to the provisions described under the "-- Restriction on Transfer of Assets" covenant), in one or a series of related transactions of: (a) any Capital Stock of any Restricted Subsidiary of the Company, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company or (c) any other properties or assets of the Company or a Restricted Subsidiary (including proprietary brand names, whether registered or otherwise) other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Merger, Sale of Assets, Etc.,"
(ii) sales of assets consisting of obsolete equipment or assets that in the Company's reasonable judgment are either (x) no longer used or (y) no longer useful in the business of the Company or its Restricted Subsidiaries, (iii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets, whether in one transaction or a series of related transactions, involving assets with a fair market value determined by the Company to be not in excess of $500,000, or (iv) any sales or financings of accounts or lease receivables pursuant to clause (12), (13) or (14) of the definition of "Permitted Indebtedness."


     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.


     "Bank Credit Agreement" means (a) the Credit Agreement dated as of March 24, 1994 among the Company, the Banks and The First National Bank of Chicago, as agent for the Banks, as in effect on the Issue Date and as such agreement may be amended, restated, supplemented or otherwise modified from time to time, and (b) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing such Agreement or any other agreement deemed a Bank Credit Agreement under clause (a) or (b) hereof.


     "Banks" means the lenders from time to time who are parties to the Bank Credit Agreement.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents or interests in (however designated) such person's capital stock or other equity interests or participations, including general and limited partnership interests, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP; and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof on the balance sheet at such date, determined in accordance with GAAP consistently applied.

     "Cash Equivalents" means, at any time : (i) any evidence of Indebtedness with a maturity of 180 days or less issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit, time deposits and bankers' acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 90 days or less issued by a corporation that is not an Affiliate of the Company or a Subsidiary organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; and (iv) any money market or other deposit accounts issued or offered by any domestic institution in the business of accepting money market accounts or any commercial banking institution described in clause (ii) above.

     "Change of Control" means an event as a result of which: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50 % of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where
(A) the outstanding Voting Stock of the Company is changed into or exchanged for
(x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "--Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "--Certain Covenants--Limitation on Restricted Payments") and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than 50 % of the total outstanding Voting Stock of the surviving corporation; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Merger, Sale of Assets, Etc."


     "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.


     "Consolidated EBITDA" means, with respect to any person for any period, (i) the sum of, without duplication, the amount for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense, (d) Consolidated Income Tax Expense and (e) any increase in the Employee Liabilities of such person and its Restricted Subsidiaries for such period less any decrease in the Employee Liabilities of such period, which have been deducted to arrive at Consolidated Net Income less (ii) non-cash items increasing Consolidated Net Income (other than in the ordinary course of business); provided, however, that if, during such period, such person or any of its Restricted Subsidiaries shall have consummated any Asset Sale or Asset Acquisition, Consolidated EBITDA for such person and its Restricted Subsidiaries for such period shall be adjusted (in the manner set forth in the definition of the term "Consolidated Fixed Charge Coverage Ratio") to give pro forma effect to the Consolidated EBITDA directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.


     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated EBITDA of such person for the four full fiscal quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such person or any of its Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period; and (iii) notwithstanding clauses
(i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements. In calculating the Consolidated Fixed Charge Coverage Ratio, and giving pro forma effect to any incurrence of Indebtedness during a Reference Period, pro forma effect shall be given to the use of proceeds thereof to permanently repay or retire Indebtedness. If such person or any of its Restricted Subsidiaries directly or indirectly guaranteed Indebtedness of a third person, the above clauses shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.


     "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense and (ii) the aggregate amount of dividends and other distributions (A) paid or accrued during such period in respect of Redeemable Capital Stock and (B) paid during such period in respect of Preferred Stock (other than Preferred Stock which is Redeemable Capital Stock) of such person and its Restricted Subsidiaries on a consolidated basis; provided, however, that if, during such period, such person or any of its Restricted Subsidiaries shall have made any Asset Sales or Asset Acquisitions, Consolidated Fixed Charges for such person and its Restricted Subsidiaries for such period shall be adjusted (in the manner set forth in the definition of the term "Consolidated Fixed Charge Coverage Ratio") to give pro forma effect to the Consolidated Fixed Charges directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.


     "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Restricted Subsidiaries for Indebtedness for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation which in accordance with GAAP is required to be reflected on an income statement, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all accrued interest and (f) that portion of rental expense estimated to be representative of the interest factor and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto) and the non-recurring cumulative effect of accounting changes, (ii) the portion of net income (or loss) of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (v) the net income of any Restricted Subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders, (vi) gains or losses realized upon the termination of any employee pension benefit plan, on an after-tax basis and (vii) a non-recurring charge relating to the write off of goodwill of the Company's Automotive Diagnostics division, recorded on the Company's consolidated balance sheet in accordance with GAAP, in an aggregate amount not to exceed $75,000,000.

     "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' equity of such person less the amount, if any, of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of such person and its Restricted Subsidiaries, as determined in accordance with GAAP consistently applied.

     "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses (including, without limitation, non-cash reserves and non-cash charges) of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied (but only to the extent such non-cash reserves, expenses and charges did not require an accrual of a reserve for cash disbursements for any future periods).

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Bank Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25,000,000 and is specifically designated by the Company, with the consent of the agent for the Banks under the Bank Credit Agreement, in its sole discretion, if such agreement is then in effect, in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness."

     "Employee Liabilities" means, with respect to any person, any liability in respect of employee benefits that would be reflected on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with GAAP.

     "Event of Default" has the meaning set forth under "--Events of Default" herein.

     "Existing Receivables Financing" means obligations of the Company incurred or issued pursuant to the terms of those certain agreements, each dated as of April 30, 1991, between the Company and each of The First National Bank of Chicago and Falcon Asset Securitization Corporation.

     "GAAP" means generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research Bulletins which are applicable as of the Issue Date.

     "Guarantee" has the meaning set forth under "--Limitation on Guarantees by Restricted Subsidiaries" herein.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantor" means the issuer at any time of a Guarantee (so long as such Guarantee remains outstanding).

     "Incremental Receivables Financing" means obligations of the Company incurred or issued pursuant to an increase in the Existing Receivables Financing or pursuant to a separate securitized receivables facility incurred or issued on commercially reasonable terms and conditions for similar financing transactions and negotiated on an arm's-length basis from an unaffiliated lender.


     "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of currency exchange contracts and Interest Rate Protection Obligations of such person (i) repurchase obligations or liabilities of such person with respect to accounts or lease receivables or notes receivable sold by such person, (j) obligations incurred under or in connection with the Existing Receivables Financing or any Incremental Receivables Financing, notwithstanding the manner in which such obligations are characterized on a balance sheet of the Company prepared in accordance with GAAP, provided that, for purposes of calculating financial tests hereunder, such obligations shall be included only to the extent such obligations are with recourse to the Company or any of its Restricted Subsidiaries, and (k) with respect to SPX Credit Corporation, obligations incurred under or in connection with any SPX Credit Lease Financing, notwithstanding the manner in which such obligations are characterized on a balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP, provided that, for purposes of calculating financial tests hereunder, such obligations shall be excluded as Indebtedness, and (l) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (l) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.


     "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit, advance, guarantee or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. For the purpose of making any calculations under the Indenture (i) Investment shall include the person's proportionate share of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the person's proportionate share of the fair market value of the net assets of any Unrestricted Subsidiary that is designated a Restricted Subsidiary and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer; provided that, in each case, the fair market value of an asset or property shall be as determined by the Board of Directors of the Company in good faith. For purposes of the Indenture, the change in designation of a Restricted Subsidiary to an Unrestricted Subsidiary shall be an Investment. "Investments" shall exclude extensions of trade credit on commercially reasonable terms consistent with the normal course of business of the Company and the Restricted Subsidiaries.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of
(i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions of all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid and which have been paid, or amounts required to be pledged and which are pledged to repay or secure Indebtedness owed to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale (which, in the case of a Lien, is being pledged to permanently reduce Indebtedness secured by such Lien) and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

     "Permitted Indebtedness" means

     (1) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $225,000,000;

     (2) Indebtedness of the Company (including, without limitation, Indebtedness under the Bank Credit Agreement in excess of the $225,000,000 permitted in clause (1) above) that is intended to provide working capital financing or financing for general corporate purposes as long as the incurrence of such Indebtedness would not result in the aggregate outstanding Indebtedness incurred pursuant to this clause (2) being in excess of (i) the sum of (x) 60% of the net aggregate book value of inventory and (y) 85% of the aggregate book value of all accounts and lease receivables (net of bad debt expense) of the Company and its Restricted

Subsidiaries on a consolidated basis, at the time such Indebtedness is incurred, as determined in accordance with GAAP minus (ii) $225,000,000;

     (3) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Subsidiary pursuant to a Guarantee;

     (4) Indebtedness of the Company outstanding on the date of the Indenture other than Indebtedness pursuant to clauses (1) and (12), (13) and (14) hereof;

     (5) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company; provided, however, that (i) any Indebtedness to which any such Interest Rate Protection Obligations relate bears interest at fluctuating interest rates and is otherwise permitted to be incurred under this covenant and (ii) the notional amount of any such Interest Rate Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Obligations relates and which Indebtedness either is outstanding at the time the Interest Rate Protection Obligation is incurred or such Indebtedness is incurred within 90 days thereafter;


     (6) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company issued to and held by (x) the Company or (y) another Wholly Owned Restricted Subsidiary of the Company; provided, however, that any Indebtedness of a Guarantor which is a Wholly Owned Restricted Subsidiary owing to a Wholly Owned Restricted Subsidiary which is not a Guarantor shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; and provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a person (other than the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause; and (b) any transaction pursuant to which a Wholly Owned Restricted Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause;



     (7) Indebtedness of the Company issued to and held by a Wholly Owned Restricted Subsidiary of the Company which is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at a Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Indenture and the Notes; provided, however, that any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the issuance of such Indebtedness by the Company that is not permitted by this clause;


     (8) Indebtedness of the Company or any Restricted Subsidiary incurred in respect of performance bonds, surety bonds and bankers' acceptances provided in the ordinary course of business;

     (9) Indebtedness of the Company or any Restricted Subsidiary representing Capitalized Lease Obligations or incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or any such Restricted Subsidiary as long as the aggregate amount outstanding of such Indebtedness incurred pursuant to this clause would not at any time exceed $10,000,000;

     (10) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;


     (11) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets permitted under the Indenture;


     (12) Indebtedness of the Company pursuant to the Existing Receivables Financing;

     (13) Indebtedness of the Company pursuant to an Incremental Receivables Financing, so long as (i) at the time such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) the aggregate amount of such Indebtedness permitted under this clause (13) shall not exceed at any one time outstanding an amount equal to (x) $50,000,000 minus (y) the aggregate amount outstanding under the Existing Receivables Financing minus (z) the aggregate amount outstanding of any Indebtedness consisting of an SPX Credit Lease Financing incurred pursuant to clause (14) below;

     (14) Indebtedness of SPX Credit Corporation pursuant to an SPX Credit Lease Financing, so long as (i) at the time such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) the aggregate amount of such Indebtedness permitted under this clause (14) shall not exceed at any one time outstanding an amount equal to
(x) $50,000,000 minus (y) the aggregate amount outstanding under the Existing Receivables Financing minus (z) the aggregate amount outstanding of any Indebtedness consisting of an Incremental Receivables Financing incurred pursuant to clause (13) above;

     (15) (i) Indebtedness of the Company, the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company (including all or a portion of the Notes) or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each case outstanding on the Issue Date and other than the Indebtedness to be refinanced, redeemed or retired as described under "Use of Proceeds" herein; provided, however, that (A) the principal amount of Indebtedness incurred pursuant to this clause (15) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (or, if the Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accretion value attributable thereto since the original issuance of such Indebtedness) plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith and (B) in the case of any refinancing of Indebtedness that is not Senior Indebtedness, (1) such new Indebtedness is made subordinated to the Notes in the same manner and at least to the same extent as the Indebtedness being refinanced and (2) such new Indebtedness has an Average Life to Stated Maturity and final Stated Maturity of principal that equals or exceeds the Average Life to Stated Maturity and final Stated Maturity of principal, respectively, of the Indebtedness being refinanced;


     (16) Indebtedness of the Company (including, without limitation, Indebtedness under the Bank Credit Agreement in excess of the amount permitted by clauses (1) and (2) above) in addition to that described in clauses (1) through (15) above not to exceed $25,000,000 outstanding at any time in the aggregate; or



     (17) Indebtedness of any Restricted Subsidiary of the Company pursuant to a guarantee of the obligations of the Company under the Bank Credit Agreement.


     Any accounts or lease receivables used for the purposes of computing the amount of available Indebtedness under clause (2) above shall not be used or pledged in connection with the incurrence of Indebtedness under clauses (12),
(13) and (14) above and vice versa.


     "Permitted Investment" means any of the following: (i) Investments by the Company or any Wholly Owned Restricted Subsidiary of the Company in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to the Company or such Wholly Owned Restricted Subsidiary; (ii) Investments in short-term obligations of, or fully guaranteed by, the United States of America; (iii) Investments in commercial paper rated "P-1" or better by Moody's or "A-1" or better by S&P; (iv) Investments in certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; (v) Investments in any mutual fund organized under the Investment Company Act of 1940 or money market fund organized under the laws of the United States of America or any state thereof which invests only in instruments described in clause (ii), (iii) or (iv) above or (vii) below; (vi) Investments representing Capital

Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or of such Restricted Subsidiary; (vii) Investments in Cash Equivalents; (viii) loans and advances to employees and officers of the Company and its Restricted Subsidiaries made in compliance with clause (ii) of the second sentence under the covenant "--Limitation on Transactions with Affiliates" described above;
(ix) Investments by the Company or a Wholly Owned Restricted Subsidiary in the Capital Stock of a Wholly Owned Restricted Subsidiary; (x) Investments in any of the Notes; (xi) receivables owing to the Company or any Restricted Subsidiary created in the ordinary course of business; and (xii) Investments in any person in addition to that described in clauses (i) through (xi) of this definition of "Permitted Investments" not to exceed $10,000,000 in the aggregate at any time outstanding.

     "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.


     "Public Equity Offering" means an underwritten public offering of Capital Stock of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or any successor form thereto or otherwise relating to equity securities issuable under any employee benefit plan of such corporate entity); provided that the gross proceeds to the Company therefrom are at least $50,000,000.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to any Stated Maturity of the Notes, or, at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to any Stated Maturity of the Notes.

     "Restricted Payment" has the meaning set forth under "--Limitation on Restricted Payments" covenant above.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.


     "SPX Credit Lease Financings" means secured or unsecured obligations of SPX Credit Corporation which are in the nature of sales or pledges of undivided interests in a pool of leases of SPX Credit Corporation (including any such leases which have been transferred to SPX Credit Corporation by the Company or any of its other Subsidiaries in the ordinary course of business consistent with past practices) and which are (a) non-recourse to the Company and its other Subsidiaries, (b) otherwise incurred on commercially reasonable terms and conditions for similar financing transactions and negotiated on an arm's-length basis from an unaffiliated lender and (c) permitted under clause (14) of the definition of Permitted Indebtedness.


     "S&P" means Standard & Poor's Corporation and its successors.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include all obligations of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, under or in respect of the Bank Credit Agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable in such proceeding), reimbursement of amounts drawn under letters of credit issued or arranged for pursuant thereto, obligations owed to the Banks with respect to Interest Rate Protection Obligations incurred to satisfy the requirements of the Bank Credit Agreement or otherwise and reimbursement of other amounts, guarantees in respect thereof, and all charges, fees, expenses and other amounts in respect of the Bank Credit Agreement incurred by the Banks in respect of the Bank Credit Agreement. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock, (e) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under the Bank Credit Agreement or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) to the extent it might constitute Indebtedness, amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries and (i) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

     "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act, provided that each Guarantor shall in all events be deemed a Significant Subsidiary.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which any principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness or any installments of interest thereon, means any date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or such installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes or, with respect to any Guarantor, Indebtedness of such Guarantor which is expressly subordinated in right of payment to the Guarantee of such Guarantor.

     "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person and (ii) any other person (other than a corporation), including, without limitation, a joint venture or partnership, in which such person, one or more Subsidiaries of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the Notes; provided, however, that if the Average Life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such by the Company (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (b) which has no Indebtedness or any other obligation that, if in default in any respect (including a nonpayment default), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity, (c) with which the Company or any other Subsidiary of the Company has no contract, agreement, arrangement, understanding or is subject to an obligation of any kind, whether written or oral, other than a transaction on terms no less favorable to the Company or any other Subsidiary of the Company than those which might be obtained at the time from persons at arm's length who are not Affiliates of the Company, and (d) with which neither the Company nor any other Subsidiary of the Company has any obligation (other than by the terms of the Indenture) (i) to subscribe for additional shares of Capital Stock or other equity interest therein or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results; provided, however, that in no event shall any Guarantor be an Unrestricted Subsidiary. The Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Trustee under the Indenture; provided, however, that the Company shall not be permitted to designate any Unrestricted Subsidiary as a Restricted Subsidiary unless (A) after giving pro forma effect to such designation, the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Indenture and (B) any Indebtedness or Liens of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary of the Company under the Indenture. A designation of an Unrestricted Subsidiary as a Restricted Subsidiary may not thereafter be rescinded.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means (i) any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company and (ii) SPT. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                                  UNDERWRITING

     The Underwriters named below have severally agreed to purchase from the Company the principal amount of Notes set forth opposite their respective names:


                                                                            PRINCIPAL
                      UNDERWRITER                                             AMOUNT
                      -----------                                           ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.......................................   $195,000,000
        Donaldson, Lufkin & Jenrette Securities Corporation.............     39,000,000
        Wertheim Schroder & Co. Incorporated............................     26,000,000
                                                                           ------------
                     Total..............................................   $260,000,000
                                                                           ------------
                                                                           ------------


     The purchase agreement between the Company and the several Underwriters provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.


     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the offering price set forth on the cover page of this Prospectus, and in part to certain dealers at such price less a concession not in excess of .25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

     There is no public market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on Nasdaq. The Company has been advised by the Underwriters that, following the completion of the initial offering of the Notes, the Underwriters presently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue such market-making activity at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected. See "Investment Considerations--Absence of Public Market."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Act"), and, under certain circumstances, to contribute to payments that the Underwriters may be required to make in respect thereof.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates have from time to time provided investment banking services to the Company, including acting as a financial advisor in connection with the SPT Purchase.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Gardner, Carton & Douglas, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois. Peter H. Merlin, a partner of Gardner, Carton & Douglas, is a director of the Company. Skadden, Arps, Slate, Meagher & Flom also represented the Company in connection with the SPT Purchase and certain related matters.

                                    EXPERTS

     The audited financial statements and schedules included or incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 14th Floor, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments, the "Registration Statement") under the Act with respect to the Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit or schedule to the Registration Statement, reference is made to the exhibit or schedule, as applicable, for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information pertaining to the Company and the Notes, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be examined or copied at the locations described above.

     For California Residents: with respect to sales of the security being offered hereby to California residents, such security may be sold only to: (1) "Accredited Investors" within the meaning of Regulation D under the Securities Act of 1933, (2) Banks, savings and loan associations, trust companies, insurance companies, investment companies registered under the Investment Company Act of 1940, pension or profit-sharing trusts, corporations or other entities which, together with the corporation's or other entity's affiliates which are under common control have a net worth on a consolidated basis according to their most recent regularly prepared financial statements (which shall have been reviewed, but not necessarily audited, by outside accountants) of not less than $14 million and subsidiaries of the foregoing, or (3) Any person (other than a person formed for the sole purpose of purchasing the security being offered hereby) who purchases at least $1 million aggregate amount of the security offered hereby. Each California resident purchasing the security offered hereby will be deemed to represent by such purchase that it comes within one of the aforementioned categories.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-K for the year ended December 31, 1993 (as amended by Form 10-K/A filed on May 10, 1994), the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994 and the Company's Current Report on Form 8-K filed on May 26, 1994, which were previously filed by the Company with the Commission under the Exchange Act, are incorporated herein by reference.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than certain exhibits to such documents. Requests should be directed to James M. Sheridan, Vice President, Administration and General Counsel, SPX Corporation, 700 Terrace Point Drive, Muskegon, Michigan 49443, (616) 724-5000.

                        SPX CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SPX CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants.............................................    F-2
  Audited Consolidated Financial Statements--
     Consolidated Balance Sheets--December 31, 1993 and 1992.........................    F-3
     Consolidated Statements of Income for the three years ended December 31, 1993...    F-4
     Consolidated Statements of Shareholders' Equity for the three years ended
      December 31, 1993..............................................................    F-5
     Consolidated Statements of Cash Flows for the three years ended December 31,
      1993...........................................................................    F-6
     Notes to Consolidated Financial Statements......................................    F-7
Unaudited Consolidated Financial Statements--
     Consolidated Condensed Balance Sheets--March 31, 1994 and
       December 31, 1993 (unaudited).................................................   F-31
     Consolidated Condensed Statements of Income for the three months ended March 31,
      1994
       and 1993 (unaudited)..........................................................   F-32
     Consolidated Condensed Statements of Cash Flows for the three months ended March
      31, 1994 and 1993 (unaudited)..................................................   F-33
     Notes to Consolidated Condensed Financial Statements (unaudited)................   F-34
SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
Report of Independent Public Accountants.............................................   F-35
  Consolidated Balance Sheets--December 31, 1993 and 1992............................   F-36
  Consolidated Statements of Operations for the three years ended December 31,
     1993............................................................................   F-37
  Consolidated Statements of Partners' Capital for the three years ended December 31,
     1993............................................................................   F-38
  Consolidated Statements of Cash Flows for the three years ended December 31,
     1993............................................................................   F-39
  Notes to Consolidated Financial Statements.........................................   F-40
Schedules omitted
No schedules are submitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of SPX Corporation:

     We have audited the accompanying consolidated balance sheets of SPX CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPX Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, effective January 1, 1993, the company changed its method of accounting for its Employee Stock Ownership Plan and Sealed Power Technologies Limited Partnership changed its method of accounting for postretirement benefits other than pensions and effective January 1, 1992, the company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.

                                                           ARTHUR ANDERSEN & CO.
Chicago, Illinois,
March 25, 1994.

                        SPX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31
                                                                       ----------------------
                                                                         1993          1992
                                                                       ---------     --------
                                                                       (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
  Cash and temporary cash investments..............................    $ 117,843     $  9,729
  Receivables (Note 12)............................................      123,081       84,931
  Lease finance receivables-current portion (Note 21)..............       33,834        -
  Inventories (Note 13)............................................      159,223      171,622
  Deferred income tax asset and refunds (Note 14)..................       54,489       18,601
  Prepaid and other current assets.................................       29,726       22,796
                                                                       ---------     --------
       Total current assets........................................    $ 518,196     $307,679
INVESTMENTS (Note 15)..............................................       13,446        2,156
PROPERTY, PLANT, AND EQUIPMENT, at cost (Note 16)..................    $ 367,832     $218,105
     Less: Accumulated depreciation................................      169,687      101,310
                                                                       ---------     --------
       Net property, plant, and equipment..........................    $ 198,145     $116,795
OTHER ASSETS.......................................................       39,452       38,835
LEASE FINANCE RECEIVABLES -- LONG-TERM (Note 21)...................       51,013        -
COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED (Note 17).....      204,149       94,863
                                                                       ---------     --------
TOTAL ASSETS.......................................................    $1,024,401    $560,328
                                                                       ---------     --------
                                                                       ---------     --------
CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt (Note
     19)...........................................................    $  93,975     $ 13,999
  Accounts payable.................................................       62,968       49,956
  Accrued liabilities (Note 27)....................................      229,998       54,177
  Income taxes payable (Note 14)...................................       11,864        7,375
                                                                       ---------     --------
       Total current liabilities...................................    $ 398,805     $125,507
LONG-TERM LIABILITIES (Note 10)....................................      123,235       18,931
SPT EQUITY LOSSES IN EXCESS OF INVESTMENT (Note 5).................        -           15,904
DEFERRED INCOME TAXES (Note 14)....................................       20,787       54,176
COMMITMENTS AND CONTINGENCIES (Note 18)............................
LONG-TERM DEBT (Note 19)...........................................      336,187      160,320
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value, authorized 3,000,000 shares; no
     shares issued (Note 20).......................................        -            -
  Common stock, $10 par value, authorized 50,000,000 shares; issued
     15,555,835 in 1993 and 15,535,978 in 1992 (Note 20)...........      155,558      155,360
  Paid in capital..................................................       58,926       60,199
  Retained earnings................................................       20,282       65,732
                                                                       ---------     --------
                                                                       $ 234,766     $281,291
LESS: Common stock held in treasury (Note 20)......................       50,000       50,000
        Unearned compensation -- ESOP (Note 10)....................       35,900       44,181
        Minority interest (Note 9).................................        1,080        -
        Cumulative translation adjustments.........................        2,399        1,620
                                                                       ---------     --------
       Total shareholders' equity..................................    $ 145,387     $185,490
                                                                       ---------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................    $1,024,401    $560,328
                                                                       ---------     --------
                                                                       ---------     --------

        The accompanying notes are an integral part of these statements.

                        SPX CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31
                                                         -------------------------------------
                                                           1993          1992          1991
                                                         ---------     ---------     ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                            PER SHARE AMOUNTS)
REVENUES (Note 3)....................................    $ 756,145     $ 801,169     $ 673,468
COSTS AND EXPENSES:
  Cost of products sold..............................      508,032       533,169       461,626
  Selling, general, and administrative expense.......      207,607       209,945       193,943
  Other expense, net.................................        7,524         6,594         3,046
  Restructuring and special charges (Note 9).........       27,500        --            18,200
  SPT equity losses (Note 5).........................       26,845         2,407         8,532
  SP Europe equity loss (Note 15)....................       21,500        --            --
                                                         ---------     ---------     ---------
OPERATING INCOME (LOSS)..............................    $ (42,863)    $  49,054     $ (11,879)
  Interest expense, net..............................       17,882        15,061        16,853
  (Gain) on sale of businesses (Note 6)..............     (105,400)       --            --
                                                         ---------     ---------     ---------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING METHODS AND
  EXTRAORDINARY LOSS.................................    $  44,655     $  33,993     $ (28,732)
PROVISION (BENEFIT) FOR INCOME TAXES (Note 14).......    $  29,455     $  13,433     $  (7,172)
                                                         ---------     ---------     ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING METHODS AND EXTRAORDINARY LOSS..........    $  15,200     $  20,560     $ (21,560)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHODS,
  NET OF TAXES (Note 2)..............................    $ (31,800)    $  (5,700)    $  --
EXTRAORDINARY LOSS, NET OF TAXES (Note 8)............    $ (24,000)    $  --         $  --
                                                         ---------     ---------     ---------
NET INCOME (LOSS)....................................    $ (40,600)    $  14,860     $ (21,560)
                                                         ---------     ---------     ---------
                                                         ---------     ---------     ---------
INCOME (LOSS) PER SHARE OF COMMON STOCK:
  Before cumulative effect of change in accounting
     methods and extraordinary loss..................    $    1.20     $    1.48     $   (1.56)
  Cumulative effect of change in accounting methods,
     net of taxes....................................        (2.52)        (0.41)       --
  Extraordinary loss, net of taxes...................        (1.90)       --            --
                                                         ---------     ---------     ---------
  Net income (loss)..................................    $   (3.22)    $    1.07     $   (1.56)
                                                         ---------     ---------     ---------
                                                         ---------     ---------     ---------
Weighted average number of common shares outstanding
  (Note 1)...........................................    12,604,000    13,856,000    13,828,000

        The accompanying notes are an integral part of these statements.

                        SPX CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     COMMON STOCK    PAID IN    RETAINED
                                                     $10 PAR VALUE   CAPITAL    EARNINGS    OTHER
                                                     -------------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PREVIOUSLY REPORTED BALANCE, DECEMBER 31, 1990.....    $ 154,585     $ 59,976   $ 93,453   $(91,530)
  1989 and 1990 restatement (Note 5)...............      --             --        (6,378)     --
                                                     -------------   --------   --------   --------
RESTATED BALANCE, DECEMBER 31, 1990................    $ 154,585     $ 59,976   $ 87,075   $(91,530)
  Net loss.........................................      --             --       (21,560)     --
  Cash dividends ($.70 per share)..................      --             --        (9,679)     --
  Earned ESOP shares...............................      --             --         --         1,823
  Tax benefit on dividends paid to ESOP trust......      --             --           378      --
  Translation adjustment...........................      --             --         --          (492)
  Vesting of restricted stock......................      --             --         --           113
  Issuance of restricted stock.....................          120           32      --          (152)
                                                     -------------   --------   --------   --------
BALANCE, DECEMBER 31, 1991.........................    $ 154,705     $ 60,008   $ 56,214   $(90,238)
  Net income.......................................      --             --        14,860      --
  Cash dividends ($.40 per share)..................      --             --        (5,541)     --
  Net shares sold under stock option plans.........          655          191      --         --
  Earned ESOP shares...............................      --             --         --         2,044
  Tax benefit on dividends paid to ESOP trust......      --             --           199      --
  Translation adjustment...........................      --             --         --        (7,742)
  Vesting of restricted stock......................      --             --         --           135
                                                     -------------   --------   --------   --------
BALANCE, DECEMBER 31, 1992.........................    $ 155,360     $ 60,199   $ 65,732   $(95,801)
  Net loss.........................................      --             --       (40,600)     --
  Cash dividends ($.40 per share)..................      --             --        (5,040)     --
  Net shares sold under stock option plans.........          198           82      --         --
  Earned ESOP shares...............................      --            (1,355)     --         3,046
  Tax benefit on dividends paid to ESOP trust......      --             --           190      --
  Minority interest in SP Europe...................      --             --         --        (1,080)
  Translation adjustment...........................      --             --         --          (779)
  Cumulative effect of change in ESOP accounting
     method, net of taxes (Note 2).................      --             --         --         5,100
  Vesting of restricted stock......................      --             --         --           135
                                                     -------------   --------   --------   --------
BALANCE, DECEMBER 31, 1993.........................    $ 155,558     $ 58,926   $ 20,282   $(89,379)
                                                     -------------   --------   --------   --------
                                                     -------------   --------   --------   --------

        The accompanying notes are an integral part of these statements.

                        SPX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES: (Note 22)............  $ 25,285     $ 67,489     $ 67,449
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of Miller Tools......................  $  --        $  --        $(12,100)
Investment in SPT..........................................     --           --          (5,000)
Investment in SP Europe....................................   (19,900)      (3,117)      (1,272)
Investment in RSV..........................................     --          (2,618)       --
Payments for purchase of ATP and AGL.......................  (101,957)       --           --
Payments for purchase of Lowener GmbH......................    (7,014)       --           --
Net proceeds from sale of SPR division.....................   117,516        --           --
Net proceeds from sale of Truth division...................    71,562        --           --
Capital expenditures.......................................   (15,116)     (20,351)     (19,428)
Sale of property, plant and equipment, net.................      (797)       1,169        2,874
                                                             --------     --------     --------
Net cash provided (used) for investing activities..........  $ 44,294     $(24,917)    $(34,926)
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings under line of credit agreement...  $(17,000)    $(19,000)    $(20,000)
Long-term borrowings.......................................    19,937        --           --
Payments of long-term debt.................................   (12,207)     (16,544)      (4,493)
Increase (decrease) in notes payable and current maturities
  of long-term debt........................................    53,283       (2,141)         244
Dividends paid.............................................    (5,040)      (5,541)      (9,679)
                                                             --------     --------     --------
Net cash provided (used) for financing activities..........  $ 38,973     $(43,226)    $(33,928)
                                                             --------     --------     --------
Net cash provided (used)...................................  $108,552     $   (654)    $ (1,405)
                                                             --------     --------     --------
Effect of exchange rate changes on cash....................  $   (438)    $   (757)    $  --
                                                             --------     --------     --------
Net increase (decrease) in cash and temporary cash
  investments..............................................  $108,114     $ (1,411)    $ (1,405)
Cash and temporary cash investments, beginning of period...     9,729       11,140       12,545
                                                             --------     --------     --------
Cash and temporary cash investments, end of period.........  $117,843     $  9,729     $ 11,140
                                                             --------     --------     --------
                                                             --------     --------     --------
Supplemental disclosure of cash flows information:
  Cash payments for interest...............................  $ 18,347     $ 16,124     $ 16,425
  Cash payments (refunds), net for income taxes............  $ 40,454     $    110     $ (2,040)

        The accompanying notes are an integral part of these statements.

                        SPX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

(1)  BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES

    The accounting and financial policies which affect significant elements of the consolidated financial statements of SPX Corporation (the "company") and which are not apparent on the face of the statements, or in other notes to the consolidated financial statements, are described below.

    Restatement -- As a result of the company's purchase of Riken Corporation's interest in Sealed Power Technologies Limited Partnership ("SPT") as of December 31, 1993, prior years' consolidated financial statements have been restated to reflect the company's 49% share of SPT's earnings or losses for prior years (see Note 5).

    Consolidation -- The consolidated financial statements include the accounts of the company and all of its majority-owned subsidiaries after the elimination of all significant intercompany accounts and transactions.

    Foreign Currency Translation -- Translation of significant subsidiaries results in unrealized translation adjustments being reflected as cumulative translation adjustment in shareholders' equity.

    Lease Finance Income Recognition -- The company's lease financing operation, SPX Credit Corporation, uses the direct financing method of accounting for leases. Under this method, the excess of future lease payments and estimated residual value over the cost of equipment leased is recorded as unearned income and is recognized over the life of the lease by the effective interest method.

    Deferred Service Revenue -- Revenue from service contracts and long-term maintenance arrangements has been deferred and will be recognized as revenue on a pro rata basis over the agreement periods.

    Research and Development Costs -- The company expenses currently all costs for development of products. Research and developments costs were $17.6 million in 1993, $14.7 million in 1992, and $13.1 million in 1991.

    Earnings Per Share -- Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding. Common shares outstanding includes issued shares less shares held in treasury and, in 1993, unallocated and uncommitted shares held by the ESOP trust. The exclusion of unallocated and uncommitted shares held by the ESOP trust in 1993 is due to the company's adoption of Statement of Position 93-6 (see
    Note 2). Prior to 1993, unallocated and uncommitted shares held by the ESOP trust were included in weighted average number of common shares outstanding used for calculating earnings per share. Average weighted unallocated and uncommitted shares in the ESOP trust were 1,361,000 shares at the end of 1992 and 1,476,000 shares at the end of 1991. The potential dilutive effect from the exercise of stock options is not material.

(2)  CHANGES IN ACCOUNTING METHODS

    In 1993 and 1992, the company adopted three new accounting methods relating to its Employee Stock Ownership Plan ("ESOP"), postretirement benefits, and income taxes. The effect of the change to these new accounting methods has been reflected in the consolidated statements of income as "Cumulative effect of change in accounting methods, net of taxes."

    Effective January 1, 1993, the company elected to adopt new accounting for its ESOP in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants, issued in November of 1993. As part of this change, the company recorded a one time cumulative charge of $5.1 million pretax, or $3.3 million after tax. This charge recognizes the cumulative difference of expense since the inception of the ESOP until January 1, 1993 to reflect the shares allocated method of accounting for ESOPs. As the company adopted this accounting change in the fourth quarter of 1993, previously reported 1993 quarterly information has been restated to reflect the change effective January 1, 1993. See Note 10 for further discussion of the effect of this change.

    Effective January 1, 1993, SPT adopted Statement of Financial Accounting Standards (SFAS) No. 106 -- "Employers' Accounting for Postretirement Benefits Other Than Pensions", using the immediate recognition transition option. SFAS No. 106 requires recognition, during the employees' service with the company, of the cost of their retiree health and life insurance benefits. At that date, the full accumulated postretirement benefit obligation was $89.5 million pretax. The company recorded its 49% share of this transition obligation, $28.5 million, net of deferred taxes of $15.4 million in the first quarter.

    Effective January 1, 1992, the company adopted SFAS No. 106 using the immediate recognition transition option. At January 1, 1992, the accumulated postretirement benefit obligation was $16.8 million and was recorded as a pretax transition obligation. The decrease in net earnings and shareholders' equity was $10.7 million after a deferred tax benefit of $6.1 million.

    Effective January 1, 1992, the company adopted Statement of Financial Accounting Standards (SFAS) No. 109 -- "Accounting for Income Taxes." Under SFAS No. 109, deferred tax balances are stated at tax rates expected to be in effect when taxes are actually paid or recovered. The cumulative effect of adoption as of January 1, 1992 was a $5.0 million after tax benefit.

    As of the beginning of 1994, the company must adopt Statement of Financial Accounting Standards, No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires that the cost of benefits provided to former or inactive employees be

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(2) CHANGES IN ACCOUNTING METHODS (CONTINUED) recognized on the accrual basis of accounting. The company does not anticipate that this standard will materially impact its financial position or results of operations upon adoption.

(3)  SEGMENT AND GEOGRAPHIC INFORMATION

    The company is comprised of three business segments. Specialty Service Tools includes operations that design, manufacture and market a wide range of specialty service tools and diagnostic equipment primarily to the global motor vehicle industry. Original Equipment Components includes operations that design, manufacture and market component parts for light and heavy duty vehicle markets. SPX Credit Corporation, a lease financing operation, provides Specialty Service Tools customers with a leasing option for purchasing more expensive diagnostic testing, emission testing, and wheel service equipment. SPX Credit Corporation was created with the purchase of Allen Group Leasing in June of 1993.

BUSINESS SEGMENTS                                                                   1993          1992         1991
- ------------------------------------------------------------------------------    ---------     --------     --------
                                                                                  (IN THOUSANDS)
Revenues:
  Specialty Service Tools.....................................................    $ 503,600     $539,619     $430,074
  Original Equipment Components...............................................       26,657       15,154        7,764
  SPX Credit Corporation......................................................        8,974        --           --
  Businesses sold in 1993.....................................................      216,914      246,396      235,630
                                                                                  ---------     --------     --------
    Total.....................................................................    $ 756,145     $801,169     $673,468
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Operating income (loss):
  Specialty Service Tools (a).................................................    $ (11,748)    $ 51,680     $  3,302
  Original Equipment Components (b)...........................................      (46,477)      (7,053)     (14,946)
  SPX Credit Corporation......................................................        5,483        --           --
  Businesses sold in 1993.....................................................       25,249       21,531       20,005
  General corporate expenses..................................................      (15,370)     (17,104)     (20,240)
                                                                                  ---------     --------     --------
    Total.....................................................................    $ (42,863)    $ 49,054     $(11,879)
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Identifiable Assets:
  Specialty Service Tools.....................................................    $ 383,295     $347,763     $355,736
  Original Equipment Components (Note 5)......................................      343,816       21,771       19,301
  SPX Credit Corporation......................................................       85,165        --           --
  Businesses sold in 1993.....................................................           --      110,450      124,157
  General corporate (c).......................................................      212,125       80,344       80,149
                                                                                  ---------     --------     --------
    Total.....................................................................    $1,024,401    $560,328     $579,343
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Capital expenditures:
  Specialty Service Tools.....................................................    $   7,479     $  6,823     $ 10,515
  Original Equipment Components...............................................        1,014        3,944        3,477
  SPX Credit Corporation......................................................       --            --           --
  Businesses sold in 1993.....................................................        6,439        9,584        4,975
  General corporate...........................................................          184        --             461
                                                                                  ---------     --------     --------
    Total.....................................................................    $  15,116     $ 20,351     $ 19,428
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Depreciation and amortization:
  Specialty Service Tools.....................................................    $  14,485     $ 14,960     $ 15,312
  Original Equipment Components...............................................        1,796        1,487        1,160
  SPX Credit Corporation......................................................       --            --           --
  Businesses sold in 1993.....................................................        7,462        8,383        6,966
  General corporate...........................................................          627          447          333
                                                                                  ---------     --------     --------
    Total.....................................................................    $  24,370     $ 25,277     $ 23,771
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------

- ---------------
(a) 1993 includes a $27.5 million restructuring charge to merge Allen Testproducts and Bear Automotive into Automotive Diagnostics.

(b) 1993 includes $26.9 million of SPT equity losses and $21.5 million of SP Europe equity losses.

(c) Increase in 1993 was primarily the additional $108.1 million in cash resulting from the SPR and Truth divestitures.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(3)  SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)
    Revenues by business segment represent sales to unconsolidated customers. Intercompany sales between segments are not significant. Operating income (loss) by segment does not include general unallocated corporate expense, interest expense, income taxes and extraordinary items.

    Identifiable assets by business segment are those used in company operations in each segment. General corporate assets are principally cash, deferred tax assets, prepaid pension and prepaid health care expenses.

    Information about the company's operations in different geographic areas is as follows:

GEOGRAPHIC AREAS:                                                                    1993         1992         1991
- ------------------------------------------------------------------------------    ---------     --------     --------
                                                                                            (IN THOUSANDS)
Revenues -- Unaffiliated customers:
  United States (a)...........................................................    $ 637,143     $679,875     $544,103
  Other North America.........................................................       21,719       24,593       25,623
  Other.......................................................................       97,283       96,701      103,742
                                                                                  ---------     --------     --------
    Total.....................................................................    $ 756,145     $801,169     $673,468
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Revenues -- Between affiliated customers:
  United States...............................................................    $  34,934     $ 33,757     $ 34,406
  Other North America.........................................................       --            --              36
  Other.......................................................................        1,708          312          229
  Eliminations................................................................      (36,642)     (34,069)     (34,671)
                                                                                  ---------     --------     --------
    Total.....................................................................    $  --         $  --        $  --
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Operating income (loss):
  United States (b)...........................................................    $ (19,549)    $ 47,304     $(17,084)
  Other North America.........................................................         (192)       1,878          531
  Other (c)...................................................................      (23,122)        (128)       4,674
                                                                                  ---------     --------     --------
    Total.....................................................................    $ (42,863)    $ 49,054     $(11,879)
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------
Total assets:
  United States (Note 5)......................................................    $ 893,172     $466,995     $479,458
  Other North America.........................................................        8,591       10,121       11,423
  Other (d)...................................................................      122,638       83,212       88,462
                                                                                  ---------     --------     --------
    Total.....................................................................    $1,024,401    $560,328     $579,343
                                                                                  ---------     --------     --------
                                                                                  ---------     --------     --------

(a) Included in the United States revenues are export sales to unconsolidated customers of $74.4 million in 1993, $64.0 million in 1992 and $55.4 million in 1991.

(b) 1993 includes a $27.5 million restructuring charge to merge Allen Testproducts and Bear Automotive into Automotive Diagnostics and a $26.9 million of SPT equity losses.

(c) 1993 includes $21.5 million of SP Europe equity losses.

(d) 1993 includes assets resulting from the consolidation of SP Europe and assets acquired in the Lowener purchase during the third quarter.

    Approximately 9% in 1993, 13% in 1992 and 9% in 1991 of the company's consolidated sales were made to General Motors Corporation and its various divisions, dealers and distributors. No other customer or group of customers under common control accounted for more than 10% of consolidated sales for any of these years. With the effect of the consolidation of SPT, the percentage sales to General Motors will increase in the future. SPT's sales to General Motors were 25% in 1993, 27% in 1992 and 31% in 1991. SPT's sales to Ford Motor Company and it various divisions, dealers and distributors were 23% in 1993, 20% in 1992 and 15% in 1991. With the consolidation of SPT, sales to Ford should exceed 10% of consolidated sales in the future.

(4)  ACQUISITION--ALLEN TESTPRODUCTS AND ALLEN GROUP LEASING

    On June 10, 1993, the company acquired the Allen Testproducts division ("ATP") and its related leasing company, Allen Group Leasing ("AGL"), from the Allen Group, Inc. for $102 million. ATP is a manufacturer and marketer of vehicular test and service equipment. This acquisition has been recorded using the purchase method of accounting, and the results of ATP and AGL have been included in the company's consolidated statement of income since June 10, 1993. The purchase price has been allocated to the fair values of the net assets of ATP and AGL. The purchase price allocations recorded are based upon estimates available and may be revised at a

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(4) ACQUISITION--ALLEN TESTPRODUCTS AND ALLEN GROUP LEASING (CONTINUED) later date. The excess of the purchase price over the estimated fair value of the net assets acquired of $16.3 million has been recorded as costs in excess of net assets acquired and is being amortized over the remaining life of goodwill from the 1988 acquisition of Bear Automotive (approximately 35 years). The purchase price allocation was as follows (in millions of dollars):

Current assets...........................................................................................    $ 37.7
Property, plant & equipment..............................................................................       7.5
Leasing assets...........................................................................................      75.8
Cost in excess of net assets acquired....................................................................      16.3
Liabilities..............................................................................................     (35.3)
                                                                                                             ------
  Total..................................................................................................    $102.0
                                                                                                             ------
                                                                                                             ------

    Financing was obtained by a $50 million note with two banks, a $19.7 million, three year, 8%, note from the seller and the balance by utilizing the company's existing revolving credit line.

    The acquired businesses have been combined with the company's Bear Automotive division to form a single business unit called Automotive Diagnostics. In the third quarter of 1993, the company recorded a pretax $27.5 million restructuring charge to provide for substantial reduction in work force and facilities related to the combination. The restructuring charge was $18.5 million aftertax.

(5)  ACQUISITION--SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP ("SPT")

    Effective December 31, 1993, the company acquired Riken Corporation's 49% interest in SPT for $39 million. Additionally, SPT will redeem the 2% management interest in SPT for $2.7 million. The company previously owned 49% of SPT. Accordingly, the net assets of SPT have been included in the accompanying consolidated balance sheet as of December 31, 1993. Prior to this acquisition, the company accounted for its investment using the equity method. Beginning in the first quarter of 1994, the results of operations of SPT will be reflected in the company's consolidated statements of income and cash flows.

    SPT designs and manufactures engine parts, castings and filters for the automotive and heavy duty original equipment manufacturers ("OEM") and the aftermarket. SPT was created in 1989 when the company contributed the Sealed Power, Contech, Filtran and Hy-Lift divisions to the newly created limited partnership. SPT obtained nonrecourse financing through a combination of bank debt and a public offering of subordinated debentures. In exchange for the net assets of the divisions contributed, the company received $245 million in cash from the partnership and a 49% interest in the partnership. As the debt incurred by SPT to fund this transaction was nonrecourse to the company, the company previously recorded a pretax $91 million gain in 1989, in accordance with guidance prescribed by Emerging Issues Task Force pronouncement 89-7. The cash distribution to the company resulted in an initial partnership capital deficit. SPT has had cumulative losses since its inception and, up to December 31, 1993, the company had carried its investment in SPT at zero. Because the SPT debt was nonrecourse, the company properly did not reflect its share of the equity losses of SPT and did not amortize the difference between its investment balance and its share of SPT's initial partnership capital deficit in its previously reported financial statements.

    As a result of the acquisition of the remaining 51% of SPT, as of December 31, 1993, the company accounted for this transaction as follows:

    1. The company recorded this acquisition using step acquisition accounting. Step acquisition accounting requires that when the company previously did not record its share of SPT's losses because the company's investment was zero and now, as a result of additional ownership, consolidates SPT, the company must retroactively reflect its share of SPT losses not previously recorded. Accordingly, the financial statements for the 1993 quarters and prior years were restated to record the company's previous 49% share of SPT's income or losses, the effect of amortizing the difference between its investment balance and its share of SPT's initial partnership capital deficit and an adjustment required to record the company's previous investment in SPT at historical cost.

    2. The 51% of SPT's net assets acquired has been included in the accompanying consolidated balance sheet at December 31, 1993 at estimated fair value based upon preliminary information which may be revised at a later date. The excess of the purchase price (including the acquired equity deficit of $87.9 million) over the estimated fair values of the net assets acquired was $97.1 million and has been recorded as costs in excess of net assets acquired and will be amortized over 40 years.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(5)  ACQUISITION--SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP ("SPT")
(CONTINUED)
    A summary of the purchase price allocation is as follows (in millions of dollars):

                                                                                         EXISTING   ACQUIRED
                                                                                           49%        51%         TOTAL
                                                                                         --------   --------     -------
Current assets.........................................................................  $   37.5   $   39.2     $  76.7
Property, plant & equipment............................................................      44.8       66.6       111.4
Other assets...........................................................................       6.7        7.0        13.7
Cost in excess of net assets acquired..................................................     --          97.1        97.1
Current liabilities....................................................................     (26.2)     (27.2)      (53.4)
Deferred income taxes..................................................................     --          16.0        16.0
Long term liabilities..................................................................     (47.7)     (49.8)      (97.5)
Debt...................................................................................    (103.0)    (107.2)     (210.2)
                                                                                         --------   --------     -------
    Subtotal...........................................................................     (87.9)      41.7       (46.2)
SPT equity losses in excess of investment*.............................................                --           87.9
                                                                                                    --------     -------
Purchase Price.........................................................................             $   41.7     $  41.7
                                                                                                    --------     -------
                                                                                                    --------     -------

* Represents the cumulative restatement of equity losses, including the company's 49% share of the 1993 SPT adoption of SFAS No. 106, recorded by the company prior to the consolidation of the net assets of SPT at December 31, 1993.

(6)  DIVESTITURES

    During 1993, the company sold its Sealed Power Replacement and Truth divisions.

    Sealed Power Replacement ("SPR") -- On October 22, 1993, the company sold SPR to Federal-Mogul Corporation for approximately $141 million in cash. SPR distributes engine and undervehicle parts into the U.S. and Canadian aftermarket. Net proceeds, after income taxes, were approximately $117.5 million. The company recorded a pretax gain of $52.4 million after transaction and facility reduction expenses, or $32.4 million aftertax. The proceeds were used to reduce a portion of the company's debt and the excess invested in short term investments.

    Truth -- On November 5, 1993, the company sold Truth to Danks America Corporation, an affiliate of FKI Industries, Inc. for approximately $92.5 million in cash. In addition, the company will receive an annual royalty ranging from 1.0% to 1.5% of Truth's annual sales for a five year period following the closing (cumulatively not to exceed $7.5 million) which will be recorded as income as received. Truth manufactures and markets window and door hardware primarily in the U.S. and Canada. Net proceeds, after income taxes, were approximately $71.6 million. The company recorded a pretax gain of $53.0 million after transaction expenses, or $31.8 million aftertax. The proceeds were invested in short term investments.

    The final proceeds for these divestitures are based upon the closing balance sheet of each business which are being completed. Any changes in proceeds as a result of adjustments to the closing balance sheets are not expected to be material.

(7)  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

    The accompanying consolidated statements of income include the results of operations of Allen Testproducts ("ATP") and Allen Group Leasing ("AGL") from the date of acquisition, June 10, 1993, the results of the Sealed Power Replacement ("SPR") division through the date of disposition, October 22, 1993, the results of the Truth division through the date of disposition, November 5, 1993, the company's 49% share of the earnings or losses of SPT, and the equity losses of SP Europe. The following 1993 unaudited pro forma selected financial data reflects the acquisition of ATP and AGL and related restructuring, the divestiture of the SPR and Truth divisions, the acquisition of 51% of SPT, and the consolidation of SP Europe as if they had occurred as of January 1, 1993. Pro forma adjustments are described below. The 1992 pro forma assumes that these transactions occurred as of January 1, 1992 and comparable pro forma adjustments were made.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(7)  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

                                  1993       ATP &                           SP                 PRO FORMA     1993        1992
                               HISTORICAL   AGL (a)   DIVESTITURES (b)   EUROPE (c)   SPT (d)    ADJUST     PRO FORMA   PRO FORMA
                               ----------   -------   ----------------   ----------   -------   ---------   ---------   ---------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues.....................    $756.1      $32.4        $ (217.0)        $ 40.6     $391.6     $ --        $1,003.7    $1,042.9
Cost and expenses:
  Cost of products...........     508.0       14.1          (147.0)          44.6      337.8        (6.8)(a)    752.7       746.4
                                                                                                     2.0(d)
  SG&A.......................     207.6       20.5           (44.5)           9.1       28.2       (10.2)(a)    210.7       223.6
  Other, net.................       7.5       --               (.2)            .5       (2.0)         .3(a)       4.2         1.7
                                                                                                    (4.3)(c)
                                                                                                     2.4(d)
  Restructuring charge.......      27.5       --           --               --          --         --            27.5       --
  SPT equity losses..........      26.9       --           --               --          --         (26.9)(d)     --
  SP Europe equity losses....      21.5       --           --               --          --         (21.5)(c)     --         --
                               ----------   -------        -------       ----------   -------   ---------   ---------   ---------
Operating income (loss)......     (42.9)      (2.2)          (25.3)         (13.6)      27.6        65.0          8.6        71.2
Interest, net................      17.8        1.6         --                  .9       27.1        (5.8)(e)     41.6        45.8
(Gain) on sale of business
  units......................    (105.4)      --           --               --          --         105.4(f)      --
                               ----------   -------        -------       ----------   -------   ---------   ---------   ---------
Income before income taxes...      44.7       (3.8)          (25.3)         (14.5)        .5       (34.6)       (33.0)       25.4
Provision (benefit) for
  income taxes...............      29.5       --           --               --          --         (35.8)(g)     (6.3)       13.6
                               ----------   -------        -------       ----------   -------   ---------   ---------   ---------
Income (loss) (h)............    $ 15.2      $(3.8)       $  (25.3)        $(14.5)    $   .5     $   1.2      $ (26.7)    $  11.8
                               ----------   -------        -------       ----------   -------   ---------   ---------   ---------
                               ----------   -------        -------       ----------   -------   ---------   ---------   ---------
Income (loss) per share......    $ 1.20                                                                       $ (2.12)    $  0.85
Weight average number of
  common shares
  outstanding................      12.6                                                                          12.6        13.9

(a) Historical results of ATP and AGL through June 10, 1993, the date of acquisition. Pro forma adjustments include a $6.8 million reduction in cost of products sold resulting from primarily work force reductions; a $10.2 million reduction in SG&A resulting from primarily work force reductions: and $0.3 million of additional goodwill amortization.

(b) SPR and Truth were divested during the fourth quarter of 1993. This represents the results of operations through the date of divestiture.

(c) SP Europe was consolidated as of December 31, 1993. This pro forma adds the results of operations for the full year. Pro forma adjustments include reflecting the minority owner's share of losses, $4.3 million, and $21.5 million to reverse the Company's share of equity losses as SP Europe is consolidated in the pro forma.

(d) SPT was consolidated as of December 31, 1993. This pro forma adds the results of operations for the full year. Pro forma adjustments include $2.0 million of additional depreciation expense resulting from purchase accounting; $26.9 million to reverse the company's share of equity losses as SPT is consolidated in the pro forma; and $2.4 million to reflect goodwill amortization resulting from purchase accounting.

(e) Adjustment to interest expense, net to reflect the financing to purchase ATP and AGL and 51% of SPT and to reflect the net proceeds from the sale of SPR and Truth. Proceeds in excess of expenditures are assumed to have reduced outstanding revolving credit, short-term notes and notes payable to The Allen Group. Any excess was then assumed to be invested in short-term investments.

(f) Reversal of gain on the sale of the SPR and Truth divisions.

(g) Adjustment to income tax expense to reflect a consolidated effective rate of 39%, which was then adjusted for the inability to tax benefit SP Europe losses and the effect of the change in U.S. federal income tax rate to 35% from 34% on deferred tax assets and liabilities.

(h) Income (loss) excludes cumulative effect of changes in accounting methods for ESOP accounting and SPT's 1993 SFAS No. 106 adoption and the 1993 extraordinary loss recorded for the early retirement of indebtedness.

    The unaudited pro forma selected results of operations does not purport to represent what the company's results of operations would actually have been had the above transactions in fact occurred as of January 1, 1993, or January 1, 1992, or project the results of operations for any future date or period.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(8)  EXTRAORDINARY LOSS

    During the fourth quarter of 1993, the company determined to refinance both SPX and SPT debt. As a result, the company recorded an extraordinary charge of $37.0 million ($24.0 million after taxes) for extinguishment costs associated with the early retirement of $415 million (principal amount) of debt expected to be refinanced. The aggregate amount to retire this debt, including existing unamortized debt placement fees, will be $452 million. See Note 23 for further discussion of the refinancing.

(9)  RESTRUCTURING AND SPECIAL CHARGES

    1993 -- During 1993, the company recorded a $27.5 million restructuring charge for the costs required to merge the Bear Automotive division with Allen Testproducts, acquired in June of 1993. This charge was recorded in the third quarter. Of the $27.5 million restructuring charge, approximately $16 million relates to work force reductions and associated costs. The combined businesses started with approximately 2,200 employees. That number was reduced to approximately 1,800 employees at December 31, 1993 and will be at approximately 1,700 employees by the end of the second quarter of 1994. The charge also included $9.3 million of facility duplication and shutdown costs, including the write down of excess assets of $4.2 million (non-cash). The balance of the reserves at December 31, 1993 is approximately $14.5 million, which is principally required for remaining work force reduction and facility closing costs.

    1991 -- In the third quarter of 1991, the company recorded a pretax special charge of $18.2 million which included; a $6.0 million charge associated with organizational and facility consolidation of two operating units which included employment reductions and facility closings; a $6.5 million charge-off of certain capitalized computer software development costs due to conceptual changes in future product offerings whereby these costs are more appropriately characterized as general software development; a $1.4 million net charge associated with consummation of two transactions with an overseas partner that relate to further globalization of the company's automotive original equipment affiliated businesses; and a $4.3 million charge for losses, resulting principally from recessionary conditions, on certain project development investments and notes receivable related to previous sales of certain business units.

(10)  EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS

    The company has defined benefit pension plans which cover substantially all domestic employees. These plans provide pension benefits that are principally based on the employees' years of credited service and levels of earnings. Contributions in excess of pension expense are considered prepayments for financial accounting purposes. The company has determined that foreign defined pension plans are immaterial to the consolidated financial statements.

    Net periodic pension cost (benefit) included the following components:

                                                                                       1993        1992         1991
                                                                                     --------     -------     --------
                                                                                              (in thousands)
Service cost-benefits earned during the period...................................    $  4,585     $ 3,973     $  3,577
Interest cost on projected benefit obligation....................................       6,852       6,088        5,743
Actual gain on assets............................................................     (19,633)     (9,363)     (27,778)
Net amortization and deferral....................................................       8,440      (1,136)      18,320
                                                                                     --------     -------     --------
Net periodic pension cost (benefit)..............................................    $    244     $  (438)    $   (138)
                                                                                     --------     -------     --------
                                                                                     --------     -------     --------
Actuarial assumptions used:
Discount rates...................................................................        7.5%       8.25%        8.25%
Rates of increase in compensation levels.........................................         5.0         5.5          5.5
Expected long-term rate of return on assets......................................         9.5         9.5          9.5

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(10)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    Plan assets principally consist of equity and fixed income security investments. The following table sets forth the plans' funded status and amounts recognized in the company's consolidated balance sheets as Other Assets for its U.S. pension plans (in thousands):

                                                                    DECEMBER 31, 1993           DECEMBER 31, 1992
                                                                -------------------------   -------------------------
                                                                  ASSETS      ACCUMULATED     ASSETS      ACCUMULATED
                                                                  EXCEED       BENEFITS       EXCEED       BENEFITS
                                                                ACCUMULATED     EXCEED      ACCUMULATED     EXCEED
                                                                 BENEFITS       ASSETS       BENEFITS       ASSETS
                                                                -----------   -----------   -----------   -----------
Actuarial present value of benefit obligations:
  Vested benefit obligation...................................   $ 151,217      $ 6,570      $  67,876     $  --
                                                                -----------   -----------   -----------   -----------
                                                                -----------   -----------   -----------   -----------
  Accumulated benefit obligation..............................   $ 172,068      $ 7,395      $  70,661     $  --
                                                                -----------   -----------   -----------   -----------
                                                                -----------   -----------   -----------   -----------
  Projected benefit obligation................................   $ 200,249      $ 7,395      $  87,604     $  --
  Plan assets at fair value...................................     242,429        6,297        118,939        --
                                                                -----------   -----------   -----------   -----------
  Projected benefit obligation less (greater) than plan
    assets....................................................   $  42,180      $(1,098)     $  31,335     $  --
  Unrecognized net (gain) loss................................     (31,893)          34        (19,031)       --
  Prior service cost not yet recognized in net periodic
    pension cost..............................................      10,183          607          1,909        --
  Unrecognized net asset at January 1, 1985...................        (220)          34           (407)       --
                                                                -----------   -----------   -----------   -----------
  Prepaid pension cost recognized in the consolidated balance
    sheets....................................................   $  20,250      $  (423)     $  13,806     $  --
                                                                -----------   -----------   -----------   -----------
                                                                -----------   -----------   -----------   -----------

    The significant increase in pension benefit obligations, assets and prepaid pension cost was due to the consolidation of SPT as of December 31, 1993.

    As part of the divestitures of the SPR and Truth divisions, the company recorded curtailment gains of $4.1 million. These gains have been included in the gain recognized on the sale of these divisions.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE

    Prior to 1992, postretirement health care and life insurance benefits were recognized as expense when claims or premiums were paid. In 1992, the company adopted SFAS No. 106. These costs totaled $958,000 in 1991. The following summarizes the 1993 and 1992 expense for postretirement health and life insurance (in thousands):

                                                                                                  1993        1992
                                                                                                 -------     -------
Recognition of transition obligation.........................................................    $ --        $16,829
Benefit cost for service during the the year--net of employee contributions..................        317         315
Net amortization and deferral................................................................        (64)      --
Interest cost on accumulated post-retirement benefit obligation..............................      1,338       1,306
                                                                                                 -------     -------
Postretirement benefit cost..................................................................    $ 1,591     $18,450
                                                                                                 -------     -------
                                                                                                 -------     -------

    The accumulated postretirement benefit obligation was actuarially determined based on assumptions regarding the discount rate and health care trend rates. The health care trend assumption applies to postretirement medical and dental benefits. Different trend rates are used for pre-age 65 and post-age 65 medical claims and for expected dental claims. The trend rate used for the medical plan was 15% initially, grading to a 6% ultimate rate by 1% each year for pre-65 claims; and 10.5% grading to 6% by .5% each year for post-age 65 claims. The trend rate for the dental plan was 6% each year. The liability was discounted using a 7.5% interest rate. Increasing the health care trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $.7 million and would increase the 1993 postretirement benefit cost by $.1 million.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(10)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table summarizes the accumulated benefit obligation (in thousands):

                                                                                    DECEMBER 31, 1993     DECEMBER 31, 1992
                                                                                    -----------------     -----------------
Accumulated postretirement benefits obligation ("APBO") Retirees................        $  56,084             $  11,708
  Actives fully eligible........................................................            9,399                 1,463
                                                                                         --------              --------
  APBO fully eligible...........................................................           65,483                13,171
  Actives not fully eligible....................................................           24,112                 3,271
                                                                                         --------              --------
  Total APBO....................................................................        $  89,595             $  16,442
Assets..........................................................................             (845)             --
                                                                                         --------              --------
Unfunded status.................................................................        $  88,750             $  16,442
Unrecognized:
  Prior service cost............................................................           27,498                 1,000
  Net gain (loss)...............................................................           (2,492)             --
                                                                                         --------              --------
Accrued APBO included in long-term liabilities..................................        $ 113,756             $  17,442
                                                                                         --------              --------
                                                                                         --------              --------

    The significant increase in accumulated postretirement benefits obligation was due to the consolidation of SPT as of December 31, 1993. SPT adopted SFAS No. 106 in 1993.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

    In June 1989, the company established an ESOP, which includes substantially all domestic employees not covered by collective bargaining agreements. The ESOP borrowed $50 million, which is guaranteed by the company, and used the proceeds to purchase 1,746,725 shares of common stock issued directly by the company. Employees vest in these shares based upon a predetermined formula. Employees may vote allocated shares directly, while the ESOP trustee will vote the unallocated shares proportionally on the same basis as the allocated shares were voted. During 1993, 1992 and 1991, 114,588, 114,735 and 114,870 shares were allocated to the employees, leaving 1,246,346 unallocated shares in the ESOP trust at December 31, 1993. The fair market value of these unallocated shares was $22.1 million at December 31, 1993. The company's contributions to the ESOP trust were as follows (in thousands of dollars):

                                                                                  1993       1992       1991
                                                                                 ------     ------     ------
         Compensation expense................................................    $1,925     $5,548     $4,840
         Interest expense....................................................     3,902       --         --
         Dividends...........................................................      --          590      1,113
         Principal payment...................................................       288       --         --
                                                                                 ------     ------     ------
             Total...........................................................    $6,115     $6,138     $5,953
                                                                                 ------     ------     ------
                                                                                 ------     ------     ------

    With the change in ESOP accounting in 1993, compensation expense is now measured using the fair market value when the shares are committed to the employee. Interest expense represents the actual interest paid by the ESOP trust and any dividends paid on unallocated shares in the trust are recorded as direct debt principal payments rather than as dividends.

OTHER

    The company provides defined contribution pension plans for substantially all employees not covered by defined benefit pension plans. Collectively, the company's contributions to these plans were $683,000 in 1993, $848,000 in 1992 and $580,000 in 1991.

    The company provides a Retirement Savings Plan for eligible employees. Employees can contribute up to 15% of their earnings with the company matching a portion of the amount up to 6% of their earnings. The company's contribution to this plan was $875,000 in 1993, $715,000 in 1992 and $725,000 in 1991. Starting
in 1994, the company matching contribution will consist of unallocated ESOP shares.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(11)  RELATED PARTY TRANSACTIONS

    Since the creation of SPT on May 30, 1989, the company has continued to provide certain administrative and insurance services to SPT. The costs associated with these services are identified and recovered from the partnership.

    In addition, the company's former Sealed Power Replacement division purchased replacement engine parts, principally piston rings, cylinder sleeves and valve lifters from SPT at arm's-length prices. Purchases from the partnership during 1993 through October 22 (date of sale of SPR), 1992 and 1991 were $21.5 million, $27.8 million and $27.0 million, respectively.

(12)  RECEIVABLES

    Changes in the reserve for losses on receivables were as follows:

                                                                                        1993        1992        1991
                                                                                       -------     -------     -------
                                                                                               (IN THOUSANDS)
Balance at beginning of year.......................................................    $10,789     $ 9,541     $ 9,521
Recorded in acquisition of SPT and due to consolidation of SP Europe...............        747       --          --
Amount charged to income...........................................................      3,609       3,788       2,876
                                                                                       -------     -------     -------
                                                                                       $15,145     $13,329     $12,397
Accounts written off, net of recoveries............................................     (2,398)     (2,495)     (2,878)
Reduction resulting from sale of SPR and
Truth divisions....................................................................     (3,588)      --          --
Reclassifications and other........................................................         18         (45)         22
                                                                                       -------     -------     -------
Balance at end of year.............................................................    $ 9,177     $10,789     $ 9,541
                                                                                       -------     -------     -------
                                                                                       -------     -------     -------

    The company has a three year agreement, expiring in April 1994, with a financial institution whereby the company agreed to sell undivided fractional interests in designated pools of domestic trade accounts receivable, in an amount not to exceed $30 million. In order to maintain the balance in the designated pools of trade accounts receivable sold, the company sells participating interests in new receivables as existing receivables are collected. At December 31, 1993 and 1992, the company had sold $25.9 million and $30 million of trade accounts receivable under this program. Under the terms of this agreement, the company is obligated to pay fees which approximate the purchasers' cost of issuing a like amount in commercial paper plus certain administrative costs. The amount of such fees in 1993 and 1992 were $1,215,000 and $1,465,000 respectively. These fees are included in other expense, net.

(13)  INVENTORIES

    Domestic inventories, amounting to $122.6 and $141.3 million at December 31, 1993 and 1992, respectively, are based on the last-in, first-out (LIFO) method. Such inventories, if priced on the first-in, first-out (FIFO) method, would have been approximately $17.7 and $34.8 million greater at December 31, 1993 and 1992, respectively. During 1993 and 1992, certain inventory quantities were reduced resulting in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect was to increase net income in 1993 by $455,000 and in 1992 by $1.8 million. Foreign inventories are valued at FIFO costs. None of the inventories exceed realizable values.

    The components of inventory at year-end were as follows:

                                                                                                 1993         1992
                                                                                               --------     --------
                                                                                               (IN THOUSANDS)
Finished products..........................................................................    $ 94,478     $128,043
Work in process............................................................................      29,324       16,835
Raw materials and supplies.................................................................      35,421       26,744
                                                                                               --------     --------
                                                                                               $159,223     $171,622
                                                                                               --------     --------
                                                                                               --------     --------

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(14)  INCOME TAXES

    The provision (benefit) for income taxes consists of the following (in thousands):

                                                                                        1993        1992        1991
                                                                                       -------     -------     -------
U.S. Federal:
  Current..........................................................................    $32,817     $ 8,180     $(4,925)
  Deferred.........................................................................     (9,521)      2,217      (4,842)
State..............................................................................      4,411       1,363       1,060
Foreign............................................................................      1,748       1,673       1,535
                                                                                       -------     -------     -------
Total..............................................................................    $29,455     $13,433     $(7,172)
                                                                                       -------     -------     -------
                                                                                       -------     -------     -------

    A reconciliation of the effective rate for income taxes shown in the consolidated statements of income with the U.S. statutory rate of 35% in 1993 and 34% in 1992 and 1991 is shown below:

                                                                                             1993      1992      1991
                                                                                             -----     -----     -----
Amount computed at statutory rate........................................................     35.0%     34.0%    (34.0)%
Increase (decrease) in taxes resulting from:
  U.S. rate change on net deferred taxes.................................................      2.0      --        --
  Tax credits and incentives.............................................................     (0.5)     (0.6)     (1.6)
  Foreign losses not tax benefited.......................................................     22.8       6.1       3.1
  Foreign tax rates less than the statutory rate.........................................     (1.8)     (1.1)     (1.9)
  State income taxes, net of federal income tax benefit..................................      5.8       2.5       2.8
  Amortization of goodwill and other acquisition costs...................................      3.6       3.2       4.0
  Tax benefit of the Foreign Sales Corporation...........................................     (2.0)     (3.1)     (3.4)
  Special charge items not tax benefited.................................................     --        --         8.6
  Other, net.............................................................................      1.1      (1.5)     (2.6)
                                                                                             -----     -----     -----
                                                                                              66.0%     39.5%    (25.0)%
                                                                                             -----     -----     -----
                                                                                             -----     -----     -----

    No provision has been made for income and withholding taxes which would become payable upon distribution of the undistributed earnings of foreign subsidiaries and affiliates. It is the company's present intention to permanently reinvest these earnings in its foreign operations. The amount of undistributed earnings which have been reinvested in foreign subsidiaries and affiliates at December 31, 1993, was $26.7 million. It is not practical to determine the hypothetical U.S. federal income tax liability if all such earnings were remitted, but distribution as dividends at the end of 1993 would have resulted in payment of withholding taxes of approximately $1.4 million.

    The following summarizes the detail of the deferred income tax provision (benefit) for 1991, which has not been restated in accordance with SFAS No. 109:

                                                                                                           1991
                                                                                                      --------------
                                                                                                      (IN THOUSANDS)
Receivable reserves...............................................................................       $   (110)
Inventories.......................................................................................           (568)
Depreciation......................................................................................            306
Health and medical costs..........................................................................           (170)
Pension...........................................................................................            146
Employee benefit programs.........................................................................           (342)
Special charge....................................................................................         (3,191)
Other, net........................................................................................            459
                                                                                                          -------
                                                                                                         $ (3,470)
                                                                                                          -------
                                                                                                          -------

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(14)  INCOME TAXES (CONTINUED)
    The components of the net deferred income tax assets (liabilities) were as follows:

                                                                                      DECEMBER 31, 1993   DECEMBER 31, 1992
                                                                                      -----------------   -----------------
                                                                                                 (IN THOUSANDS)
Deferred income tax asset:
  Receivables reserve...............................................................      $   6,736           $   3,088
  Inventory.........................................................................          5,835               7,505
  Debt extinguishment reserves......................................................         13,000            --
  Compensation and benefit-related..................................................          3,004               1,100
  Restructuring reserves............................................................          4,226            --
  Divestiture-related reserves......................................................          5,580            --
  Workers' compensation.............................................................          1,708               1,270
  Warranty reserve..................................................................          2,216               2,786
  Other liabilities.................................................................          6,584                (175)
                                                                                           --------            --------
Current deferred tax asset..........................................................      $  48,889           $  15,574
                                                                                           --------            --------
Non-current deferred tax:
  Depreciation......................................................................      $ (24,300)          $ (13,570)
  Postretirement health and life....................................................         38,900               6,300
  Book basis investment greater than tax basis investment in affiliates.............        (31,400)            (46,906)
  Other.............................................................................         (3,987)           --
  Net operating loss carryforwards..................................................         14,700               4,800
  Capital loss carryforwards........................................................       --                     8,900
  Valuation allowance...............................................................        (14,700)            (13,700)
                                                                                           --------            --------
Non-current deferred tax liability..................................................      $ (20,787)          $ (54,176)
                                                                                           --------            --------
Net deferred tax asset (liability)..................................................      $  28,102           $ (38,602)
                                                                                           --------            --------
                                                                                           --------            --------

    Included on the consolidated balance sheets are U.S. federal income tax refunds of $5.6 million in 1993 and $3.0 million in 1992.

    At December 31, 1993, the company has net operating loss carryforwards attributable to foreign operations of approximately $32.5 million that are available to offset future taxable income. These loss carryforwards expire as follows: $.6 million in 1994, $0 in 1995, $0 in 1996, $2.4 million in 1997, $1.5 million in 1998 and $28.0 million thereafter. During 1993, the company utilized $2.8 million of net operating loss carryforwards attributable to foreign operations, resulting in tax benefits of $1.2 million. The deferred tax asset related to the net operating loss carryforwards have been reserved in the valuation allowance.

    During the fourth quarter of 1993, the company settled a dispute with the Internal Revenue Service regarding the company's tax deferred treatment of the 1989 transaction in which several operating units were contributed to SPT. The settlement of approximately $5 million in tax eliminates the IRS contention that one half of the 1989 transaction was currently taxable. The settlement and interest will be paid during the second quarter of 1994 and is adequately provided for in the company's deferred income tax accounts.

(15)  INVESTMENTS

    As of December 31, 1993, investments, as shown on the consolidated balance sheet, include equity investments in non-majority owned subsidiaries. These investments include the company's 50% owned interest in a U.S. joint venture, two 50% owned interests in joint ventures in Japan, a 40% interest in a Mexican company and a 50% interest in a German company. All of these investments are accounted for using the equity method. These investments, both individually and collectively, are not material to the company's consolidated financial statements.

    Until December 31, 1993, the company held a 49% interest in SPT. The pro rata share of earnings or losses and the amortization of the company's investment in SPT is reflected as "SPT equity losses" on the consolidated statements of income (see Note 5).

    Until December 31, 1993, the company reported that it held a 50% interest in SP Europe. As of December 31, 1993, Riken's pending 20% participation in SP Europe reverted to the company in connection with the transaction to acquire Riken's 49% interest in SPT. SP Europe had not been previously consolidated due to the company's deemed temporary control and because nonrecourse (to the partners)

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(15)  INVESTMENTS (CONTINUED)
financing was being pursued. Up to December 31, 1993, the company carried its investment in SP Europe at zero. Due to the resulting 70% ownership, the company is recording its share of cumulative losses since the partnership formation in mid-1991 of $21.5 million. As of December 31, 1993, the balance sheet of this partnership is included in the consolidated financial statements, reflecting the company's 70% ownership and Mahle GmbH's 30% minority interest. Beginning in the first quarter of 1994, results of operations of SP Europe will be reflected in the consolidated statements of income and cash flows.

(16)  PROPERTY, PLANT, AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION

    The company uses principally the straight line method for computing depreciation expense over the useful lives of the property, plant and equipment. For income tax purposes, the company uses accelerated methods where permitted. Asset additions and improvements are added to the property accounts while maintenance and repairs, which do not renew or extend the lives of the respective assets, are expensed currently. Upon sale or retirement of depreciable properties, the related cost and accumulated depreciation are removed from the property accounts. The net gain or loss on disposition of property is reflected in income.

    Changes in property, plant, and equipment accounts and in related accumulated depreciation for the three years ended December 31, 1993 were as follows:

                                                                                    MACHINERY
                                                                                       AND      CONSTRUCTION
           PROPERTY, PLANT & EQUIPMENT, AT COST                LAND       BLDGS.    EQUIPMENT   IN PROGRESS       TOTAL
                                                              -------     -------   ---------   ------------     --------
                                                                                    (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1990..............................    $ 6,586     $50,378   $123,392      $  6,398       $186,754
  Additions, at cost......................................        245       4,362     14,788            33         19,428
  Retirements, at cost....................................     (1,283)       (699)    (2,380 )      --             (4,362)
  Reclassifications and other.............................        699          63       (454 )      --                308
                                                              -------     -------   ---------   ------------     --------
BALANCE AT DECEMBER 31, 1991..............................    $ 6,247     $54,104   $135,346      $  6,431       $202,128
  Additions, at cost......................................         18       2,314     18,415          (396)        20,351
  Retirements, at cost....................................        (48)       (515)    (5,376 )      --             (5,939)
  Reclassifications and other.............................        280       2,417     (1,132 )      --              1,565
                                                              -------     -------   ---------   ------------     --------
BALANCE AT DECEMBER 31, 1992..............................    $ 6,497     $58,320   $147,253      $  6,035       $218,105
  Additions, at cost......................................        840       1,920     10,998         1,358         15,116
  Recorded in acquisitions of
  ATP and SPT and due to consolidation of SP Europe.......      4,551      40,552    169,903         1,253        216,259
  Assets sold in connection with divestiture of units.....     (1,174)    (15,280)   (55,241 )      (3,325)       (75,020)
  Retirements, at cost....................................        (15)       (502)    (5,541 )      --             (6,058)
  Reclassifications and other.............................         81        (474)       448          (625)          (570)
                                                              -------     -------   ---------   ------------     --------
BALANCE AT DECEMBER 31, 1993..............................    $10,780     $84,536   $267,820      $  4,696       $367,832
                                                              -------     -------   ---------   ------------     --------
                                                              -------     -------   ---------   ------------     --------

                                                                                               MACHINERY
                                                                                                  AND
ACCUMULATED DEPRECIATION                                                            BLDGS.      EQUIPMENT      TOTAL
                                                                                   -------     ---------     --------
                                                                                             (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1990...................................................    $10,797     $ 58,045      $ 68,842
  Additions-charged to income..................................................      2,443       16,449        18,892
  Deductions-retirements, renewals, transfers, dispositions and replacements...        (43)      (2,086)       (2,129)
  Reclassifications and other..................................................        226          (22)          204
                                                                                   -------     ---------     --------
BALANCE AT DECEMBER 31, 1991...................................................    $13,423     $ 72,386      $ 85,809
  Additions-charged to income..................................................      3,196       16,393        19,589
  Deductions-retirements, renewals, transfers, dispositions and replacements...       (201)      (4,549)       (4,750)
  Reclassifications and other..................................................      1,156         (494)          662
                                                                                   -------     ---------     --------
BALANCE AT DECEMBER 31, 1992...................................................    $17,574     $ 83,736      $101,310
                                                                                   -------     ---------     --------
  Additions-charged to income..................................................      2,611       16,476        19,087
  Additions-carryover basis in SPT.............................................     15,810       75,661        91,471
  Deductions-retirements, renewals, transfers, dispositions and replacements...       (245)      (2,782)       (3,027)
  Deductions-assets sold in connection with divestitures of units..............     (4,499)     (34,508)      (39,007)
  Reclassifications and other..................................................      --            (147)         (147)
                                                                                   -------     ---------     --------
BALANCE AT DECEMBER 31, 1993...................................................    $31,251     $138,436      $169,687
                                                                                   -------     ---------     --------
                                                                                   -------     ---------     --------

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(17)  COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

    At December 31, 1993 and 1992, total costs in excess of net assets of businesses acquired were $223.3 and $113.2 million, respectively, and accumulated amortization of costs in excess of net assets of businesses acquired was $19.2 and $18.3 million, respectively. The increase is attributable to the acquisition of ATP and AGL, $16.3 million, and the acquisition of 51% of SPT, $97.1 million. Amortization was $3.4 million in 1993, $3.4 million in 1992 and $3.1 million in 1991.

    The company amortizes costs in excess of the net assets of businesses ("goodwill") acquired on a straight-line method over the estimated periods benefitted, not to exceed 40 years. After an acquisition, the company continually reviews whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If events and circumstances indicate that goodwill related to a particular business should be reviewed for possible impairment, the company uses projections to assess whether future operating income on a non-discounted basis (before goodwill amortization) of the unit is likely to exceed the goodwill amortization over the remaining life of the goodwill, to determine whether a writedown of goodwill to recoverable value is appropriate.

    At December 31, 1993, $74 million of goodwill relates to the Automotive Diagnostics division (which is composed of Bear Automotive and Allen Testproducts, which was acquired in 1993). This division has incurred significant operating losses in 1993 and in prior years. The company projects that, in the near future, the cost savings, market synergies and other factors which, in part, will be realized from the Bear Automotive and Allen Testproducts combination will result in non-discounted operating income sufficient to exceed goodwill amortization. However, should such projections require downward revision based on changed events or circumstances, this division's goodwill may require writedown. Although having no cash flow impact, the resulting charge, if any, could materially reduce the company's future reported results of operations and shareholders' equity. At this time, based upon present information, projections and strategic plans, the company has concluded that there has been no permanent impairment of the Automotive Diagnostics division's tangible or intangible assets.

(18)  COMMITMENTS AND CONTINGENT LIABILITIES

    The company leases certain offices, warehouses and equipment under lease agreements which expire at various dates through 2006. Future minimum rental commitments under non-cancelable operating leases are $10.9 million for 1994, $8.8 million for 1995, $6.3 million for 1996, $4.0 million for 1997, $2.9 million for 1998 and aggregate $14.5 million thereafter. Rentals on these leases were approximately $12.9 million in 1993, $9.3 million in 1992 and $10.8 million in 1991.

    Certain claims, including environmental matters, suits and complaints arising in the ordinary course of business, have been filed or are pending against the company. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position or results of operations of the company if disposed of unfavorably. Additionally, the company has insurance to minimize its exposures of this nature.

    The company's operations and products are subject to federal, state and local regulatory requirements relating to environmental protection. It is the company's policy to comply fully with all such applicable requirements. As part of its effort to comply, management has established an ongoing internal compliance auditing program which has been in place since 1989. Based on current information, management believes that the company's operations are in substantial compliance with applicable environmental laws and regulations and the company is not aware of any violation that could have a material adverse effect on the business, financial condition or results of operations of the company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the company's business or operations in the future.

    The company is also subject to potential liability for the costs of environmental remediation. This liability may be based upon the ownership or operation of industrial facilities where contamination may be found as well as contribution to contamination existing at offsite, non-owned facilities. These offsite remediation costs cannot be quantified with any degree of certainty. At this time, management can estimate the environmental remediation costs only in terms of possibilities and probabilities based on available information.

    The company is involved as a potentially responsible party ("PRP") under the Comprehensive, Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state superfund statutes in eight active proceedings involving off-site waste disposal facilities. At three of these sites it has been established that the company is a de minimis contributor. A determination has not been made with respect to the remaining five sites, but the company believes that it will be found to be a de minimis contributor at three of them. Based on information available to the company, which in most cases includes estimates from PRPs and/or federal or state regulatory agencies for the investigation, clean up costs at these sites, data related to the quantities and characteristics of materials generated at or shipped to each site, the company believes that the costs for each site are not material and in total the anticipated clean up costs of current PRP actions would not have a material adverse effect on the company's financial condition or operations.

    In the case of contamination existing upon properties owned or controlled by the company, the company has established reserves which it deems adequate to meet its current remediation obligations.

    There can be no assurance that the company will not be required to pay environmental compliance costs or incur liabilities that may be material in amount due to matters which arise in the future or are not currently known to the company.

    During 1988, the company's Board of Directors adopted executive severance agreements which create certain liabilities in the event of the termination of the covered executives following a change of control of the company. The aggregate commitment under these executive severance agreements should all 7 covered employees be terminated is approximately $10 million.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(19)  NOTES PAYABLE AND DEBT

    The following table summarizes the company's current and long-term debt obligations as they existed at December 31, 1993 and 1992. During the first quarter of 1994, the company significantly restructured this debt. Refer to Note 23 for further explanation of this subsequent refinancing.

                                                                                                 1993         1992
                                                                                               --------     --------
                                                                                                  (IN THOUSANDS)
SPX
  Senior Notes, 9.72%, due in annual installments from 1994 through 2000...................    $ 53,000     $ 53,000
  Senior Notes, 9.58%, $5 million due in 1993, the remainder due in 1995...................      22,000       27,000
  Revolving Credit Loans...................................................................       --          17,000
  Industrial Revenue Bonds, with interest rates established monthly based on an index of
    short-term municipal bond interest rates, due 2010 to 2025.............................      15,200       15,200
  Note to Allen Group, 8.0%, due in annual installments from 1994 through 1996.............      19,737        --
  Bank loans, LIBOR plus  7/8%, due May 1994...............................................      50,000        --
  Long-Term Debt -- ESOP Guarantee.........................................................      42,062       44,275
  Other....................................................................................      17,957       17,844
                                                                                               --------     --------
    Total SPX debt.........................................................................    $219,956     $174,319
                                                                                               --------     --------
SPT
  Senior subordinated debentures, 14.5%, due May 15, 1999, with mandatory sinking fund
    payment of $50 million on May 15, 1998.................................................    $100,000     $  --
  Term bank loan, with interest rates established periodically based on prime or LIBOR
    rates, due in varying quarterly installments through September 30, 1996................      78,863        --
  Revolving Credit Loans...................................................................      30,000        --
  Other....................................................................................       1,343        --
                                                                                               --------     --------
    Total SPT debt.........................................................................    $210,206     $  --
                                                                                               --------     --------
    Total Consolidated debt................................................................    $430,162     $174,319
  Less current maturities..................................................................      93,975       13,999
                                                                                               --------     --------
    Total Long-Term Debt...................................................................    $336,187     $160,320
                                                                                               --------     --------
                                                                                               --------     --------

    Aggregate maturities of total debt are as follows before the debt refinancing described in Note 23:

                                                                               SPX         SPT        TOTAL
                                                                             -------     -------     --------
                                                                                     (IN THOUSANDS)
         1994............................................................    $67,275     $26,700     $ 93,975
         1995............................................................     43,700      28,900       72,600
         1996............................................................      9,500      54,600       64,100
         1997............................................................     11,200       --          11,200
         1998............................................................      3,400      50,000       53,400
         Thereafter......................................................     84,881      50,006      134,887

SPX

    Revolving credit loans, under revolving credit agreements dated July 1, 1991 as amended, aggregating $75 million with five banks, have terms of one year. During the period of the revolving credit loans, the borrowings will bear interest at negotiated rates not to exceed prime. The company has agreed to pay the banks commitment fees of 3/8% per annum of the unused portion of the credit commitments. The credit agreements do not require the company to maintain any additional balances at the participating banks, and the agreements can be reduced in amount or terminated at any time at the option of the company. At December 31, 1993, the company had unused lines of revolving credit of $75 million. This facility was replaced by a new revolving credit agreement dated March 1994 (see Note 23).

    The company has guaranteed a note purchase agreement with certain insurance companies under its ESOP. This loan bears interest at 9.04%. Principal is payable in fifteen annual installments commencing June 1990. The company's semiannual contributions to the

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(19)  NOTES PAYABLE AND DEBT (CONTINUED)
ESOP trust enable the trust to make interest and principal payments. Additionally, dividends on the ESOP's unallocated shares are used to make interest and principal payments and are deductible for income tax purposes. Dividends on unallocated shares were $545,000 in 1993, $590,000 in 1992 and $1,113,000 in 1991. Beginning in 1993, as a result of new ESOP accounting, these dividends are no longer reflected as dividends in the consolidated financial statements and are accounted for as direct principal payments. This facility will be terminated by the end of March 1994 and will be replaced by the new revolving credit agreement.

    The company is subject to a number of restrictive covenants under the various debt agreements. At December 31, 1993 without consideration of the availability of the new revolving credit agreement, the company is in default on the following restrictive covenants due to the consolidation of SP Europe and the purchase of Riken's 49% ownership interest in SPT; (a) the company is required to maintain a consolidated fixed charge ratio of 1.5 to 1.0, at December 31, 1993 it is .54 to 1.0, (b) the company is required to maintain consolidated net tangible assets of at least 160% of consolidated funded indebtedness, at December 31, 1993 it is 122%, (c) the company will not declare dividends that exceed the sum of $40 million plus cumulative consolidated net income since May 31, 1989, at December 31, 1993, cumulative dividends exceeded the limitation by $32 million, and (d) the company is required to maintain consolidated current assets of at least 150% of current liabilities, at December 31, 1993 it was 130%. These restrictive covenant defaults pertain to the $53 million of senior notes, the $22 million of senior notes, the $75 million revolving credit line, the $19.7 million note to the Allen Group, Inc. and the guaranteed $42.1 million ESOP note and make the debt payable on demand should the conditions of default continue after notification. However, in March 1994, the company obtained a new revolving credit facility of $250 million and will utilize this facility to repay this defaulted debt (see Note 23). As the new credit facility expires in 1999, the debt existing at December 31, 1993 has been classified as long-term.

    Included in interest expense, net, was $1.5 million in 1993, $0.5 million in 1992 and $0.5 million in 1991 of interest income.

SPT

    The Term Bank Loan and the Revolving Credit Loans are provided by a syndicate of ten banks. SPT has unused available credit of up to $25 million on the revolving credit agreement as of December 31, 1993, subject to receivable and inventory balances. Additionally, $16 million of financing is available through the Deferred Term Loan Facility under the Bank Credit Agreement to make payments on borrowings under the Term Loan Facility should funds not be sufficient to make scheduled amortization payments due under the Term Loan Facility. SPT also has $5 million available on a swingline loan facility used to manage daily cash receipts and disbursements. Loans under this facility are payable in 5 days. Management believes the facilities are adequate to cover the 1994 financing requirements of SPT.

    SPT has entered into hedging arrangements which fix the interest rate of approximately $70 million of the bank borrowings at 11 1/2% for a period ranging from one to three years. The unhedged bank loans bear interest at 1 1/4% over the prime rate or 2 1/4% over the LIBOR rate. The rates are set, at SPT's option, for various periods up to one year in length. Substantially all of SPT's assets are pledged as collateral for loans under the Bank Credit Agreement.

    SPT is subject to a number of restrictive covenants under the Bank Credit Agreement, as amended, and the Indenture related to the subordinated debentures. Under the most restrictive of these covenants as of year-end, SPT must: (a) meet a fixed charge coverage ratio of 1.10 to 1; (b) meet a cash interest expense coverage ratio of 1.90 to 1; (c) meet a current ratio of 1.5 to 1; and (d) limit capital expenditures for the year ended December 31, 1993 to $18 million. At year-end, SPT's actual fixed charge ratio was 1.12 to 1; its cash interest expense coverage ratio was 2.04 to 1; its current ratio was 1.5 to 1 and net capital expenditures were approximately $17.8 million. The cash interest expense coverage ratio becomes more restrictive in future periods. The covenants also restrict distributions to the partners.

    Financing costs incurred by SPT were being amortized over the life of the respective borrowings. Amortization of $1.2 million was recorded in 1993, 1992 and 1991 with the remaining $3.9 million written off as part of the debt extinguishment charge (see Note 8).

    At December 31, 1993, substantially all of SPT's assets are pledged as collateral under SPT's bank credit agreements. The distribution of these assets, as well as partnership distributions, to the company from SPT are restricted. The company's planned second quarter issuance of $260 million of senior subordinated notes and concurrent payment to the SPT lenders will remove this restriction. Should the notes not be issued, the SPT indebtedness will remain in place, including the restrictions.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(20)  CAPITAL STOCK

    Authorized shares of common stock (par value $10.00) total 50,000,000 shares. Common shares issued and outstanding are summarized in the table below.

                                                                                                  DECEMBER 31
                                                                                          ----------------------------
SHARES OF COMMON STOCK                                                                     1993       1992       1991
- --------------------------------------------------------------------------------------    ------     ------     ------
                                                                                                (IN THOUSANDS)
Issued................................................................................    15,556     15,536     15,471
In treasury...........................................................................    (1,633)    (1,633)    (1,633)
                                                                                          ------     ------     ------
Outstanding...........................................................................    13,923     13,903     13,838
                                                                                          ------     ------     ------
                                                                                          ------     ------     ------
ESOP trust -- unallocated.............................................................     1,246      1,361      1,476

    The company's treasury stock was purchased in the last half of 1989 at an average cost of $30 5/8 per share using $50 million of proceeds from the creation of the company's leveraged ESOP.

    The company has 3,000,000 shares of preferred stock, no par value, authorized, but no shares have been issued.

    In June 1989, the company established an employee stock ownership plan
(ESOP). 1,746,725 shares of common stock were issued to the ESOP trust in exchange for $50 million. These shares were issued at market value ($28 5/8 per share) and the appropriate amounts are included in common stock and paid in capital.

    The company restated, amended and renamed its 1982 Stock Option Plan to the 1992 Stock Compensation Plan, effective December 15, 1992. Under the new Stock Compensation Plan, up to 700,000 shares of the company's common stock may be granted to key employees with those shares still available for use under the 1982 Stock Option Plan being carried forward and forming a part of the 700,000 shares. Awards of incentive stock options, nonqualified stock options, stock appreciation rights (SAR's), performance units and restricted stock may be made under the Plan although no more than 200,000 shares may be granted in the form of restricted stock. The Plan also authorizes the granting of stock options to directors.

    Stock options may be granted to key employees in the form of incentive stock options or nonqualified stock options at an option price per share of no less than the fair market value of the common stock of the company on the date of grant. The options become exercisable six months after the date of the grant and expire no later than 10 years from the date of grant (or 10 years and 1 day with respect to nonqualified stock options).

    SAR's may be granted to key employees either in conjunction with the awarding of nonqualified stock options or on a stand-alone basis. The SAR's entitle the holder to receive a cash payment equal to the excess of the fair market value of a share of common stock of the company over the exercise price of the right at the date of exercise of the right.

    Performance units, which are equivalent to a share of common stock, may be granted to key employees and may be earned, in whole or in part, dependent upon the attainment of performance goals established at the time of grant.

    Restricted stock may be granted to key individuals to recognize or foster extraordinary performance, promotion, recruitment or retention. At the time of the grant, restrictions are placed on ownership of the shares for a stated period of time during which a participant will not be able to dispose of the restricted shares. Upon lapse of the restriction period, complete ownership is vested in the participant and the shares become freely transferable.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(20)  CAPITAL STOCK (CONTINUED)
    A summary of common stock options, SAR's, and restricted stock issued under the company's Stock Compensation Plan is as follows:

                                                                                      1993         1992         1991
                                                                                    --------     --------     --------
Stock Options:
  Outstanding at beginning of year..............................................     877,140      735,818      634,729
  Granted.......................................................................     148,400      215,750      281,350
  Exercised.....................................................................     (21,903)     (74,428)       --
  Surrendered/canceled..........................................................     (79,337)       --        (180,261)
                                                                                    --------     --------     --------
  Outstanding at end of year....................................................     924,300      877,140      735,818
                                                                                    --------     --------     --------
                                                                                    --------     --------     --------
  Price of options exercised and outstanding....................................    $ 11.38-     $ 11.38-     $ 11.38-
                                                                                       28.00        28.00        28.00
Restricted stock granted during year............................................       --           --          12,000
Shares reserved and available for future grants.................................     442,387      511,450       74,375
Stock Appreciation Rights:
  Outstanding at beginning of year..............................................       --           --         171,100
  Granted.......................................................................       --           --           --
  Exercised.....................................................................       --           --           --
  Surrendered/canceled..........................................................       --           --        (171,100)
                                                                                    --------     --------     --------
  Outstanding at end of year....................................................       --           --           --
                                                                                    --------     --------     --------
                                                                                    --------     --------     --------

    Preferred stock is issuable in series with the Board of Directors having the authority to determine, among other things, the stated value of each series, dividend rate, conversion rights and preferences in liquidation or redemption.

    On June 25, 1986, the company entered into a Rights Agreement which was amended and restated as of October 20, 1988. Pursuant to the Rights Agreement, in July 1986, the company issued a dividend of one preferred stock purchase right on each outstanding share of common stock. Each right entitles the holder, upon the occurrence of certain events, to purchase one one-hundredth of a share of a new series of junior participating preferred stock for $100. Furthermore, if the company is involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to buy the number of shares of common stock of the acquiring company having a market value of twice the then current exercise price of each right. Alternatively, if a 20% or more shareholder acquires the company by means of a reverse merger in which the company and its stock survive, or engages in self-dealing transactions with the company, or if any person acquires 20% or more of the company's common stock, then each right not owned by a 20% or more shareholder will become exercisable for the number of shares of common stock of the company having a market value of twice the then current exercise price of each right. The rights, which do not have voting rights, expire on July 15, 1996, and may be redeemed by the company at a price of $.05 per right at any time prior to their expiration.

(21)  SPX CREDIT CORPORATION

    In June of 1993, the company acquired Allen Group Leasing from The Allen Group Inc. (see Note 4). The company's SP Financial division was merged with this lease financing unit and has been renamed SPX Credit Corporation ("SPX CC"). SPX CC provides direct financing leasing alternatives to primarily electronic diagnostic, emissions testing, and wheel service equipment customers in the United States and Canada.

    SPX CC purchases equipment for lease to others from the company's Specialty Service Tools divisions, its sole supplier, at prices comparable to those to third parties. The aggregate cost of equipment purchased from Specialty Service Tools divisions amounted to approximately $16.0 million in 1993. The company's Specialty Service Tools divisions charge a commission representing an origination fee for providing leases and for the cost of services provided to SPX CC with respect to the negotiation and consummation of new leases in the amount of $521,000 for 1993 (since the acquisition). SPX CC has an agreement with Specialty Service Tools divisions for the repurchase of repossessed equipment at amounts determined to approximate realizable value by the Specialty Service Tools divisions. In 1993 (since the acquisition), approximately $5.8 million of equipment was repurchased under this agreement.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(21)  SPX CREDIT CORPORATION (CONTINUED)
    Information regarding lease receivables included in the consolidated balance sheets is as follows (amounts in thousands):

DECEMBER 31, 1993                                                                   CURRENT      LONG-TERM       TOTAL
- -------------------------------------------------------------------------------    --------     ----------     --------
Direct financing lease receivables.............................................    $ 36,661      $ 60,263      $ 96,924
Residual value of lease equipment..............................................         469         2,862         3,331
Other leasing assets...........................................................       9,159           192         9,351
Unearned lease finance income..................................................     (10,427)      (10,825)      (21,252)
Allowance for credit losses....................................................      (2,028)       (1,479)       (3,507)
                                                                                   --------     ----------     --------
                                                                                   $ 33,834      $ 51,013      $ 84,847
                                                                                   --------     ----------     --------
                                                                                   --------     ----------     --------

    The aggregate maturities of direct financing lease receivables as of December 31, 1993 were $36.7 million in 1994, $28.4 million in 1995, $18.0 million in 1996, $10.3 million in 1997 and $3.5 million in 1998.

    Essentially all of SPX CC's direct financing lease receivables are with companies or individuals operating within the automotive repair industry, including automotive dealerships, garages and similar repair and inspection facilities, and approximately one-third of lease receivables are with lessees located in the state of California.

    The company has a program whereby certain lease receivables are sold to financial institutions with limited recourse. In the event of default by a lessee, the financial institution has recourse equal to their net lease receivable. In return, the company receives the collateralized lease equipment. In 1993, 1992 and 1991, $5,613,000, $21,390,000 and $18,705,000 of gross lease receivables were sold to financial institutions generating revenues of $846,000, $1,386,000 and $2,936,000. At December 31, 1993 and 1992, financial institutions held lease receivables, which are subject to limited recourse, of $42,766,000 and $49,235,000. Correspondingly, allowances for recourse liabilities, net of recoverable value, were $3,743,000 and $2,225,000 at December 31, 1993 and 1992.

(22)  CASH FLOWS FROM OPERATING ACTIVITIES

    The following provides supplementary information comprising the company's cash flows from operating activities:

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------------
                                                                                      1993         1992         1991
                                                                                    --------     --------     --------
                                                                                              (IN THOUSANDS)
Cash flows from operating activities:
Net income (loss) from operating activities.....................................    $(40,600)    $ 14,860     $(21,560)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities --
  Cumulative effect of change in accounting methods.............................      31,800        5,700        --
  Extraordinary loss............................................................      24,000        --           --
  Depreciation and amortization.................................................      24,370       25,277       23,771
  SPT equity losses.............................................................      26,845        2,407        8,532
  SP Europe equity losses.......................................................      21,500        --           --
  Increase (decrease) in deferred income taxes..................................     (15,306)       7,644       (5,286)
  (Increase) decrease in receivables............................................     (15,523)      (1,061)      30,842
  Decrease in inventories.......................................................      11,609        2,560       22,800
  (Increase) decrease in prepaid and other current assets.......................       2,136       (1,380)        (848)
  Increase (decrease) in accounts payable.......................................      (1,623)       3,945          307
  Decrease in accrued liabilities...............................................      (7,238)        (787)      (6,172)
  Increase in income taxes payable..............................................       4,529        4,457           52
  Increase in lease finance receivables.........................................      (9,154)       --           --
  Gain on sale of businesses, net of taxes......................................     (64,200)       --           --
  Restructuring and special charges.............................................      27,500        --          18,200
  Increase in long-term liabilities.............................................       6,803        2,131        --
  Other, net....................................................................      (2,163)       1,736       (3,189)
                                                                                    --------     --------     --------
Net cash provided by operating activities.......................................    $ 25,285     $ 67,489     $ 67,449
                                                                                    --------     --------     --------
                                                                                    --------     --------     --------

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(23)  SUBSEQUENT EVENT -- REFINANCING

    Late in the fourth quarter of 1993, the company determined that virtually all existing SPX and SPT debt should be refinanced in anticipation of the purchase of Riken's 49% interest in SPT, due to favorable prevailing interest rates, scheduled and accelerated debt maturities, and to maintain the flexibility of the company to grow through internal investments and acquisitions. The plan of refinancing (the "Refinancing") includes two elements, a new $225 million revolving bank facility and the issuance of $260 million of senior subordinated notes. The Refinancing is expected to be completed by the end of the second quarter of 1994.

    In March of 1994, the first portion of the Refinancing was completed when the company closed a $250 million revolving credit facility with The First National Bank of Chicago, as agent for a syndicate of banks. This revolving credit facility bears interest at LIBOR plus 1.0% or the prime rate (at the company's option) and expires in 1999. Upon completion of the senior subordinated note offering, this revolving credit facility is to be reduced to $225 million of maximum availability. Proceeds from this revolving credit facility will be used to extinguish SPX debt as follows: Senior Notes aggregating $75 million, the $19.7 million note to the Allen Group, the company's ESOP trust's note of $42.1 million and $68 million of miscellaneous debt, much of which was technically in default of covenant provisions. Also, $15.2 million of letters of credit securing the Industrial Revenue Bonds were renegotiated.

    By June 30, 1994, the company expects to have completed its $260 million offering of senior subordinated notes. These notes are anticipated to bear interest at a rate of approximately 10% and will be due in or after the year 2002. At that time, the proceeds will be used to retire existing SPT borrowings, including the $100 million of 14.5% senior subordinated debentures, the Term Bank Loan, and the revolving credit loans. Excess proceeds will be used to pay down the company's new revolving credit facility at that time.

    The revolving credit agreement contains covenants, the most restrictive of which are as follows: (a) maintain a leverage ratio of 78% in 1994, declining on a graduated scale to 65% in 1999, (b) maintain an interest expense coverage ratio of 2.0 to 1.0 in 1994 rising on a graduated scale to 3.5 to 1.0 in 1998 and thereafter, (c) maintenance of a fixed charge coverage ratio, as defined in the revolving credit agreement, of 1.75 to 1.0 in 1994 and 1995, and 2.0 to 1.0 thereafter, and (d) dividends are limited to $8 million for the five quarters starting with the first quarter of 1994, and are limited to 10% of operating income plus depreciation and amortization (EBITDA) thereafter. The revolving credit agreement also limits capital expenditures, investments, and transactions with affiliates.

    If the company does not issue senior subordinated notes, provisions have been made so that the revolving credit facility will remain at $250 million and the rate of interest would become LIBOR plus 1.5% or the prime rate plus .5% (at the company's option) and the facility would be secured by substantially all of SPX's assets. Also, the existing SPT debt would remain outstanding in its current form, including security interests in SPT's assets. The financial covenants, the most restrictive of which, will require the company (excluding
SPT) to: (a) maintain a leverage ratio of 55% in 1994 and 1995, and 50% thereafter, (b) maintain an interest expense coverage ratio of 3.0 to 1.0 in 1994, 4.0 to 1.0 in 1995 and 5.0 to 1.0 thereafter, (c) maintenance of a fixed charge coverage ratio, as defined in the revolving credit agreement, of 2.0 to
1.0 in 1994, 1995 and 1996 and 2.25 to 1.0 thereafter, and (d) dividends declared before March 31, 1995 and paid before June 30, 1995 are limited to $8 million, and thereafter are limited to 10% of operating income plus depreciation and amortization (EBITDA) during the preceding twelve months. The revolving credit agreement also limits capital expenditures, investments, transactions with affiliates, and transactions with SPT.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(24)  SEALED POWER TECHNOLOGIES -- SELECTED FINANCIAL INFORMATION

    As discussed in Note 5, the company consolidated SPT's balance sheet at December 31, 1993. The company's 49% share of SPT's results of operations has been recognized on the equity method of accounting. Selected historical financial information on SPT is as follows:

                                                                                           1993       1992       1991
                                                                                          ------     ------     ------
                                                                                                 (IN MILLIONS)
OPERATING DATA:
Revenues..............................................................................    $391.6     $355.2     $319.8
Gross profit..........................................................................      53.8       56.9       45.3
Selling, distribution, & administrative expenses......................................      28.2       26.7       24.0
Other (income), net...................................................................      (2.0)      (2.8)      (2.0)
                                                                                          ------     ------     ------
Earnings before interest..............................................................    $ 27.6     $ 33.0     $ 23.3
Interest expense, net.................................................................      27.1       29.3       32.1
                                                                                          ------     ------     ------
Income (loss) before cumulative effect of change in accounting method.................    $   .5     $  3.7     $ (8.8)
Cumulative effect of change in accounting method*.....................................     (89.5)      --         --
                                                                                          ------     ------     ------
Income (loss).........................................................................    $(89.0)    $  3.7     $ (8.8)
                                                                                          ------     ------     ------
                                                                                          ------     ------     ------
Depreciation and amortization.........................................................      20.4       19.1       18.7
Capital expenditures, net.............................................................      17.8       12.9       13.1
Research and development..............................................................       3.4        3.8        3.6
Pension expense.......................................................................        .1       --           .2
Lease rental expense..................................................................        .9         .9          9
Incremental SFAS No. 106 expense......................................................       6.1       --         --
BALANCE SHEET DATA (AT PERIOD END):
Current assets........................................................................    $ 76.7     $ 74.6     $ 73.0
Net property, plant and equipment.....................................................      91.4       91.1       94.4
Other assets..........................................................................      13.7       15.1       17.3
                                                                                          ------     ------     ------
                                                                                          $181.8     $180.8     $184.7
                                                                                          ------     ------     ------
                                                                                          ------     ------     ------
Current liabilities...................................................................    $ 80.0     $ 66.6     $ 57.6
Long-term liabilities*................................................................      97.5        3.0       --
Long-term debt........................................................................     183.5      199.1      218.7
Partners' capital (deficit)...........................................................    (179.2)     (87.9)     (91.6)
                                                                                          ------     ------     ------
                                                                                          $181.8     $180.8     $184.7
                                                                                          ------     ------     ------
                                                                                          ------     ------     ------

- ---------------

    * In 1993, SPT adopted SFAS No. 106, "Employers Accounting for Postretirement Benefits other than Pensions."

(25)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" requires disclosure of an estimate of the fair value of certain financial instruments. The following methods and assumptions were used by the company in estimating its fair value disclosures:

    Cash and temporary cash investments: The carrying amount reported on the consolidated balance sheet approximates its fair value.

    Lease Finance Receivables: The carrying amount, which is net of deferred future lease finance income and reserves for credit losses, approximates fair value.

    Notes payable and current maturities of long-term debt and Long-term debt:
The fair value of the company's debt either approximates its carrying value or represents the carrying value plus the early extinguishment costs to be paid in the first quarter of 1994 or to be paid during the second quarter of 1994.

    Interest rate swaps: The fair value represents the early extinguishment costs required to terminate the arrangement in 1994.

    Letters of Credit: The company utilizes letters of credit to back certain financing instruments and insurance policies. The Letters of Credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace.

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(25)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amounts and fair values of the company's financial instruments at December 31, 1993 are as follows (amounts in thousands):

                                                                                               CARRYING
                                                                                                AMOUNT      FAIR VALUE
                                                                                               --------     ----------
Cash and temporary cash investments........................................................    $117,843      $ 117,843
Lease finance receivables..................................................................      84,847         84,847
Notes payable and current maturities of long-term debt and long-term debt..................    (430,162)      (457,662)
Off-Balance Sheet Financial Instruments:
  Interest rate swaps......................................................................       --            (4,500)
  Letters of Credit........................................................................       --           (44,700)

(26)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The first three quarters of 1993 and each quarter of the years 1992 and 1991 have been restated to reflect the company's previous 49% share of SPT income or losses and the effect of amortizing the difference between its investment balance and its share of SPT's initial partnership capital deficit. The first three quarters of 1993 have also been restated to reflect new accounting for the company's ESOP.

                                                                                         1993
                                                             ------------------------------------------------------------
                                                              FIRST        SECOND       THIRD        FOURTH       TOTAL
                                                             QUARTER      QUARTER      QUARTER      QUARTER        YEAR
                                                             --------     --------     --------     --------     --------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.................................................    $179,164     $212,548     $195,079     $169,354     $756,145
Gross profit.............................................      57,388       70,848       65,265       54,612      248,113
Income (loss) before cumulative effect of change in
  accounting methods and extraordinary loss..............         357        5,428      (20,256)*     29,671**     15,200
Cumulative effect of change in accounting method, net of
  taxes..................................................     (31,800)       --           --           --         (31,800)
Extraordinary loss, net of taxes.........................       --           --           --         (24,000)     (24,000)
Net income (loss)........................................     (31,443)       5,428      (20,256)       5,671      (40,600)
Income (loss) per share:
  Before cumulative effect of change in accounting method
    and extraordinary loss, net of taxes.................    $   0.02     $   0.43     $  (1.61)*   $   2.34**   $   1.20
  Cumulative effect of change in accounting method, net
    of
    taxes................................................       (2.52)       --           --           --           (2.52)
  Extraordinary loss, net of taxes.......................       --           --           --           (1.90)       (1.90)
  Net income (loss)......................................    $  (2.50)    $   0.43     $  (1.61)    $   0.44     $  (3.22)

 * Includes a pretax restructuring charge of $27.5 million, $18.5 million aftertax and $1.47 per share.

** Includes SP Europe equity losses, $21.5 million after tax and $1.71 per share. Also includes a pretax gain on the sale of businesses of $105.4 million, $64.2 million aftertax and $5.07 per share.

                                                                                         1992
                                                             ------------------------------------------------------------
                                                              FIRST        SECOND       THIRD        FOURTH       TOTAL
                                                             QUARTER      QUARTER      QUARTER      QUARTER        YEAR
                                                             --------     --------     --------     --------     --------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.................................................    $175,230     $217,627     $237,262     $171,050     $801,169
Gross profit.............................................      58,716       75,166       76,365       57,753      268,000
Income before cumulative effect of change in accounting
  methods................................................         948        8,366        9,289        1,957       20,560
Cumulative effect of change in accounting methods, net of
  taxes..................................................      (5,700)       --           --           --          (5,700)
Net income (loss)........................................      (4,752)       8,366        9,289        1,957       14,860
Income (loss) per share:
  Before cumulative effect of change in accounting
    methods..............................................    $    .07     $    .60     $    .67     $    .14     $   1.48
  Cumulative effect of change in accounting methods, net
    of taxes.............................................        (.41)       --           --           --            (.41)
  Net income (loss)......................................    $   (.34)    $    .60     $    .67     $    .14     $   1.07

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(26)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

                                                                                         1991
                                                             ------------------------------------------------------------
                                                              FIRST        SECOND       THIRD        FOURTH       TOTAL
                                                             QUARTER      QUARTER      QUARTER      QUARTER        YEAR
                                                             --------     --------     --------     --------     --------
                                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.................................................    $156,731     $177,513     $172,000     $167,224     $673,468
Gross profit.............................................      51,570       59,117       52,275       48,880      211,842
Net income (loss)........................................      (4,460)       2,769      (16,539)*     (3,327)     (21,557)
Net income (loss) per share..............................    $   (.32)    $    .20     $  (1.20)*   $   (.24)    $  (1.56)

* Includes a pretax special charge of $18.2 million, $14.7 million aftertax and $1.06 per share.

(27)  SUPPLEMENTARY FINANCIAL INFORMATION

                                PROFIT AND LOSS

                                                                                        CHARGED TO COSTS AND EXPENSES
                                                                                       -------------------------------
                                                                                        1993        1992        1991
                                                                                       -------     -------     -------
                                                                                                (IN THOUSANDS)
Maintenance and repairs............................................................    $ 7,539     $ 9,643     $ 6,254
Depreciation and amortization......................................................     24,370      25,277      23,771
Payroll taxes......................................................................     14,705      12,039      10,244
Advertising........................................................................      5,821       6,151       6,278
Research and development costs.....................................................     17,569      14,718      13,113

                                 BALANCE SHEET

                                                                                                  1993        1992
                                                                                                 -------     -------
                                                                                                    (IN THOUSANDS)
Accrued payrolls.............................................................................    $27,554     $12,200
Warranty reserve.............................................................................      7,060       8,300
Automotive Diagnostics restructuring reserve.................................................     14,533       --
Debt extinguishment reserves.................................................................     32,000       --
Amount payable for SPT acquisition...........................................................     41,700       --

                        SPX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1993

(28)  SP EUROPE-- SELECTED FINANCIAL INFORMATION (UNAUDITED)

    Selected historical financial information on SP Europe is as follows:

                                                                                             1993      1992      1991*
                                                                                            ------     -----     -----
                                                                                                  (IN MILLIONS)
OPERATING DATA:
Revenues................................................................................    $ 40.6     $49.6     $19.2
Gross profit............................................................................      (4.0)     (5.4)     (3.9)
Selling, distribution, & administrative expenses........................................       9.1       5.8       1.5
Other (income), net.....................................................................       0.5      (2.4)     (0.7)
                                                                                            ------     -----     -----
Earnings (loss) before interest.........................................................    $(13.6)    $(8.8)    $(4.7)
Interest expense, net...................................................................       0.9       0.1       0.0
                                                                                            ------     -----     -----
Income (loss)...........................................................................    $(14.5)    $(8.9)    $(4.7)
                                                                                            ------     -----     -----
                                                                                            ------     -----     -----
Depreciation and amortization...........................................................      (1.0)     (2.0)     (0.3)
Capital expenditures, net...............................................................       4.2       1.1       0.6

BALANCE SHEET DATA (AT PERIOD END):
Current assets..........................................................................    $ 15.7     $16.1     $17.0
Net property, plant and equipment.......................................................       5.1       1.5       0.8
Other assets............................................................................       0.7      (0.6)     (5.1)
                                                                                            ------     -----     -----
                                                                                            $ 21.5     $17.0     $12.7
                                                                                            ------     -----     -----
                                                                                            ------     -----     -----
Current liabilities.....................................................................    $ 10.4     $19.0     $12.8
Long-term liabilities...................................................................       2.2       3.1       3.9
Long-term debt..........................................................................      19.6       1.6       0.2
Partners' capital (deficit).............................................................     (10.7)     (6.7)     (4.2)
                                                                                            ------     -----     -----
                                                                                            $ 21.5     $17.0     $12.7
                                                                                            ------     -----     -----
                                                                                            ------     -----     -----

- ---------------

* Operating data include the results of SP Europe since acquisition in July, 1991.

                        SPX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                        (UNAUDITED)
                                                                        ---------     DECEMBER
                                                                        MARCH 31         31
                                                                          1994          1993
                                                                        ---------    ----------
                                                                            (000S OMITTED)
ASSETS
  CURRENT ASSETS:
     Cash and temporary cash investments.............................   $  14,899    $  117,843
     Receivables.....................................................     148,440       123,081
     Lease finance receivables--current portion......................      32,839        33,834
     Inventories.....................................................     161,066       159,223
     Deferred income tax asset and refunds...........................      54,489        54,489
     Prepaid expenses and other current assets.......................      27,451        29,726
                                                                        ---------    ----------
       Total Current Assets..........................................   $ 439,184    $  518,196
     Investments.....................................................      13,945        13,446
     Property, plant and equipment (at cost).........................   $ 374,644    $  367,832
     Less: Accumulated depreciation..................................    (176,203)     (169,687)
                                                                        ---------    ----------
                                                                        $ 198,441    $  198,145
     Lease finance receivables--long term............................      50,079        51,013
     Costs in excess of net assets of businesses acquired............     202,835       204,149
     Other assets....................................................      43,420        39,452
                                                                        ---------    ----------
                                                                        $ 947,904    $1,024,401
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES:
     Notes payable and current maturities of long-term debt..........   $  44,208    $   93,975
     Accounts payable................................................      80,141        62,968
     Accrued liabilities.............................................     179,144       229,998
     Income taxes payable............................................      12,596        11,864
                                                                        ---------    ----------
       Total Current Liabilities.....................................   $ 316,089    $  398,805
     Long-term liabilities...........................................     123,953       123,235
     Deferred income taxes...........................................      21,338        20,787
     Long-term debt..................................................     338,513       336,187

  SHAREHOLDERS' EQUITY:
     Common stock....................................................   $ 155,772    $  155,558
     Paid in capital.................................................      58,624        58,926
     Retained earnings...............................................      22,112        20,282
                                                                        ---------    ----------
                                                                        $ 236,508    $  234,766
     Less: Common stock held in treasury.............................      50,000        50,000
           Unearned compensation--ESOP...............................      35,046        35,900
           Minority interest.........................................       1,320         1,080
           Cumulative translation adjustments........................       2,131         2,399
                                                                        ---------    ----------
             Total Shareholders' Equity..............................   $ 148,011    $  145,387
                                                                        ---------    ----------
                                                                        $ 947,904    $1,024,401
                                                                        ---------    ----------
                                                                        ---------    ----------

                        SPX CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                                            (UNAUDITED)
                                                                      THREE MONTHS ENDED MARCH
                                                                                 31
                                                                     --------------------------
                                                                        1994            1993
                                                                     ----------      ----------
                                                                      (IN THOUSANDS OF DOLLARS
                                                                     EXCEPT PER SHARE AMOUNTS)
REVENUES..........................................................     $277,451        $179,164
COSTS AND EXPENSES
  Cost of products sold...........................................      207,357         121,776
  Selling, general and administrative expenses....................       54,160          50,762
  Other expense (income), net.....................................          606           1,519
  SPT equity losses...............................................            -             565

OPERATING INCOME..................................................     $ 15,328        $  4,542
  Interest expense, net...........................................       10,228           3,907

INCOME BEFORE INCOME TAXES........................................     $  5,100        $    635
  Provision for Income Taxes......................................        2,000             278

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHODS...     $  3,100        $    357
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHODS, NET OF
  INCOME TAXES....................................................            -         (31,800)
NET INCOME (LOSS).................................................     $  3,100        $(31,443)

INCOME (LOSS) PER SHARE:
  Before cumulative effect of change in accounting methods........         $.24          $  .02
  Cumulative effect of change in accounting methods...............            -           (2.52)
  Net income (loss)...............................................         $.24          $(2.50)

Dividends per share...............................................         $.10          $  .10
Weighted average number of common shares outstanding..............   12,707,000      12,557,000

                        SPX CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                               (UNAUDITED)
                                                                           THREE MONTHS ENDED
                                                                                MARCH 31
                                                                          ---------------------
                                                                            1994         1993
                                                                          ---------    --------
                                                                             (000S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) from operating activities..........................   $   3,100    $(31,443)
  Adjustments to reconcile net income (loss) to net cash from operating
     activities--Cumulative effect of change in accounting methods.....           -      31,800
     Depreciation and amortization.....................................       9,791       6,424
     Increase in deferred income taxes.................................         551       2,527
     Increase in accounts receivable...................................     (25,359)    (17,539)
     Increase in inventories...........................................      (1,843)       (899)
     Decrease in prepaid assets........................................       2,275         867
     Increase (decrease) in accounts payable...........................      17,173      (1,264)
     Increase (decrease) in accrued liabilities........................      (5,891)      6,685
     Increase (decrease) in income taxes payable.......................         732      (6,652)
     Decrease in lease finance receivables.............................       1,929           -
     Increase in long-term liabilities.................................         718         508
     Other, net........................................................       2,019        (600)
                                                                          ---------    --------
  Net cash from operating activities...................................   $   5,195    $ (9,586)
                                                                          ---------    --------
CASH FLOWS USED BY INVESTING ACTIVITIES:
  Capital expenditures.................................................   $ (10,318)   $ (3,935)
  Advance to SP Europe.................................................           -      (5,206)
                                                                          ---------    --------
  Net cash used by investing activities................................   $ (10,318)   $ (9,141)
                                                                          ---------    --------
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
  Net borrowings (payments) under debt agreements......................   $ (47,567)   $ 17,950
  Payment of debt extinguishment costs.................................      (5,963)          -
  Payment of debt acquisition costs....................................      (4,147)          -
  Payment for interest in SPT..........................................     (39,000)          -
  Dividends paid.......................................................      (1,144)     (1,260)
                                                                          ---------    --------
  Net cash provided (used) by financing activities.....................   $ (97,821)   $ 16,690
                                                                          ---------    --------
NET DECREASE IN CASH AND TEMPORARY CASH INVESTMENTS....................   $(102,944)   $ (2,037)
CASH AND TEMPORARY CASH INVESTMENTS, BEGINNING OF PERIOD...............     117,843       9,729
                                                                          ---------    --------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD.....................   $  14,899    $  7,692
                                                                          ---------    --------
                                                                          ---------    --------

                        SPX CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1994
                                  (UNAUDITED)

     1. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of the interim periods presented. All adjustments are of a normal recurring nature. Amounts in the 1993 consolidated financial statements have been restated to reflect the company's previous 49% share of SPT income or loss and the effect of amortizing the difference between its investment balance and its share of SPT's initial partnership capital deficit and to reflect new accounting for the company's ESOP.

     2. Information regarding the company's segments was as follows:

                                                                                                      THREE MONTHS
                                                                                                     ENDED MARCH 31
                                                                                                   ------------------
                                                                                                    1994        1993
                                                                                                   ------      ------
                                                                                                     (IN MILLIONS)
REVENUES:
  Specialty Service Tools.......................................................................   $139.7      $111.4
  SPX Credit Corporation........................................................................      3.4         0.5
  Original Equipment Components.................................................................    134.4         6.1
  Businesses sold in 1993.......................................................................        -        61.2
                                                                                                   ------      ------
      Total.....................................................................................   $277.5      $179.2
                                                                                                   ------      ------
                                                                                                   ------      ------
OPERATING INCOME (LOSS):
  Specialty Service Tools.......................................................................   $  6.3      $  4.2
  SPX Credit Corporation........................................................................      2.2         0.1
  Original Equipment Components.................................................................     11.7        (0.5)
  Businesses sold in 1993.......................................................................        -         4.6
  General corporate expenses....................................................................     (4.9)       (3.9)
                                                                                                   ------      ------
      Total.....................................................................................   $ 15.3      $  4.5
                                                                                                   ------      ------
                                                                                                   ------      ------
CAPITAL EXPENDITURES:
  Specialty Service Tools.......................................................................   $  2.8      $  1.2
  SPX Credit Corporation........................................................................        -           -
  Original Equipment Components.................................................................      6.0         0.1
  Businesses sold in 1993.......................................................................        -         2.6
  General corporate.............................................................................      1.5         0.0
                                                                                                   ------      ------
      Total.....................................................................................   $ 10.3      $  3.9
                                                                                                   ------      ------
                                                                                                   ------      ------
DEPRECIATION AND AMORTIZATION:
  Specialty Service Tools.......................................................................   $  4.0      $  3.6
  SPX Credit Corporation........................................................................        -           -
  Original Equipment Components.................................................................      5.7         0.5
  Businesses sold in 1993.......................................................................        -         2.2
  General corporate.............................................................................      0.1         0.1
                                                                                                   ------      ------
      Total.....................................................................................   $  9.8      $  6.4
                                                                                                   ------      ------
                                                                                                   ------      ------

                                                                                  MARCH 31, 1994    DECEMBER 31, 1993
                                                                                  --------------    -----------------
                                                                                             (IN MILLIONS)
IDENTIFIABLE ASSETS:
  Specialty Service Tools......................................................       $422.4            $   383.3
  SPX Credit Corporation.......................................................         84.6                 85.2
  Original Equipment Components................................................        356.7                343.8
  General corporate............................................................         84.2                212.1
                                                                                      ------             --------
      Total....................................................................       $947.9            $ 1,024.4
                                                                                      ------             --------
                                                                                      ------             --------

     3. In March of 1994, the first portion of the Refinancing was completed when the company closed a $250 million revolving credit facility with The First National Bank of Chicago, as agent for a syndicate of banks. This revolving credit facility bears interest at LIBOR plus 1.0% or the prime rate (at the company's option) and expires in 1999. Upon completion of the senior subordinated note offering, this revolving credit facility is to be reduced to $225 million of maximum availability. Proceeds from this revolving credit facility will be used to extinguish SPX debt as follows: Senior Notes aggregating $75 million, the $19.7 million note to the Allen Group, the company's ESOP trust's note of $42.1 million and $68 million of miscellaneous debt, much of which was technically in default of covenant provisions. Also, $15.2 million of letters of credit securing the Industrial Revenue Bonds were renegotiated. At March 31, 1994, approximately $80 million of this indebtedness had been paid using the revolving credit facility and existing cash.

     By June 30, 1994, the company expects to have completed its $260 million offering of senior subordinated notes. These notes are anticipated to bear interest at a rate of approximately 11% and will be due in or after the year 2002. At that time, the proceeds will be used to retire existing SPT borrowings, including the $100 million of 14.5% senior subordinated debentures, the Term Bank Loan, and the Revolving Credit Loans. Excess proceeds will be used to pay down the company's new revolving credit facility at that time.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sealed Power Management Corp.:

     We have audited the accompanying consolidated balance sheets of Sealed Power Technologies Limited Partnership (a Delaware limited partnership) and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sealed Power Technologies Limited Partnership and Subsidiaries as of December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As explained in the notes to the consolidated financial statements, effective January 1, 1993, the Partnership changed its method of accounting for postretirement benefits to adopt the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                                          ARTHUR ANDERSEN & CO.
Chicago, Illinois,
March 17, 1994

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                           1993         1992
                                                                         ---------    ---------
                                                                         (THOUSANDS OF DOLLARS)

ASSETS
  Current Assets:
     Cash.............................................................   $     187    $     198
     Trade accounts receivable, less allowances for doubtful accounts
      of $656 and $567, respectively..................................      40,323       33,514
     Accounts receivable--Affiliate...................................           0          578
     Inventories:
       Finished products..............................................       6,479        9,174
       Work in process................................................       7,099        6,872
       Raw materials and supplies.....................................       7,379        6,995
     Prepaid expenses and other current assets........................      15,184       17,230
                                                                         ---------    ---------
       Total Current Assets...........................................   $  76,651    $  74,561
  Investment in affiliates............................................      10,250        9,626
  Property, plant and equipment, at cost..............................     274,353      265,844
  Less: Accumulated depreciation......................................    (182,960)    (174,738)
                                                                         ---------    ---------
                                                                         $  91,393    $  91,106
  Other assets........................................................       3,476        5,542
                                                                         ---------    ---------
                                                                         $ 181,770    $ 180,835
                                                                         ---------    ---------
                                                                         ---------    ---------
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
  Current Liabilities:
     Bank overdrafts..................................................   $   3,771    $   1,348
     Accounts payable.................................................      18,930       20,754
     Current maturities of long-term debt.............................      26,693       19,159
     Accrued liabilities..............................................      30,620       25,362
                                                                         ---------    ---------
       Total Current Liabilities......................................   $  80,014    $  66,623
  Long-Term Debt......................................................     183,513      199,144
  Post-employment Benefits............................................      92,951            0
  Other Long-Term Liabilities.........................................       4,550        3,000
  Partners' Capital (Deficit):
     General Partners.................................................      (1,462)         364
     Limited Partners.................................................    (177,796)     (88,296)
                                                                         ---------    ---------
       Total Partners' Capital (Deficit)..............................   $(179,258)   $ (87,932)
                                                                         ---------    ---------
                                                                         $ 181,770    $ 180,835
                                                                         ---------    ---------
                                                                         ---------    ---------

The accompanying notes to consolidated financial statements are an integral part of these statements.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1993        1992        1991
                                                                 --------    --------    --------
                                                                      (THOUSANDS OF DOLLARS)

NET SALES:
  Customers...................................................   $370,072    $327,410    $292,824
  Affiliate...................................................     21,497      27,823      27,024
                                                                 --------    --------    --------
                                                                 $391,569    $355,233    $319,848
COSTS AND EXPENSES:
  Costs of products sold......................................    337,771     298,364     274,535
  Selling, distribution & administrative expenses.............     28,271      26,653      24,046
  Other expense (income), net.................................     (2,031)     (2,757)     (1,987)
                                                                 --------    --------    --------
EARNINGS BEFORE INTEREST......................................   $ 27,558    $ 32,973    $ 23,254
  Interest expense, net.......................................     27,058      29,273      32,054
                                                                 --------    --------    --------
Income (loss) before cumulative effect of change in accounting
  method......................................................   $    500    $  3,700    $ (8,800)
Cumulative effect of change in accounting method..............    (89,500)          0           0
                                                                 --------    --------    --------
INCOME (LOSS).................................................   $(89,000)   $  3,700    $ (8,800)
                                                                 --------    --------    --------
                                                                 --------    --------    --------

The accompanying notes to consolidated financial statements are an integral part of these statements.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                                GENERAL      LIMITED
                                                                PARTNERS    PARTNERS       TOTAL
                                                                --------    ---------    ---------
                                                                      (THOUSANDS OF DOLLARS)

Partners' Capital (Deficit) at December 31, 1990.............   $    466    $ (93,284)   $ (92,818)
  Loss for the Year Ended December 31, 1991..................       (176)      (8,624)      (8,800)
  Contributed Capital........................................          0       10,014       10,014
  Return of Capital..........................................          0          (28)         (28)
                                                                --------    ---------    ---------
Partners' Capital (Deficit) at December 31, 1991.............   $    290    $ (91,922)   $ (91,632)
  Income for the Year Ended December 31, 1992................         74        3,626        3,700
                                                                --------    ---------    ---------
Partners' Capital (Deficit) at December 31, 1992.............   $    364    $ (88,296)   $ (87,932)
  Loss for the Year Ended December 31, 1993..................     (1,780)     (87,220)     (89,000)
  Distribution of Capital....................................        (46)      (2,244)      (2,290)
  Return of Capital..........................................          0          (36)         (36)
                                                                --------    ---------    ---------
Partners' Capital (Deficit) at December 31, 1993.............   $ (1,462)   $(177,796)   $(179,258)
                                                                --------    ---------    ---------
                                                                --------    ---------    ---------

The accompanying notes to consolidated financial statements are an integral part of these statements.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1993        1992        1991
                                                                 --------    --------    --------
                                                                      (THOUSANDS OF DOLLARS)

Cash Flows From Operating Activities:
  Income (loss)...............................................   $(89,000)   $  3,700    $ (8,800)
  Adjustments to reconcile income (loss) to net cash provided by operations:
     Cumulative effect of change in accounting method.........     89,500           0           0
     Depreciation and amortization............................     20,377      19,090      18,655
     Decrease (increase) in accounts receivable...............     (6,231)     (4,068)         71
     Decrease in inventories..................................      2,084       3,618       3,622
     Decrease (increase) in prepaid expenses and other current
       assets.................................................      2,046      (1,066)     (2,876)
     (Decrease) increase in bank overdrafts...................      2,423      (1,881)     (1,319)
     (Decrease) increase in accounts payable..................     (1,824)      4,595        (971)
     Increase in accrued liabilities..........................      5,258         504       1,420
     Earnings of affiliate....................................       (292)       (690)       (467)
     Dividends from affiliates................................          0           0       1,005
     Increase in long term liabilities........................      5,001         357       1,322
     Other....................................................       (835)        (72)        365
                                                                 --------    --------    --------
  Net cash provided by operating activities...................   $ 28,507    $ 24,087    $ 12,027
                                                                 --------    --------    --------
Cash Flows From Investing Activities:
  Capital expenditures, net...................................   $(17,763)   $(12,870)   $(13,144)
  Investment in affiliates....................................       (332)        (63)       (300)
                                                                 --------    --------    --------
  Net cash used for investing activities......................   $(18,095)   $(12,933)   $(13,444)
                                                                 --------    --------    --------
Cash Flows From Financing Activities:
  Capital contributed in cash.................................          0           0      10,014
  Bank payments, net..........................................     (8,097)    (11,157)     (8,554)
  Distribution................................................     (2,326)          0         (28)
                                                                 --------    --------    --------
Net cash provided by (used for) financing activities..........   $(10,423)   $(11,157)   $  1,432
                                                                 --------    --------    --------
Net increase (decrease) in cash...............................        (11)         (3)         15
Cash at beginning of period...................................        198         201         186
                                                                 --------    --------    --------
Cash at end of period.........................................   $    187    $    198    $    201
                                                                 --------    --------    --------
                                                                 --------    --------    --------

The accompanying notes to consolidated financial statements are an integral part of these statements.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BASIS OF PRESENTATION

    Sealed Power Technologies Limited Partnership (the "Partnership" or "Sealed Power Technologies") began operating at the end of May 1989, upon completion of a plan in which SPX Corporation ("SPX") contributed the Sealed Power, Contech, Filtran and Hy-Lift divisions of SPX (the "Contributed Operations") to the Partnership. SPX retained a 49% interest in the Partnership. The Partnership obtained financing on the basis of the Contributed Operations through a combination of bank debt and subordinated debentures (the "Financing") with no recourse to SPX. Proceeds from the Financing of $245 million were distributed by the Partnership to SPX at the end of May 1989. SPX retained $15 million of accounts receivable from the Contributed Operations. The transactions described above are collectively referred to as the "Transactions."

    The consolidated financial statements include the assets and liabilities of the Sealed Power, Contech, Hy-Lift and Filtran divisions of Sealed Power Technologies Limited Partnership and two wholly owned subsidiaries and are stated on the basis of historical cost at the time of contribution. Prior to May 31, 1989, the assets and liabilities of the Sealed Power, Contech, Hy-Lift, and Filtran divisions were part of SPX and had no separate legal status.

    Effective December 31, 1993, SPX acquired Riken Corporation's 49% interest in Sealed Power Technologies for $39 million. Additionally, the Partnership intends to redeem the 2% management interest in Sealed Power Technologies for approximately $3 million. As a result of this transaction, SPX is accounting for Sealed Power Technologies as a wholly owned subsidiary beginning with the consolidation of the Sealed Power Technologies balance sheet as of December 31, 1993.

(2)  SUMMARY OF ACCOUNTING POLICIES

    The accounting and financial policies which affect significant elements of the consolidated financial statements of the Partnership and which are not apparent on the face of the statements, or in other notes to consolidated financial statements, are described below.

    A.  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Sealed Power Technologies and wholly-owned subsidiaries after elimination of all significant intercompany accounts and transactions. Certain amounts shown for 1992 and 1991 have been reclassified to conform with the 1993 presentation in order to provide a more meaningful basis for comparison with 1993.

    B.  INVENTORIES

    Inventories are stated at the lower of cost or market and include material, labor and factory overhead. Inventories are based on the last-in, first-out
(LIFO) method. Inventories, if priced on the first-in, first-out (FIFO) method, which approximates market, would have been approximately $6,995,000 and $8,761,000 greater at December 31, 1993 and 1992, respectively. During 1993, 1992 and 1991, certain inventory quantities were reduced, resulting in liquidations of LIFO inventory quantities carried at lower costs. The effect was to increase income by $1,453,000, $1,554,000 and $1,560,000 in 1993, 1992 and
1991, respectively.

    C.  PROPERTY, PLANT AND EQUIPMENT

    The Partnership principally uses the straight-line method for computing depreciation expense. For income tax purposes, the Partnership generally has used accelerated methods where permitted.

    Asset additions and improvements are added to the property accounts at cost while maintenance and repairs which do not renew or extend the lives of the respective assets are expensed currently. Upon sale or retirement of depreciable properties, the related cost and accumulated depreciation are removed from the accounts. The net gain or loss on disposition of property is credited or charged to income.

    D.  DEFERRED CHARGES

    Pre-operating costs of $8,154,000 are being amortized on a straight line basis over a period of five years. The accumulated amortization of these costs were $7,425,000, $5,805,000 and $4,185,000 as of December 31, 1993, 1992 and
1991, respectively.

    E.  INCOME TAXES

    As a limited partnership, Sealed Power Technologies is not liable for state or federal income taxes. Subject to certain restrictions, the Partnership will distribute cash to the partners in an amount that approximates the tax liability of the partners' arising from the operations of the Partnership. The Partnership expects to distribute approximately $5 million in 1994 relating to 1993 taxable income. The Partnership distributed $2.3 million in 1993 relating to 1992 taxable income. No distributions were required for 1991 or 1990.

    F.  PARTNERS' CAPITAL

    The Managing General Partner of the Partnership is Sealed Power Management Corp. SPX owns 96% of the limited partnership interest and a 2% general partnership interest in the Partnership. Members of management of the Partnership collectively own approximately a 2% limited partnership interest. Earnings or losses of the Partnership are shared by the general and limited partners in proportion to their ownership interests. Partnership interests are subject to restrictions and are not publicly traded.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3)  INDEBTEDNESS

    Long-term debt at December 31, 1993 and 1992, consisted of the following:

                                                                                                  DECEMBER 31,
                                                                                             -----------------------
                                                                                               1993           1992
                                                                                             --------       --------
                                                                                             (THOUSANDS OF DOLLARS)
Senior subordinated debentures, 14 1/2%, due May 15, 1999, with mandatory sinking fund
  payment of $50,000 on May 15, 1998......................................................   $100,000       $100,000
Term bank loan, with interest rates established periodically based on prime or LIBOR
  rates, due in varying quarterly installments through September 30, 1996.................     78,863         98,925
Mortgage loan, 9 5/8%, due in monthly installments through September 30, 1994.............      1,343          1,378
Revolving credit loans....................................................................     30,000         18,000
                                                                                             --------       --------
Total.....................................................................................   $210,206       $218,303
Less: current maturities..................................................................     26,693         19,159
                                                                                             --------       --------
                                                                                             $183,513       $199,144
                                                                                             --------       --------
                                                                                             --------       --------

    The Term Bank Loan and the Revolving Credit Loans are provided by a syndicate of ten banks. The Partnership has available up to $25 million of revolving credit as of December 31, 1993, subject to receivable and inventory balances. Additionally, $16 million of financing is available through the Deferred Term Loan Facility under the Bank Credit Agreement to make payments on borrowings under the Term Loan Facility should funds not be sufficient to make scheduled amortization payments due under the Term Loan Facility. The Partnership also has $5 million available on a swingline loan facility used to manage daily cash receipts and disbursements. Loans under this facility are payable in 5 days. Management believes the facilities are adequate to cover the 1994 cash requirements of the Partnership.

    The Partnership has entered into hedging arrangements which fix the interest rate of approximately $70 million of the bank borrowings at 11 1/2% for a period ranging from one to three years. The unhedged bank loans bear interest at 1 1/4% over the prime rate or 2 1/4% over the LIBOR rate. The rates are set, at the option of the Partnership, for various periods up to one year in length. Substantially all assets of the Partnership are pledged as collateral for loans under the Bank Credit Agreement.

    The Partnership is subject to a number of restrictive covenants under the Bank Credit Agreement, as amended, and the Indenture related to the subordinated debentures. Under the most restrictive of these covenants as of year-end, the Partnership must: (a) meet a fixed charge coverage ratio of 1.10 to 1; (b) meet a cash interest expense coverage ratio of 1.90 to 1; (c) meet a current ratio of
1.5 to 1; and (d) limit net capital expenditures for the year ended December 31, 1993, to $18 million. At year end, the Partnership's actual fixed charge ratio was 1.12 to 1; its cash interest expense coverage ratio was 2.04 to 1; its current ratio was 1.5 to 1 and net capital expenditures were approximately $17.8 million. The cash interest expense coverage ratio becomes more restrictive in future periods. The covenants also restrict distributions to the partners.

    Under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", the Partnership is required to report the amounts at which its debt securities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair market value of the Partnership's senior subordinated debentures was $108,000,000 at December 31, 1993. With respect to the term loan and related hedging agreement, the Partnership has determined that the book value is not materially different than the fair market value.

    Financing costs incurred by the Partnership at the time of the Transactions are being amortized over the life of the respective borrowings. Amortization of $1.2 million was recorded in 1993, 1992 and 1991.

    The aggregate amounts of long-term debt due in each of the next five years are as follows:


         YEAR                                                                            AMOUNT DUE
         ----                                                                      -----------------------
                                                                                   (THOUSANDS OF DOLLARS)
         1994...................................................................           $26,693
         1995...................................................................            28,906
         1996...................................................................            54,607
         1997...................................................................                 0
         1998...................................................................            50,000
         Thereafter.............................................................            50,000

    The aggregate amount of cash payments for interest for the years ended December 31, 1993, 1992 and 1991 was $25.9 million, $28.1 million and $30.9 million, respectively.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4)  PENSION PLANS AND POSTRETIREMENT BENEFITS

    Upon the contribution of the net assets from SPX to the Partnership on May 31, 1989, the Partnership assumed the liability for employees' prior service with SPX and the pension funds associated with those liabilities.

    The policy of the Partnership is to record pension expense in accordance with Statement of Financial Accounting Standards No. 87 subject to the minimum funding requirements of ERISA. Contributions in excess of pension expense are considered prepayments for financial accounting purposes.

    Substantially all employees of the Partnership are covered by defined benefit or defined contribution pension plans. The Partnership's defined benefit plans provide pension benefits that are principally based on the employee's years of credited service.

    Pension expense for the defined benefit plans consisted of:

                                                                                        FOR THE YEARS ENDED DECEMBER
                                                                                                     31,
                                                                                       -------------------------------
                                                                                         1993       1992        1991
                                                                                       --------    -------    --------
                                                                                           (THOUSANDS OF DOLLARS)
Service cost-benefit earned during the period.......................................   $  2,671    $ 2,569    $  2,206
Interest cost on projected benefit obligation.......................................      7,597      7,021       6,604
Actual return on assets.............................................................    (16,425)    (8,104)    (28,542)
Net amortization and deferral.......................................................      6,217     (1,476)     19,936
                                                                                       --------    -------    --------
Net periodic pension cost...........................................................   $     60    $    10    $    204
                                                                                       --------    -------    --------
                                                                                       --------    -------    --------

     Assumptions used to determine pension expense:

                                                                                                1993    1992    1991
                                                                                                ----    ----    ----
Discount rates...............................................................................   7.5 %   8.3 %   8.3 %
Rates of increase in compensation levels
  To age 40..................................................................................   5.0     7.0     7.0
  To age 50..................................................................................   5.0     6.0     6.0
  After age 50...............................................................................   5.0     4.5     4.5
Expected long-term rate of return on assets..................................................   9.5     9.5     9.5

The following table sets forth the funded status and amounts recognized in the Partnership's consolidated balance sheet at December 31, 1993 and 1992. Plan assets consist principally of equity and fixed income security investments.

                                                                 DECEMBER 31, 1993             DECEMBER 31, 1992
                                                             --------------------------    --------------------------
                                                               ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                                               EXCEED        BENEFITS        EXCEED        BENEFITS
                                                             ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
                                                              BENEFITS        ASSETS        BENEFITS        ASSETS
                                                             -----------    -----------    -----------    -----------
                                                                              (THOUSANDS OF DOLLARS)
Actuarial present value of benefit obligations
  Vested benefit obligation...............................    $  80,672       $ 2,707       $  68,421       $ 2,156
                                                             -----------    -----------    -----------    -----------
                                                             -----------    -----------    -----------    -----------
  Accumulated benefit obligation..........................    $  97,596       $ 3,342       $  82,129       $ 2,590
                                                             -----------    -----------    -----------    -----------
                                                             -----------    -----------    -----------    -----------
  Projected benefit obligation............................    $ 107,190       $ 3,342       $  91,382       $ 2,590
  Plan assets at fair value...............................      120,836         2,898         109,119         2,384
                                                             -----------    -----------    -----------    -----------
  Projected benefit obligation (in excess of) or less than
    plan assets...........................................    $  13,646       $  (444)      $  17,737       $  (206)
  Unrecognized net (gain) loss............................      (18,074)          108         (20,300)         (105)
  Prior service cost not yet recognized in net periodic
    pension cost..........................................        8,981           173           6,994           195
  Unrecognized net obligation at January 1, 1985..........       (1,856)           34          (1,999)           40
                                                             -----------    -----------    -----------    -----------
  Prepaid pension cost (pension liability) recognized in
    the consolidated balance sheet........................    $   2,697       $  (129)      $   2,432       $   (76)
                                                             -----------    -----------    -----------    -----------
                                                             -----------    -----------    -----------    -----------

     In addition to the defined benefit plans, cash contributions to defined contribution pension plans were $291,000 in 1993, $227,000 in 1992, and $223,000 in 1991.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4)  PENSION PLANS AND POSTRETIREMENT BENEFITS (CONTINUED)
     Under the Partnership's Retirement Savings Plan, income tax is deferred on amounts contributed by employees under Section 401(k) of the Internal Revenue Code. An eligible employee may contribute up to 6% of his regular cash compensation and the Partnership contributes, on a matching basis, 50% of the employees' contributions. Eligible employees also are permitted to make additional unmatched contributions under the Retirement Savings Plan of up to another 9% of their total cash compensation. The Partnership's expense for the Retirement Savings Plan for the years ended December 31, 1993, 1992 and 1991, was $951,000, $845,000, and $818,000, respectively.

     In addition to providing the above described benefits, the Partnership provides postretirement health care and life insurance benefits for certain retired employees. Prior to 1993, the cost of these benefits was recognized as expense as claims or premiums were paid. The total cost of these postretirement benefits charged to income was $2,766,000 and $2,338,000 for 1992 and 1991, respectively.

     Effective January 1, 1993, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires recognition, during the employees' service with the company, of the cost of their retiree health and life insurance benefits.

    The Partnership elected to immediately recognize the cumulative effect of the change in accounting for postretirement benefits of $89.5 million, which represents the accumulated postretirement benefit obligation (APBO) existing at January 1, 1993. The APBO represents the present value of estimated future benefits payable to current retirees, and the earned portion of estimated benefits payable to active employees after retirement. Ongoing additional charges for active employees are accrued annually to the date of full eligibility.

    The following tables summarize the components of net periodic benefit cost and the plans' funded status (all dollar amounts in thousands):


NET PERIODIC POSTRETIREMENT BENEFIT COST                                                                FOR 1993
- ----------------------------------------                                                                --------
Service Cost.........................................................................................    $1,579
Interest Cost........................................................................................     7,430
Expected Return on Assets............................................................................       (48)
                                                                                                        --------
Net Cost.............................................................................................    $8,961
                                                                                                        --------
                                                                                                        --------
FINANCIAL POSITION                                                                                DECEMBER 31, 1993
- ------------------                                                                                -----------------
Accumulated Postretirement Benefit Obligation:
  Retirees.....................................................................................       $ (43,896)
  Actives Fully Eligible.......................................................................          (8,331)
                                                                                                       --------
  APBO Fully Eligible..........................................................................       $ (52,227)
  Actives--Not Fully Eligible..................................................................         (20,840)
                                                                                                       --------
  Total APBO...................................................................................       $ (73,067)
Assets.........................................................................................             845
                                                                                                       --------
Unfunded Status................................................................................       $ (72,222)
Unrecognized:
  Prior Service Cost...........................................................................         (24,194)
  Net (Gain) Loss..............................................................................             865
                                                                                                       --------
Accrued Postretirement Benefit Cost............................................................       $ (95,551)
                                                                                                       --------
                                                                                                       --------

    The APBO was actuarially determined based on assumptions regarding the discount rate and health care trend rates. The health care trend assumption applies to postretirement medical and dental benefits. Different trend rates are used for pre-age 65 and post-age 65 medical claims and for expected dental claims. The trend rate used for the medical plan was 15% initially, grading to a 6% ultimate rate by 1% each year for pre-age 65 claims; and 10.5% grading to 6% by .5% each year for post-age 65 claims. The trend rate for the dental plan was 6% each year. The liability was discounted using a 7.5% interest rate. A 1% increase in the health care cost inflation trend rate would cause the APBO to increase by approximately $6 million and would increase the periodic expense provision by approximately $1 million.

    Effective January 1, 1994, the Partnership must adopt Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The Partnership's preliminary assessment of this statement indicates that it should not have a significant impact on the financial position or results of operations of the Partnership.

(5)  COMMITMENTS AND CONTINGENT LIABILITIES

    The Partnership leases certain facilities and equipment under lease agreements which expire at various dates through 1998. Minimum rental commitments on these leases are $807,000 for 1994, $615,000 for 1995, $386,000 for 1996, $160,000 for 1997, and

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5)  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
$129,000 for 1998. Rentals on these leases were approximately $903,000, $889,000, and $892,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

    The Partnership is guarantor of certain debt securities, amounting to $2.5 million issued by its U.S. joint venture.

    Certain claims, including environmental matters, suits and complaints arising in the ordinary course of business, have been filed or are pending against the Partnership. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position or results of operations of the Partnership if disposed of unfavorably. Additionally, the Partnership has insurance to minimize its exposures of this nature.

    The Partnership's operations and products are subject to federal, state and local regulatory requirements relating to environmental protection. It is the Partnership's policy to comply fully with all such applicable requirements. As part of its effort to comply, management has established an ongoing internal compliance auditing program which has been in place since 1989. Based on current information, management believes that the Partnership's operations are in substantial compliance with applicable environmental laws and regulations and the Partnership is not aware of any violation that could have a material adverse effect on the business, financial conditions, or results of operations of the Partnership. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Partnership's business or operations in the future.

    In addition, it is the Partnership's practice to reduce use of environmentally sensitive materials as much as possible. First, it reduces the risk to the environment in that such use could result in adverse environmental affects either from operations or utilization of the end product. Second, a reduction in environmentally sensitive materials reduces the ongoing burden and resulting cost of handling, controlling emissions, and disposing of wastes that may be generated from such materials.

    The Partnership is also subject to potential liability for the costs of environmental remediation. This liability may be based upon the ownership or operation of industrial facilities where contamination may be found as well as contribution to contamination existing at offsite, non-owned facilities. These offsite remediation costs cannot be quantified with any degree of certainty. At this time, management can estimate the environmental remediation costs only in terms of possibilities and probabilities based on available information.

    The Partnership has been identified as a potentially responsible party with respect to six separate sites which involve CERCLA type environmental remediation. In all but one of these sites, it has been established that the Partnership falls into the category of de minimus contributor, and thus, it believes its liabilities, both individually and in the aggregate, are not material. A determination has not been made at the other site, where the Partnership may be found to be a Superfund contributor, however, it does not believe its liability for remediation costs would exceed $150,000.

    In the case of contamination existing upon properties owned or controlled by the Partnership, the Partnership has established reserves which it deems adequate to meet its current remediation obligations.

    There can be no assurance that the Partnership will not be required to pay environmental compliance costs or incur liabilities that may be material in amount due to matters which arise in the future or are not currently known to the Partnership.

(6)  OPTION SHARES

    The Partnership has an Employee Option Plan which provides Limited Partnership Shares (the "Option Shares") to key employees of the Partnership. Options expire no later than 10 years from the date of grant. Following exercise of the options, the Management Partners and other key employees of the Partnership are expected to own, in the aggregate, 10% of the Partnership interests. Option Shares will be reserved for the Management Partners to maintain their 2% aggregate Partnership interest. Employee options vest over time and after the Partnership achieves certain financial targets. Under the Plan, 8,601 options are authorized for grant, of which 7,875 have been granted and are outstanding. In 1993, no options were granted. In 1992 and 1991, 900 and 780 options were granted at an average price of $484 and $550 per share, respectively. Options vested under the plan were 2,861 through December 31, 1993. There were 110 options exercised and no options canceled in 1993. There were 178 options exercised and no options canceled in 1992. No options were exercised or canceled in 1991. There were 290, 200 and 1,330 options forfeited in 1993, 1992 and 1991, respectively.

(7)  BUSINESS

    The Partnership is in one line of business. It manufactures engine, transmission and steering column components and distributes these components to manufacturers of transportation equipment and distributors of aftermarket parts.

    Sales to various plants, divisions or subsidiaries of General Motors and Ford were approximately 25% and 23%, respectively, of 1993 sales, 27% and 20%, respectively, of 1992 sales, and 31% and 15%, respectively, of 1991 net sales. Sales to SPX were 5%, 8%, and 8%, of 1993, 1992, and 1991 net sales, respectively. No other customer or group of customers under common control accounted for 10% or more of net sales in 1993. See Note 12 for a discussion of sales to related parties. Export sales were less than 10% of net sales for 1993, 1992, and 1991.

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8)  INVESTMENT IN AFFILIATES

    As of December 31, 1993 and 1992, investments as shown on the consolidated balance sheet included the Partnership's 40% interest in a Mexican affiliate and 50% interest in a U. S. joint venture for the production and sale of engine parts. The remaining 50% of the U.S. joint venture is owned equally by SPX and Riken. These investments are accounted for under the equity method. As of December 31, 1993 and 1992, approximately $1,818,000 and $1,527,000, respectively, of the Partnership's capital consisted of undistributed earnings of the investments. At December 31, 1993, the Partnership's prorata share of the Mexican affiliate's equity exceeded the carrying value of the investment recorded in the consolidated financial statements by approximately $1.8 million.

    Summarized combined financial information from the unaudited financial statements of the two affiliates was as follows:

                                                                                                  DECEMBER 31,
                                                                                            ------------------------
                                                                                             1993             1992
                                                                                            -------          -------
                                                                                             (THOUSANDS OF DOLLARS)
Current assets...........................................................................   $13,352          $13,745
Non-current assets.......................................................................    31,810           33,680
Current liabilities......................................................................     8,706           10,056
Non-current liabilities..................................................................     6,316            8,856
Equity...................................................................................    30,140           28,514

                                                                                         FOR THE YEARS ENDED DECEMBER
                                                                                                      31,
                                                                                         -----------------------------
                                                                                          1993       1992       1991
                                                                                         -------    -------    -------
                                                                                            (THOUSANDS OF DOLLARS)
Net sales.............................................................................   $36,005    $35,953    $34,680
Costs and expenses....................................................................    32,395     31,488     28,854
Earnings before interest..............................................................     3,610      4,197      5,834
Interest expense, net.................................................................       862      1,388      2,016
Net income............................................................................     1,309      1,879      3,795

(9)  SUPPLEMENTARY FINANCIAL INFORMATION

                                PROFIT AND LOSS

                                                                                      CHARGED TO COSTS AND EXPENSES
                                                                                           FOR THE YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                   -----------------------------------
                                                                                    1993          1992          1991
                                                                                   -------       -------       -------
                                                                                         (THOUSANDS OF DOLLARS)
Maintenance and repairs.........................................................   $29,578       $28,517       $25,844
Depreciation and amortization...................................................    20,377        19,090        18,655
Taxes, other than income taxes
  Payroll taxes.................................................................    10,484         9,895         8,514
  Other taxes...................................................................     4,146         4,664         4,175
Research and Development........................................................     3,429         3,835         3,599

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9)  SUPPLEMENTARY FINANCIAL INFORMATION (CONTINUED)

                                 BALANCE SHEET

                                                                                                  DECEMBER 31,
                                                                                             -----------------------
                                                                                              1993            1992
                                                                                             ------          -------
                                                                                             (THOUSANDS OF DOLLARS)
                                     ASSETS
Prepaid tooling...........................................................................   $9,212          $11,306

                                                                                                  DECEMBER 31,
                                                                                             -----------------------
                                                                                              1993             1992
                                                                                             -------          ------
                                                                                             (THOUSANDS OF DOLLARS)
                                  LIABILITIES
Accrued payrolls..........................................................................   $10,199          $8,620
Accrued employee benefit programs.........................................................     7,521           8,431
Accrued interest..........................................................................     4,428           4,530

(10)  RESERVE FOR LOSSES ON RECEIVABLES

     Changes in the reserve for losses on receivables were as follows:

                                                                                              (THOUSANDS OF DOLLARS)
BALANCE AT DECEMBER 31, 1990...............................................................           $  873
Amount charged to operations...............................................................               96
Accounts written off, net of recoveries....................................................                6
                                                                                                      ------
BALANCE AT DECEMBER 31, 1991...............................................................           $  975
Amount charged to operations...............................................................               94
Accounts written off, net of recoveries....................................................             (502)
                                                                                                      ------
BALANCE AT DECEMBER 31, 1992...............................................................           $  567
Amount charged to operations...............................................................               48
Accounts written off, net of recoveries....................................................               41
                                                                                                      ------
BALANCE AT DECEMBER 31, 1993...............................................................           $  656
                                                                                                      ------
                                                                                                      ------

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11)  PROPERTY, PLANT AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION

    Changes in property, plant and equipment accounts and in related accumulated depreciation for the years ended December 31, 1993, 1992 and 1991, are shown below:

                                                                                                   MACHINERY
                                                                                                      AND
PROPERTY, PLANT & EQUIPMENT, AT COST                                         LAND     BUILDINGS    EQUIPMENT     TOTAL
                                                                            ------    ---------    ---------    --------
                                                                                       (THOUSANDS OF DOLLARS)
BALANCE AT DECEMBER 31, 1990.............................................   $1,447    $ 48,347     $191,109     $240,903
  Additions and transfers, at cost.......................................       50       3,019       10,485       13,554
  Retirements and other, at cost.........................................        0           0         (335)        (335)
                                                                            ------    --------     --------     --------
BALANCE AT DECEMBER 31, 1991.............................................   $1,497    $ 51,366     $201,259     $254,122
  Additions and transfers at cost........................................        5       1,117       11,973       13,095
  Retirements and other, at cost.........................................        0           0       (1,373)      (1,373)
                                                                            ------    --------     --------     --------
BALANCE AT DECEMBER 31, 1992.............................................   $1,502    $ 52,483     $211,859     $265,844
  Additions and transfers at cost........................................        0         607       18,992       19,599
  Retirements and other, at cost.........................................        0      (3,020)      (8,070)     (11,090)
                                                                            ------    --------     --------     --------
BALANCE AT DECEMBER 31, 1993.............................................   $1,502    $ 50,070     $222,781     $274,353
                                                                            ------    --------     --------     --------
                                                                            ------    --------     --------     --------

                                                                                                 MACHINERY
                                                                                                    AND
              PROPERTY, PLANT & EQUIPMENT, ACCUMULATED DEPRECIATION                 BUILDINGS    EQUIPMENT     TOTAL
                                                                                    ---------    ---------    --------
                                                                                          (THOUSANDS OF DOLLARS)
BALANCE AT DECEMBER 31, 1990.....................................................    $25,662     $118,206     $143,868
  Additions-charged to operations................................................      1,191       14,562       15,753
  Deductions-retirements, renewals, transfers, dispositions, replacements........          0           76           76
                                                                                    --------     --------     --------
BALANCE AT DECEMBER 31, 1991.....................................................    $26,853     $132,844     $159,697
  Additions-charged to operations................................................      2,267       13,953       16,220
  Deductions-retirements, renewals, transfers, dispositions, replacements........          0       (1,179)      (1,179)
                                                                                    --------     --------     --------
BALANCE AT DECEMBER 31, 1992.....................................................    $29,120     $145,618     $174,738
  Additions-charged to operations................................................      2,222       15,254       17,476
  Deductions-retirements, renewals, transfers, dispositions, replacements........     (2,065)      (7,189)      (9,254)
                                                                                    --------     --------     --------
BALANCE AT DECEMBER 31, 1993.....................................................    $29,277     $153,683     $182,960
                                                                                    --------     --------     --------
                                                                                    --------     --------     --------

    The Partnership's plant, property and equipment and related accumulated depreciation for 1993 were impacted by the write-down to estimated fair market value of a foundry, which is scheduled to be closed in 1994, and the accelerated depreciation of assets used in the production of a product line scheduled to be discontinued. The impact of the foundry write-down on plant, property and equipment retirements was $3 million on buildings and $7.2 million on machinery and equipment, and the impact on accumulated depreciation retirement was $2.1 million on buildings and $6.3 million on machinery and equipment. The impact of the accelerated depreciation of assets used in the production of a product line scheduled to be discontinued was to increase additions to accumulated depreciation by $1.8 million.

(12)  RELATED PARTY TRANSACTIONS

    Sales to and purchases from affiliates, primarily with the aftermarket operations of SPX, are based upon negotiated prices. Sales to affiliates were $21, $28, and $27 million during the years ended December 31, 1993, 1992 and 1991, respectively. Sales to SPX were discontinued effective November 1, 1993, as a result of SPX's sale of its aftermarket operations. Purchases from affiliates were $2, $3, and $4 million during the years ended December 31, 1993, 1992 and 1991, respectively.

    Receivables from affiliates represent uncollected sales to the aftermarket operation of SPX, and unpaid management fees related to SPT (Europe).

    The Partnership has entered into service agreements with SPX whereby SPX administered certain insurance and administrative programs for the Partnership during 1993, 1992, and 1991. Costs of the insurance programs are based upon paid or accrued claims that relate directly to the Partnership.

    In July 1991, the Partnership began managing a European piston ring and cylinder sleeve business which was acquired in June 1991 by a partnership formed by SPX. In October 1992, a new partner effectively contributed its European piston ring business to this partnership in exchange for an equity ownership in the European partnership. The business produces piston rings and cylinder sleeves for

         SEALED POWER TECHNOLOGIES LIMITED PARTNERSHIP AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12)  RELATED PARTY TRANSACTIONS (CONTINUED)
European original equipment and replacement markets. It has manufacturing facilities in Barsinghausen, Germany; Vilanova, Spain; and Pringy, France. The Partnership receives a fee for managing the European business.

(13)  SUBSEQUENT EVENT

    Late in the fourth quarter of 1993, SPX determined that virtually all existing Partnership debt should be refinanced in anticipation of the purchase of Riken's 49% interest in the Partnership (Note 1), due to favorable prevailing interest rates, scheduled debt maturities, and to maintain the flexibility to grow through internal investments and acquisitions. The plan of refinancing includes an offering by SPX of $260 million of senior subordinated notes, which SPX expects to have completed by June 30, 1994. These notes are anticipated to bear interest at a rate of approximately 10% and will be due in or after the year 2002. At that time, the proceeds will be used to retire existing Partnership borrowings, including the $100 million of 14.5% Senior Subordinated Debentures, the Term Bank Loan, and the Revolving Credit Loans. Excess proceeds will be used to pay down the SPX revolving credit facility at that time.

(14) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                       TOTAL     FOURTH      THIRD     SECOND      FIRST
                     PARTNERSHIP RESULTS 1993:                          YEAR     QUARTER    QUARTER    QUARTER    QUARTER
                                                                       ------    -------    -------    -------    -------
                                                                                    (IN MILLIONS OF DOLLARS)
Net sales...........................................................   $391.6     $94.5      $91.5     $103.8     $101.8
Gross profit........................................................     56.5      12.9       13.0       16.1       14.5
Income before interest..............................................     27.6       3.1        7.1        9.7        7.7
Interest............................................................     27.1       6.7        6.8        6.9        6.7
Income (loss) before cumulative change in accounting method.........      0.5      (3.6)       0.3        2.8        1.0
Cumulative effect of change in accounting method....................    (89.5)      0.0        0.0        0.0      (89.5)
Income (Loss).......................................................    (89.0)     (3.6)       0.3        2.8      (88.5)

                                                                       TOTAL     FOURTH      THIRD     SECOND      FIRST
                     PARTNERSHIP RESULTS 1992:                          YEAR     QUARTER    QUARTER    QUARTER    QUARTER
                                                                       ------    -------    -------    -------    -------
                                                                                    (IN MILLIONS OF DOLLARS)
Net sales...........................................................   $355.2     $83.5      $87.2     $ 97.9     $ 86.6
Gross profit........................................................     56.9      11.6       13.9       17.8       13.6
Income before interest..............................................     33.0       7.0        9.1       10.5        6.4
Interest............................................................     29.3       6.9        7.3        7.5        7.6
Income (Loss).......................................................      3.7        .1        1.8        3.0       (1.2)

                                                                       TOTAL     FOURTH      THIRD     SECOND      FIRST
                     PARTNERSHIP RESULTS 1991:                          YEAR     QUARTER    QUARTER    QUARTER    QUARTER
                                                                       ------    -------    -------    -------    -------
                                                                                    (IN MILLIONS OF DOLLARS)
Net sales...........................................................   $319.8     $79.2      $82.2     $ 82.0     $ 76.4
Gross profit........................................................     45.3      11.0       12.0       12.4        9.9
Income before interest..............................................     23.3       5.5        6.4        7.4        4.0
Interest............................................................     32.1       7.9        8.2        7.9        8.1
Income (Loss).......................................................     (8.8)     (2.4)      (1.8)       (.5)      (4.1)

                               [Insert Pictures]

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                    ---------------------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Investment Considerations.............    12
Recent Developments...................    15
Use of Proceeds.......................    15
Capitalization........................    16
Pro Forma Consolidated Financial
  Statements..........................    17
Selected Historical Consolidated
  Financial Information...............    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    23
Business..............................    33
Description of the Bank Credit
  Agreement...........................    40
Description of the Notes..............    41
Underwriting..........................    66
Legal Matters.........................    67
Experts...............................    67
Available Information.................    67
Incorporation of Certain Documents by
  Reference...........................    68
Index to Consolidated Financial
  Statements..........................   F-1

- ------------------------------------------------------
- ------------------------------------------------------

                          ------------------------------------------------------
                          ------------------------------------------------------

                                     [LOGO]

                                  $260,000,000

                                SPX CORPORATION


                          11 3/4% SENIOR SUBORDINATED

                                 NOTES DUE 2002

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                            WERTHEIM SCHRODER & CO.
                                 INCORPORATED


                                  MAY 27, 1994


                          ------------------------------------------------------
                          ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Securities and Exchange Commission Registration Fee................   $ 89,656
        Printing Expenses..................................................    200,000
        Legal Fees and Expenses............................................    450,000
        Accounting Fees and Expenses.......................................    100,000
        Blue Sky Fees and Expenses.........................................     15,000
        NASD Filing Fee....................................................     26,500
        Trustee's Fees and Expenses........................................     10,000
        Rating Agency Fees.................................................     50,000
        Miscellaneous......................................................     50,000
                                                                              --------
        Total..............................................................   $991,156
                                                                              --------
                                                                              --------

     All amounts are estimated except for the Securities and Exchange Commission Registration Fee and the NASD Filing Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that the Company may, and in some circumstances must, indemnify the directors and officers of the Company against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions therein set forth. Substantially similar provisions that require such indemnification are contained in Article Thirteen of the Company's Restated Certificate of Incorporation. Article Thirteen of the Company's Restated Certificate of Incorporation also contains provisions limiting the liability of the Company's directors in certain instances. In addition, the Company has purchased insurance as permitted by Delaware law on behalf of directors, officers, employees or agents, which may cover liabilities under the Securities Act of 1933, as amended (the "Act").

     Reference is made to the Underwriting Agreement filed as Exhibit 1 hereto which provides for indemnification against certain liabilities, including liabilities under the Act.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER        DESCRIPTION OF EXHIBITS
- -------       -----------------------
1*            Form of Purchase Agreement.
4*            Form of Indenture (including Form of Note).
5*            Opinion of Gardner, Carton & Douglas as to legality of the Notes.
12            Computation of Ratio of Earnings to Fixed Charges.
23.1          Consent of Arthur Andersen & Co.
23.2*         Consent of Gardner, Carton & Douglas (included in Exhibit 5).
24*           Powers of Attorney of directors and certain officers of the Company are included on the signature page.
25*           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The
              Bank of New York, as Trustee under the Indenture.
- ------


 * Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan, on May 26, 1994.


                                  SPX CORPORATION




                                  By:         /s/ DALE A. JOHNSON *
                                      ----------------------------------------
                                        Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on May 26, 1994.



              SIGNATURE                               TITLE
              ---------                               -----
        /s/ DALE A. JOHNSON*           Chairman and Chief Executive
- -------------------------------------  Officer;
            Dale A. Johnson            Director

    /s/ CURTIS T. ATKISSON, JR.*       President and Chief Operating
- -------------------------------------  Officer; Director
        Curtis T. Atkisson, Jr.

         /s/ R. BUDD WERNER*           Vice President and
- -------------------------------------  Chief Financial and Accounting
             R. Budd Werner            Officer

       /s/ J. KERMIT CAMPBELL*         Director
- -------------------------------------
           J. Kermit Campbell

        /s/ FRANK A. EHMANN*           Director
- -------------------------------------
            Frank A. Ehmann

       /s/ EDWARD D. HOPKINS*          Director
- -------------------------------------
           Edward D. Hopkins

     /s/ CHARLES E. JOHNSON II*        Director
- -------------------------------------
         Charles E. Johnson II

        /s/ REUBEN W. KAPLAN*          Director
- -------------------------------------
            Reuben W. Kaplan

        /s/ RONALD L. KERBER*          Director
- -------------------------------------
            Ronald L. Kerber

        /s/ PETER H. MERLIN*           Director
- -------------------------------------
            Peter H. Merlin

       /s/ DAVID P. WILLIAMS*          Director
- -------------------------------------
           David P. Williams

*By:     /s/ JAMES M. SHERIDAN         Attorney-in-Fact
       ------------------------------
          James M. Sheridan

                                 EXHIBIT INDEX


EXHIBIT                                                                            SEQUENTIAL
NUMBER      DESCRIPTION OF EXHIBITS                                                PAGE NUMBER
- -------     -----------------------                                                -----------
1*          Form of Purchase Agreement..........................................
4*          Form of Indenture (including Form of Note)..........................
5*          Opinion of Gardner, Carton & Douglas as to validity of the Notes....
12          Computation of Ratio of Earnings to Fixed Charges...................
23.1        Consent of Arthur Andersen & Co.....................................
23.2*       Consent of Gardner, Carton & Douglas (included in Exhibit 5)........
24*         Powers of Attorney of directors and certain officers of the Company are included on the signature page..................................
25*         Form T-1 Statement of Eligibility under the Trust Indenture Act of
            1939 of The Bank of New York, as Trustee under the Indenture........
- ----------


 * Previously filed.

                              GRAPHICS APPENDIX


        The inside front cover and inside back cover of the Prospectus include pictures of certain of the Company's products. Set forth below are the captions accompanying these pictures:

SPX produces and markets specialty service tools for the repair and maintenance of motor vehicles by franchised dealers. Specialty tools, like those pictured, are essential for performing warranty repair and maintenance work by franchised dealers.

Hand-held scan tools, like the Company's Monitor Series, and the DRB III (pictured), enable professional vehicle technicians to quickly diagnose problems in today's complex vehicle electronic systems.

SPX designs, produces and markets engine performance test equipment. Pictured are Bear 400 and Allen Testproducts SEA engine analyzers. The Bear 400 is PC-based, while the Allen Testproducts SEA uses dedicated electronic circuitry. These products solve difficult engine performance problems in today's complex vehicles.

The Company produces and markets specialty tools and equipment for the repair and maintenance of stationary and mobile air conditioning and refrigeration equipment. Pictured are several models of the Company's patented system for the recovery and recycling of environmentally harmful refrigerants.

SPX produces automatic transmission fluid filters for vehicle manufacturers and aftermarket customers such as dealer service organizations, private brand manufacturers, rebuilders, repackagers, and quick-lube franchise organizations.

SPX supplies pulse-width modulated solenoid valves for automatic transmissions, and is an emerging producer of on/off linear force motor solenoid valves.

These complex die-castings are used in automotive steering, climate control, and suspension systems. SPX produces these die-castings for North American and European vehicular original equipment manufacturers.

Through manufacturing facilities in North America and Europe, SPX produces piston rings and cylinder liners.